UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
BLACKROCK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023 Proxy Statement

Notice of Annual Meeting

May 24, 2023

BlackRock.

Generating Long-Term Shareholder Value

BlackRock, Inc. (“BlackRock” or the “Company”) is a global asset manager with approximately 19,800 employees in more than 30 countries as of December 31, 2022. BlackRock’s focus remains on delivering the best financial returns for each and every client – in-line with their objectives and goals – and our diverse solutions provide our clients with more choices to address their unique priorities.

BlackRock’s diversified platform of active, index and cash management investment strategies across asset classes enables us to offer choice and asset allocation solutions for clients. Our investment platform is supported by our technology and risk management system, Aladdin®, and we offer technology services to a broad base of institutional and wealth management clients. Our diversification and model of providing clients with choice helps us build deeper and broader relationships with more clients across market environments.

We have continuously invested in our business to build the industry’s most comprehensive and integrated investment and technology platform, and we believe the stability of our platform drives strong, long-term performance, which enhances BlackRock’s ability to:

Generate	Leverage our scale	Return capital to

differentiated	for the benefit of our	shareholders on

organic growth	stakeholders	a consistent and

predictable basis

Over the long term, we have demonstrated our ability to generate organic growth and execute with scale. We have prioritized investment in our business to first drive growth and then return excess cash flow to shareholders. Our capital return strategy has been balanced between dividends, where we target a 40-50% payout ratio, and a consistent share repurchase program.

Our framework for generating long-term shareholder value was developed in close collaboration with our Board of Directors (the “Board”), and the Board actively oversees our broader strategy and our ability to successfully execute it.

In 2023, we will continue to focus on the long term and strategically and efficiently invest in BlackRock to deliver growth to benefit our stakeholders. BlackRock’s strategy, which has always been guided by our clients’ needs, is to keep alpha at the heart of BlackRock; accelerate growth in iShares, private markets, and Aladdin; deliver whole portfolio advice and solutions to our clients; and be the global leader in sustainable investing. Looking ahead, we have deep conviction in our strategy and ability to execute with scale and expense discipline.

BlackRock, Inc. 50 Hudson Yards New York, New York, 10001

April 14, 2023

To Our Shareholders:

Just as BlackRock is a fiduciary to our clients, helping them invest for the future, I recognize many of you are investing in BlackRock to achieve your own investment goals, and I want to thank you for your continued support and confidence in our company.

We welcome you to join us virtually on May 24, 2023, at 8:00 a.m. EDT for BlackRock’s Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/BLK2023. You may vote your shares via the Internet and submit questions before and during the meeting. As we do each year, we will address the voting items in this year’s Proxy Statement and take your questions. Regardless of whether you plan to join the meeting, your vote is important, and we encourage you to review the enclosed materials and submit your proxy.

2022 was a year of transition and a complex market environment for our clients. We witnessed transformations in the geopolitical world order that rewired globalization and supply chains, upended assumptions about inflation, and drove the normalization of monetary policy.

In contrast to the near 20% positive returns in the global equity markets in 2021, 2022 ended with deep negative returns for both global stocks and bonds – down nearly 20% and 14%, respectively. This was the first time in decades that both stock and bond markets were down at the same time.

While our financial results and near-term stock price movements are not immune to market headwinds, our performance in 2022 has only given us more conviction in our strategy and ability to deliver differentiated growth over the long term.

We built BlackRock because we believe in the power of the capital markets, their long-term growth and the importance of being invested in them. Over many years, we have built the most comprehensive platform to help our clients meet their investment objectives and deliver better outcomes for their portfolios. The money we manage belongs to our clients. We provide them choice so that their portfolios can be tailored to match the preferences and goals unique to each of them. Our job is to then deliver the best financial return based on their preferences.

BlackRock generated over $300 billion of net inflows and positive organic base fee growth in 2022. These industry-leading flows reflect the decisions by thousands of organizations and investors that continually place their trust in BlackRock. The consistency of our results – across both good and bad markets – comes from our clients’ confidence in BlackRock’s performance, guidance, and fiduciary standard.

Flows were positive across each of our three regions, led by $230 billion of long-term net inflows from clients in the United States. We generated organic growth across index and active and across all long-term asset classes – from fixed income to equity to multi-asset to alternatives – as clients turned to BlackRock for solutions across their whole portfolios. iShares led the global ETF industry with $220 billion of net inflows, including record flows into bond ETFs. We continued to scale our private markets platform, raising $35 billion of client capital, with particular strength in private credit and infrastructure. And we saw record net new sales of Aladdin, further underscoring its importance in periods of market volatility.

Over the past five years, BlackRock has delivered an aggregate $1.8 trillion in total net inflows, or 5% average organic asset growth, compared to flat or negative industry flows. Over this five-year time period, markets have had both rallies and contractions, but BlackRock has always delivered growth, reflecting the power of our diversified platform.

We have deep conviction in our ability to continue generating differentiated organic growth over the long term, and we continue to invest in our platform and embrace new market opportunities to stay ahead of our clients’ evolving needs. After first investing for future growth, we remain committed to systematically returning excess cash to shareholders through a combination of dividends and share repurchases. In 2022, we returned a record $4.9 billion to shareholders, including $1.9 billion of share repurchases, an increase of over 30% from 2021.

Like our clients – pensions, insurers, governments, and individual investors – BlackRock’s focus remains on investing for the long term. The current environment offers incredible opportunities for long-term investors, and we enter 2023 well-positioned and confident in our ability to deliver for our clients, employees, and shareholders.

BlackRock is fortunate to have a diverse and engaged Board of Directors, who act as stewards on behalf of our stakeholders in overseeing BlackRock’s management and operations. BlackRock’s Board plays an integral role in our governance, strategy, growth and success. It has always been important that our Board functions as a key strategic governing body that both challenges and advises our leadership team and guides BlackRock into the future. It is also critical that we have a robust corporate governance framework to ensure we are executing on our strategy, fulfilling our fiduciary responsibilities to clients and serving all of our stakeholders over the long term.

We have always emphasized the connection between BlackRock taking a long-term view of our business and delivering differentiated growth for shareholders. Many of BlackRock’s biggest successes have grown out of times of uncertainty and disruption. Like our clients –pensions, insurers, governments, and individual investors – BlackRock’s focus remains on investing for the long term. The current environment offers incredible opportunities for long-term investors, and we enter 2023 well-positioned and confident in our ability to deliver for our clients, employees, and shareholders.

Thank you again for your continued commitment to BlackRock.

Sincerely, Laurence D. Fink
Chairman and Chief Executive Officer

BLACKROCK, INC. 2023 PROXY STATEMENT

  Notice of 2023

  Annual Meeting of

  Shareholders

Annual Meeting of Shareholders

Date & Time	Location	Record Date

Wednesday, May 24, 2023	www.virtualshareholdermeeting.com/	Thursday, March 30, 2023

8:00 a.m. EDT	BLK2023

Voting Matters

At or before the 2023 Annual Meeting of Shareholders (“Annual Meeting”), we ask that you vote on the following items:

Proposal	Board Recommendation	Page Reference

Item 1 Election of Directors	Vote FOR each director nominee	11

Item 2 Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers	Vote FOR	53

Item 3 Approval, in a Non-Binding Advisory Vote, of the Frequency of Future Executive Compensation Advisory Votes	Vote ONE YEAR	95

Item 4 Ratification of the Appointment of the Independent Registered Public Accounting Firm	Vote FOR	96

Item 5 Shareholder Proposal – Civil Rights, Non-Discrimination and Returns to Merit Audit	Vote AGAINST	99

Item 6 Shareholder Proposal – Production of a Report on BlackRock’s Ability to “Engineer Decarbonization in the Real Economy”	Vote AGAINST	102

Item 7 Shareholder Proposal – Impact Report for Climate-Related Human Risks of iShares U.S. Aerospace and Defense Exchange-Traded Fund	Vote AGAINST	105

BLACKROCK, INC. 2023 PROXY STATEMENT

Your vote is important — How to vote:

Internet	Mail
Visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the web page.	Complete and sign the proxy card and return it in the enclosed postage pre-paid envelope.

Telephone	During the Meeting

If your shares are held in the name of a broker, bank or other nominee: follow the telephone voting instructions, if any, provided on your voting instruction card.

If your shares are registered in your name: call 1-800-690-6903 and follow the telephone voting instructions. You will need the control number that appears on your proxy card.

This year’s meeting will be virtual. For details on voting your shares during the Annual Meeting, see “Questions and Answers About the Annual Meeting and Voting.”

Please note that we are furnishing proxy materials and access to our Proxy Statement to our shareholders via our website instead of mailing printed copies. This helps us save costs and reduce our impact on the environment.

Beginning on April 14, 2023, we will mail or otherwise make available to each of our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials and vote online. If you attend the Annual Meeting virtually, you may withdraw your proxy and vote online during the Annual Meeting if you so choose.

Your vote is important, and we encourage you to vote promptly, whether or not you plan to attend the Annual Meeting.

List of Shareholders Entitled to Vote at the Annual Meeting:

For information regarding how to access the names of registered shareholders entitled to vote at the Annual Meeting, see “Who is entitled to vote?” under “Questions and Answers About the Annual Meeting and Voting” in this Proxy Statement.

By Order of the Board of Directors,

R. Andrew Dickson III Corporate Secretary April 14, 2023	BlackRock, Inc. 50 Hudson Yards New York, New York 10001

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be held on Wednesday, May 24, 2023: our Proxy

Statement and 2022 Annual Report are available free of charge on our website at https://ir.blackrock.com/

BLACKROCK, INC. 2023 PROXY STATEMENT

[THIS PAGE INTENTIONALLY LEFT BLANK]

Index of Frequently Requested Information

BlackRock’s Impact on its People	40

Board and Committee Oversight of Cybersecurity	36

Board and Committee Oversight of Sustainability	36

Board Diversity	14

CEO Pay Ratio	89

Clawback Policy	81

Director Skills and Experience Matrix	15

Hedging and Pledging Policy	80

Pay Versus Performance	90

Peer Group	66

Public Policy Engagement	43

Stock Ownership Guidelines for Directors	45

Stock Ownership Guidelines for NEOs	80

Sustainability at BlackRock	38

BLACKROCK, INC. 2023 PROXY STATEMENT    I

Helpful Resources

Where You Can Find

More Information

Annual Meeting

Proxy Statement:

https://ir.blackrock.com/financials/annual-reports-and-proxy

Annual Report:

https://ir.blackrock.com/financials/annual-reports-and-proxy

Voting Your Proxy via the Internet Before the

Annual Meeting:

www.proxyvote.com

Board of Directors

https://ir.blackrock.com/governance/board-of-directors

Communications with the Board

https://ir.blackrock.com/governance/governance-overview under the heading “Contact Our Board of Directors”

Governance Documents

https://ir.blackrock.com/governance/governance-overview

•	Categorical Standards of Director Independence

•	Corporate Governance Guidelines

•	Committee Charters

•	Code of Business Conduct and Ethics

•	Code of Ethics for Chief Executive and Senior Financial Officers

•	Lead Independent Director Guidelines

Investor Relations

https://ir.blackrock.com

Sustainability

www.blackrock.com/corporate/sustainability

Other

Public Policy “Insights”:

www.blackrock.com/corporate/insights/public-policy

Lobbying Disclosure Act:

https://lda.senate.gov/system/public/

Federal Election Commission:

www.fec.gov/data/reports/pac-party

Definition of Certain Terms

or Abbreviations

AUM	Assets under Management

CEO	Chief Executive Officer

CFO	Chief Financial Officer

Committees	The Audit; Management Development & Compensation; Nominating, Governance & Sustainability; Risk and Executive Committees

COO	Chief Operating Officer

Deloitte	Deloitte & Touche LLP

GAAP	Generally Accepted Accounting Principles in the United States

GEC	Global Executive Committee

MDCC	Management Development & Compensation Committee

NEO	Named Executive Officer

NGSC	Nominating, Governance & Sustainability Committee

NTM	Next Twelve Months

NYSE	New York Stock Exchange

PAC	Political Action Committee

RSU	Restricted Stock Unit

SASB	Sustainability Accounting Standards Board

SEC	Securities and Exchange Commission

TCFD	Task Force for Climate-Related Financial Disclosures

Traditional Peers	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price

II    BLACKROCK, INC. 2023 PROXY STATEMENT

Proxy Summary

This summary provides an overview of selected information in this year’s Proxy Statement, which is first being sent or made available to shareholders on April 14, 2023. We encourage you to read the entire Proxy Statement before voting.

Annual Meeting of Shareholders

Date & Time	Location	Record Date

Wednesday, May 24, 2023	www.virtualshareholdermeeting.com/	Thursday, March 30, 2023
8:00 a.m. EDT	BLK2023

Voting Matters

Shareholders will be asked to vote on the following matters at the Annual Meeting:

Proposal	Board Recommendation	Page Reference

Item 1. Election of Directors The Board believes that each of the director nominees has the knowledge, experience, skills and background necessary to contribute to an effective and well-functioning Board.	Vote FOR each director nominee	11

Item 2. Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers BlackRock seeks a non-binding advisory vote from its shareholders to approve the compensation of the NEOs as disclosed in this Proxy Statement. The Board values the opinions of our shareholders and will take into consideration the outcome of the advisory vote when considering future executive compensation decisions.	Vote FOR	53

Item 3. Approval, in a Non-Binding Advisory Vote, of the Frequency of Future Executive Compensation Advisory Votes BlackRock seeks a non-binding advisory vote from its shareholders to recommend the frequency of future executive compensation advisory votes for the NEOs. The Board values the opinions of our shareholders and will take into account the outcome of this advisory vote when considering the frequency with which future executive compensation advisory votes are conducted.	Vote ONE YEAR	95

Item 4. Ratification of the Appointment of the Independent Registered Public Accounting Firm The Audit Committee has appointed Deloitte to serve as BlackRock’s independent registered public accounting firm for the 2023 calendar year and this appointment is being submitted to our shareholders for ratification. The Audit Committee and the Board believe that the continued retention of Deloitte to serve as BlackRock’s independent auditor is in the best interests of the Company and its shareholders.	Vote FOR	96

Item 5. Shareholder Proposal – Civil Rights, Non-Discrimination and Returns to Merit Audit The Board believes that the actions requested by the proponent are unnecessary and not in the best interest of our shareholders.	Vote AGAINST	99

Item 6. Shareholder Proposal – Production of a Report on BlackRock’s Ability to “Engineer Decarbonization in the Real Economy” The Board believes that the actions requested by the proponent are unnecessary and not in the best interest of our shareholders.	Vote AGAINST	102

Item 7. Shareholder Proposal – Impact Report for Climate-Related Human Risks of iShares U.S. Aerospace and Defense Exchange-Traded Fund The Board believes that the actions requested by the proponent are unnecessary and not in the best interest of our shareholders.	Vote AGAINST	105

BLACKROCK, INC. 2023 PROXY STATEMENT	1

Proxy Summary  |  Governance Highlights

What’s New?

We continually review our approach to corporate governance, sustainability and compensation to make certain that BlackRock is in a position to consistently deliver on its commitment to maintaining a culture of high performance, collaboration, innovation and fiduciary responsibility. We believe providing a broader understanding of our perspectives on certain items will be beneficial to you as you consider this year’s voting matters. This year’s new or updated items include:

• Enhanced disclosures regarding Board and Committee self-evaluations – see “Board Self-Evaluation Process” on page 29	• Disclosure on Pay Versus Performance – see “Pay Versus Performance” on page 90

Governance Highlights

Board Composition

(16 director nominees)

The Board believes that its size, albeit larger than the average public company board, helps to achieve the diversity of thought, experience and geographical expertise necessary to oversee our large and complex global business. The range of insights and experience of our Board supports BlackRock’s business and strategic growth areas, which include our diverse platform of alpha-seeking active, index and cash management investment strategies across asset classes, as well as technology services and advisory services and solutions.

The NGSC regularly reviews the overall composition of the Board and its Committees to assess whether it reflects the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to BlackRock’s current and future global business and strategy.

Board Tenure

The Board considers the tenure of our incumbent directors to help maintain an overall balance of experience, continuity and fresh perspective.

Board Refreshment

Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience and qualifications, introduce new perspectives and broaden and diversify the views and experience represented on the Board.

Board Independence and Leadership

Each year the Board reviews and evaluates our Board leadership structure. The Board has appointed Laurence D. Fink as its Chairman and Murry S. Gerber as its Lead Independent Director.

2	BLACKROCK, INC. 2023 PROXY STATEMENT

Proxy Summary  |  Governance Highlights

Board Profile and Diversity

BlackRock and its Board believe diversity in the boardroom is critical to the success of the Company and its ability to create long-term value for our shareholders. The diverse backgrounds of our individual directors help the Board better oversee BlackRock’s management and operations and assess risk and opportunities for the Company from a variety of perspectives.

The Board has and will continue to take into consideration diversity in gender, race/ethnicity, age, career experience and nationality – as well as diversity of mind – when considering director candidates.

Director self-identification of race/ethnicity: • 1 Black / African American • 1 Hispanic / Latin American • 1 Middle Eastern / North African

Core Director Qualifications and Experience

The NGSC and the Board take into consideration a number of factors and criteria when reviewing candidates for nomination to the Board. Core qualifications and areas of expertise represented by our director nominees include the following. For full descriptions of the qualification and experience categories, see “Director Skills and Experience Matrix” on page 15.

Oversight of Sustainability by BlackRock’s Board and Committees

BlackRock’s governance of sustainability-related matters reflects our commitment to strong leadership and oversight of such matters at the senior management and Board levels. At BlackRock, sustainability issues are integrated into and regularly part of Board-level discussions of firm and business line strategy, and responsibility for sustainability oversight is shared across the full Board and its Committees.

Topics such as the following were reviewed by the Board and its Committees in the past year:

•	Sustainable and transition investment solutions and product offerings, as well as their performance

•	BlackRock’s approach to engagement with stakeholders on material governance and business matters

•	Corporate sustainability strategy and disclosures

•	Human capital management strategies, including diversity, equity and inclusion (“DEI”)

•	Sustainability-related legal and regulatory developments for products and issuers

•	Public policy priorities and activities

•	BlackRock’s philanthropic program and strategy

BLACKROCK, INC. 2023 PROXY STATEMENT	3

Proxy Summary  |  Governance Highlights

Our Director Nominees

	Age at Record Date		Committee Memberships (effective following the Annual Meeting)
Nominee		Director since	Audit	MDCC	NGSC	Risk	Executive
Bader M. Alsaad Chairman of the Board and Director General of the Arab Fund for Economic & Social Development	65	2019			●	●
Pamela Daley Former Senior Vice President of Corporate Business Development, General Electric Company	70	2014	●			●	●
Laurence D. Fink Chairman and CEO of BlackRock	70	1999					●
William E. Ford Chairman and CEO of General Atlantic	61	2018		●	●		●
Fabrizio Freda President and CEO of Estée Lauder Companies Inc.	65	2012			●
Murry S. Gerber | Lead Independent Director Former Chairman and CEO of EQT Corporation	70	2000			●		●
Margaret “Peggy” L. Johnson CEO of Magic Leap, Inc.	61	2018	●	●
Robert S. Kapito President of BlackRock	66	2006
Cheryl D. Mills Founder and CEO of BlackIvy Group	58	2013		●	●
Gordon M. Nixon Former President and CEO of Royal Bank of Canada	66	2015		●	●		●
Kristin C. Peck CEO of Zoetis, Inc.	51	2021	●

Charles H. Robbins Chairman and CEO of Cisco Systems, Inc.	57	2017				●

Marco Antonio Slim Domit Chairman of Grupo Financiero Inbursa, S.A.B. de C.V.	54	2011	●	●

Hans E. Vestberg Chairman and CEO of Verizon Communications, Inc.	57	2021	●

Susan L. Wagner Former Vice Chairman of BlackRock	61	2012	●			●	●

Mark Wilson Former CEO of Aviva plc and former President and CEO of AIA	56	2018	●			●
Number of Committee Meetings in 2022:			13	7	6	7	1

● Chairperson

4	BLACKROCK, INC. 2023 PROXY STATEMENT

Proxy Summary  |  Governance Highlights

Governance Practices

We are vocal advocates for the adoption of sound corporate governance policies that include strong Board leadership and strategic deliberation, prudent management practices and transparency.

Highlights of our governance practices include:

•	Annual election of directors

•	Majority voting for directors in uncontested elections

•	Lead Independent Director may call special meetings of directors without management present

•	Executive sessions of independent directors

•	Annual Board and Committee self-evaluations

•	Risk oversight by Board and Committees

•	Strong investor outreach program

•	Meaningful stock ownership requirements for directors and GEC members

•	Annual advisory vote on executive compensation
•	Proxy access for shareholders

•	Shareholder right to call special meetings

•	Annual review of Committee charters and Corporate Governance Guidelines

•	Human capital management oversight by the Board and its Committees

•	NGSC oversight of corporate and investment stewardship-related policies and programs relating to environmental and other sustainability matters; BlackRock’s philanthropic program and strategy; and corporate political activities

Stock Ownership Guidelines

Our stock ownership guidelines require the Company’s GEC members to own shares with a target value of:

•	$10 million for the CEO;

•	$5 million for the President; and

•	$2 million for all other GEC members.

As of December 31, 2022, all NEOs exceeded our stock ownership guidelines.

Shareholder Engagement and Outreach

Our Shareholder Engagement Process

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them. We report back to our Board on this engagement as well as specific issues to be addressed.

In the fall of 2022, we reached out to stewardship officers at our 50 largest shareholders, representing approximately 65% of our outstanding shares, to discuss corporate governance, executive compensation and other topics outside of the proxy season. These engagement were led by our Corporate Secretary and Head of Investor Relations, and included members from the Executive Compensation and Corporate Sustainability teams.

BLACKROCK, INC. 2023 PROXY STATEMENT	5

Proxy Summary  |  Compensation Discussion and Analysis Highlights

Compensation Discussion and

Analysis Highlights

Compensation Policies and Practices

Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do

  Review pay and performance alignment;

  Balance short- and long-term incentives, cash and equity, and fixed and variable pay elements;

  Maintain a clawback policy that allows for the recoupment of annual and long-term performance-based compensation in the event that financial results require a significant restatement due to the actions of an employee;

  Provide for the forfeiture of equity awards upon certain restrictive covenant breaches and other actions constituting cause for termination;

  Require one-year minimum vesting for awards granted under the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan (the “Stock Plan”);

  Maintain meaningful stock ownership and retention guidelines;

  Prohibit hedging, pledging or short selling of BlackRock securities by Section 16 officers and directors;

  Limit perquisites;

  Assess compensation risk;

  Recommend one-year frequency of future executive compensation advisory votes;

  Solicit an annual advisory vote on executive compensation; and

  Annually review the independence of the compensation consultant retained by the MDCC.

What We Don’t Do

  No ongoing employment agreements or guaranteed compensation arrangements for NEOs;

  No automatic single trigger vesting of equity awards or transaction bonus payments upon a change-in-control;

  No dividends or dividend equivalents on unearned RSUs, stock options or stock appreciation rights;

  No repricing of stock options;

  No cash buyouts of underwater stock options;

  No tax reimbursements for perquisites;

  No tax gross-ups for excise taxes;

  No supplemental retirement benefits for NEOs; and

  No supplemental severance benefits for NEOs beyond standard severance benefits under BlackRock’s Severance Pay Plan (the “Severance Plan’’).

Incentive Program – Pay-for-Performance Highlights

Our total annual compensation structure embodies our commitment to align pay with performance, as highlighted in the following Compensation Discussion and Analysis sections:

What to Look for	Where to Find it

Compensation program objectives	“Our Compensation Program” beginning on page 61

NEO pay determinations based on performance assessments that use weighted performance areas and pre-set objectives	“How We Determine Total Incentive Amounts for NEOs” on page 8

Financial performance as the highest weighted input for assessments, including relative performance	“2022 Financial Performance” on page 57 “2022 NEO Compensation and Performance Summaries” beginning on page 67

Total incentive outcomes tied formulaically to percentage ranges	“Pay and Performance Alignment for NEOs – Total Incentive Award Determination” on page 58 “NEO Total Annual Compensation Summary” on page 59

Disclosure of actual performance of historical long-term incentive awards and pre-set financial goals for newly granted awards	“2022 BPIP Award Determination Matrix” on page 63 “2019 BPIP Award: Actual Performance and Payout” on page 64

Disclosure of pay versus performance outcomes	“Historical Outcomes – CEO and Other NEO Compensation Growth vs. BlackRock’s Financial Growth” on page 60 “Pay Versus Performance” on page 90

6	BLACKROCK, INC. 2023 PROXY STATEMENT

Proxy Summary  |  Compensation Discussion and Analysis Highlights

2022 Financial Performance(1)

Throughout BlackRock’s history, we have consistently invested in our business with a long-term focus and commitment to servicing clients across market environments. While 2022 was one of the most challenging market environments in over 50 years, clients around the world once again turned to BlackRock for advice and assistance to construct more resilient portfolios.

We generated $307 billion of total net inflows for the full year, representing 3% organic asset growth and positive organic base fee growth, compared to flat or negative industry flows. In addition, we once again demonstrated our agility in prudently managing expenses in the face of ongoing market and foreign exchange headwinds, and returned a record $4.9 billion to shareholders through a combination of dividends and share repurchases. Long-term investment performance results across our alpha-seeking and index strategies as of December 31, 2022 remained strong and are detailed in Part I, Item 1 – Business of our Annual Report on Form 10-K for the year ended December 31, 2022 (our “2022 Form 10-K”). BlackRock will continue to prudently invest in our business for the long term, and seek to deliver value for our stakeholders, including strong outcomes for clients and durable returns for shareholders.

Differentiated Organic Growth	Operating Leverage

BlackRock generated 3% organic asset growth and positive organic base fee growth in 2022, while revenue was impacted by market and foreign exchange headwinds	BlackRock’s 2022 Operating Margin, as adjusted, of 42.8% remains higher than peers

Consistent Capital Return	Earnings Per Share

BlackRock returned $4.9 billion to shareholders in 2022, including $1.9 billion in share repurchases	BlackRock’s 2022 diluted earnings per share, as adjusted, of $35.36 declined versus 2021 primarily due to revenue headwinds related to negative market and foreign exchange movements

(1)

Amounts in this section, where noted, are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A. Beginning in the first quarter of 2022, BlackRock updated the definitions of operating income, as adjusted, operating margin, as adjusted, and net income attributable to BlackRock, Inc., as adjusted, to include adjustments related to amortization of intangible assets, other acquisition-related costs, including compensation costs for non-recurring retention-related deferred compensation awards, and contingent consideration fair value adjustments incurred in connection with certain acquisitions (the “2022 non-GAAP adjustments”). Such measures have been recast for 2021 and 2020 to reflect the inclusion of the 2022 non-GAAP adjustments. Unless otherwise indicated, references to operating income, as adjusted, operating margin, as adjusted, and net income attributable to BlackRock, Inc., as adjusted, in this Proxy Statement refer to the definitions of such terms that reflect the 2022 non-GAAP adjustments.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

BLACKROCK, INC. 2023 PROXY STATEMENT	7

Proxy Summary  |  Compensation Discussion and Analysis Highlights

How We Pay NEOs

Each of BlackRock’s NEOs, through their various roles and responsibilities, contributes to the firmwide objectives summarized below. Under the NEO total incentive award determination framework, the MDCC assesses each NEO’s performance individually, based on three categories, with 50% of the award opportunity dependent on BlackRock’s achievement of financial performance goals, 25% dependent on BlackRock’s progress towards meeting our strategic objectives as measured by our business strength, and 25% dependent on BlackRock’s progress towards meeting its environmental, social and governance (“ESG”) and organizational priorities. The MDCC’s performance assessment is directly related to each NEO’s total incentive outcome, which includes all variable pay.

For each NEO’s performance assessment, please refer to the section “2022 NEO Compensation and Performance Summaries” on page 67.

How We Determine Total Incentive Amounts for NEOs

BlackRock Performance % of Award Opportunity	Measures	Indicative BlackRock Performance Metrics

		2021	2022

Financial Performance	Net New Base Fee Growth	11%	+0%
	Net New Business ($ billions)	$540	$307
	Operating Income, as adjusted(1) ($ millions)	$7,747	$6,711
	Year-over-year change		(13)%
	Operating Margin, as adjusted(1)	46.8%	42.8%
	Year-over-year change		(400)bps
	Diluted Earnings Per Share, as adjusted(1)	$40.51	$35.36
	Year-over-year change		(13)%

Shareholder Value Data	BLK	Traditional Peers(2)	S&P 500

NTM P/E Multiple(3)	21.0x	11.7x	16.7x

Total Shareholder Return(4) (1-year)	(20.4)%	(21.1)%	(18.1)%

Total Shareholder Return(4) (3-year)	51.7%	32.9%	24.8%

Total Shareholder Return(4) (5-year)	56.8%	11.6%	56.9%

Business Strength

Deliver on commitments to clients

•  Clients around the world once again turned to BlackRock in a historically difficult year for financial markets, entrusting the firm with $307 billion of net new assets, representing 3% organic asset growth and positive base fee growth, even as the broader asset management industry experienced net outflows and negative base fee growth.

•  BlackRock continued to deliver strong investment performance for clients, with over 80% of Active Taxable Fixed Income assets and 60% of Active Equity assets outperforming their respective benchmarks for the trailing 3- and 5-year periods, despite challenged 1-year performance.

•  Over 97% of the firm’s Index Equity and 90% of Index Fixed Income assets were within index tracking tolerance across 1-, 3- and 5-year horizons.

Grow with our clients’ needs and evolve how we serve clients

•  Leveraged BlackRock’s scale and diversification in response to the dynamic market environment and client needs, including growing as a whole portfolio advisor to secure record long-term net inflows of nearly $200 billion from institutional clients, and expanding Aladdin client solutions to generate record $1.4 billion in technology services revenue.

•  BlackRock’s diversified suite of iShares products earned the industry’s #1 market share of net new business, including achieving record net inflows in Fixed Income ETF assets and generating over $1 billion in net inflows for over 70 different iShares ETFs.

Lead in a changing world

•  Expanded Voting Choice throughout 2022, empowering institutional clients in certain pooled vehicles to participate more directly in the proxy voting process. Clients representing over $500 billion in AUM have chosen to participate in Voting Choice to express their preferences.

Deliver sustainable solutions to meet client demand

•  Grew sustainable AUM organically by 14% to $586 billion, demonstrating that BlackRock continues to be a fiduciary-of-choice for clients with sustainable investing needs.

•  Established a new transition investing platform, BlackRock “Transition Capital”, to source and accelerate the progress of global investment opportunities for clients at the intersection of energy, sustainability and infrastructure.

8	BLACKROCK, INC. 2023 PROXY STATEMENT

Proxy Summary  |  Compensation Discussion and Analysis Highlights

ESG and Organizational Strength

Corporate sustainability

•  Continued to deliver on the firm’s commitment to transparency of BlackRock’s corporate sustainability disclosures, including publishing enhanced SASB, U.S. EEO-1 and TCFD-aligned reporting.

•  Made improvements to the internal tracking and data related to BlackRock’s sustainability-related operations, practices and impact, including onboarding a digital enterprise climate platform for high-quality carbon footprint data.

Talent pipeline and development

•  BlackRock continued to progress CEO and President succession plans and leveraged existing succession plans in over 80% of GEC and key Managing Director role changes, including for the CFO, Global Head of Human Resources and Chief Client Officer.

•  Expanded guided learning resources and engagement for employees through the BlackRock Academies, including a 94% employee completion rate of BlackRock Citizenship Academy courses that are designed to provide employees with a foundational knowledge of BlackRock’s businesses and culture.

Diversity, equity and inclusion

•  Released BlackRock’s inaugural Global DEI Annual Report, which included detailed disclosure of the Company’s gender and U.S. racial and ethnic workforce composition, aligning with BlackRock’s belief in transparent and accountable diversity reporting.

•  Improved workforce representation across all measured underrepresented populations, including increases of more than 100 basis points for the percentage of senior female and U.S. Black talent and 50 basis points for the percentage of U.S. Latinx talent. Progress toward senior U.S. Black and U.S. Latinx talent goals was diluted by the attrition of such talent, however.

Purpose and culture

•  Successfully reinforced the importance of the Company’s culture and purpose, with 94% of employees reporting understanding of the BlackRock Principles and 88% understanding how their work contributes to BlackRock’s purpose of helping more and more people experience financial well-being (per BlackRock employee opinion survey).

•  Launched a firmwide connectivity initiative featuring special company events, such as Knowing BlackRock gatherings, that helped improve the proportion of employees reporting a “connection to BlackRock culture” by 4 percentage points to 77% (per BlackRock employee opinion survey).

(1)	Amounts are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

(3)	NTM P/E multiple refers to the Company’s share price as of December 30, 2022, divided by the consensus estimate of the Company’s expected earnings over the next 12 months. Sourced from FactSet.

(4)	Total Shareholder Return is defined as the change in share price plus reinvested dividends, measured through December 30, 2022.

BLACKROCK, INC. 2023 PROXY STATEMENT	9

Proxy Summary  |  Compensation Discussion and Analysis Highlights

NEO Total Annual Compensation Summary

Following a review of full-year business and individual NEO performance, the MDCC determined 2022 total annual compensation outcomes for each NEO, as outlined in the table below.

		2022 Total Incentive Award

Name	Base Salary	Cash	Deferred Equity	Long-Term Incentive Award (BPIP)	Total Annual Compensation (“TAC”)	% change in TAC vs. 2021

Laurence D. Fink	$1,500,000	$7,250,000	$3,750,000	$12,700,000	$25,200,000	(30)%

Robert S. Kapito	$1,250,000	$5,500,000	$2,450,000	$9,750,000	$18,950,000	(34)%

Robert L. Goldstein	$500,000	$2,550,000	$900,000	$5,850,000	$9,800,000	(27)%

J. Richard Kushel	$500,000	$2,050,000	$1,100,000	$4,000,000	$7,650,000	(35)%

Gary S. Shedlin	$500,000	$1,650,000	$550,000	$4,200,000	$6,900,000	(29)%

The amounts listed above as “2022 Total Incentive Award: Deferred Equity” and “2022 Total Incentive Award: Long-Term Incentive Award (BPIP)” were granted in January 2023 in the form of equity and are in addition to the cash award amounts listed above as “2022 Total Incentive Award: Cash.” In accordance with SEC requirements, the “2022 Summary Compensation Table” on page 83 reports equity in the year granted but cash in the year earned.

Pay-for-Performance Compensation Structure for NEOs

Our total annual compensation structure embodies our commitment to align pay with performance. More than 93% of our regular annual NEO compensation is performance based and “at risk.” Compensation mix percentages shown below are based on 2022 year-end compensation decisions for individual NEOs by the MDCC.

(1)

All grants of BlackRock equity, including the portion of the annual incentive awards granted in RSUs and the portion granted under the BlackRock Performance Incentive Plan (“BPIP Awards”), our long-term incentive plan, are approved for each NEO by the MDCC under the Stock Plan, which has been previously approved by shareholders. The Stock Plan allows for multiple types of awards to be granted.

(2)

The value of the 2022 BPIP Awards and the value of the annual incentive deferred equity awards were converted into RSUs by dividing the award value by $743.61, which represented the average of the high and low prices per share of BlackRock common stock on January 17, 2023.

10	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1:

Election of

Directors

“BlackRock’s Board plays an integral role in our governance, strategy, growth and success. It has always been important that our Board functions as a key strategic governing body that both challenges and advises our leadership team and guides BlackRock into the future.”

Laurence D. Fink

Chairman and Chief Executive Officer

Director Nominees

Our Board has nominated 16 directors for election at this year’s Annual Meeting on the recommendation of our NGSC. Each director will serve until our next annual meeting and until his or her successor has been duly elected, or until his or her earlier death, resignation or retirement.

We expect each director nominee to be able to serve if elected. If a nominee is unable to serve, proxies will be voted in favor of the remainder of the director nominees and may be voted for substitute nominees, unless the Board decides to reduce its total size.

If all 16 director nominees are elected, our Board will consist of 16 directors, 14 of whom, representing approximately 88% of the Board, will be “independent” as defined in the NYSE listing standards.

Majority Vote Standard for Election of Directors

Directors are elected by receiving a majority of the votes cast in uncontested elections, which means the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. In a contested election, directors are elected by receiving a plurality of the shares represented in person or by proxy at any meeting and entitled to vote on the election of directors. A contested election is a situation in which the number of nominees exceeds the number of directors to be elected. Whether an election is contested is determined seven days in advance of when we file our definitive Proxy Statement with the SEC.

Director Resignation Policy

Any incumbent director who fails to receive a majority of votes cast in an uncontested election must tender his or her resignation to the Board. The NGSC will then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on the NGSC’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results are certified. The director who tenders his or her resignation under the Director Resignation Policy will not participate in the Board’s decision.

BLACKROCK, INC. 2023 PROXY STATEMENT	11

Item 1: Election of Directors  |  Director Nomination Process

Director Nomination Process

The NGSC oversees the director nomination process. The NGSC leads the Board’s annual review of Board performance and reviews and recommends to the Board enhancements to BlackRock’s Corporate Governance Guidelines, which include the minimum criteria for Board membership. The NGSC also assists the Board in identifying individuals qualified to become Board members and recommends to the Board a slate of candidates, which may include both incumbent and new director nominees, to nominate for election at each annual meeting of shareholders. The NGSC also may recommend that the Board elect new members to the Board to serve until the next annual meeting of shareholders.

Identifying and Evaluating Candidates for Director

The NGSC seeks advice from current directors when identifying and evaluating new candidates for director. The NGSC also may engage third-party firms that specialize in identifying director candidates to assist with its search. Shareholders can recommend a candidate for election to the Board by submitting director recommendations to the NGSC. For information on the requirements for shareholder nominations for the election of directors, please see “Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” on page 110.

The NGSC reviews publicly available information regarding each potential director candidate to assess whether the candidate should be considered further. If the NGSC determines that a candidate warrants further consideration and the candidate expresses a willingness to be considered and capacity to serve on the Board, the NGSC typically requests information from and meets with the candidate, and reviews the candidate’s accomplishments and qualifications against the criteria described below.

The NGSC’s evaluation process does not vary based on whether a candidate is recommended by a shareholder, although the NGSC may consider the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Potential Director Candidates

In conjunction with its recurring review of Board and Committee composition and in order to maintain a Board with an appropriate mix of experience and qualifications, the NGSC engages in an ongoing process to identify and evaluate, as appropriate, potential new director candidates with the help of management and an outside consultant. Consistent with our long-term strategic goals and the qualifications and attributes described in this Item 1, search criteria include significant leadership experience, expertise in financial services, the technology sector and sustainability, and international experience. Particular emphasis is also placed on diverse candidates currently serving in leadership positions.

12	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1: Election of Directors  |  Criteria for Board Membership

Criteria for Board Membership

Director Independence

Each year, the Board determines the independence of directors in accordance with NYSE listing standards. No director is considered independent unless the Board has determined that he or she has no material relationship with BlackRock.

The Board has adopted Categorical Standards of Director Independence (the “Categorical Standards”) to help determine whether certain relationships between the members of the Board and BlackRock or its affiliates and subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of NYSE listing standards. The Categorical Standards provide that the following relationships are not material for such purposes:

•

Relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking or other financial service relationships or other relationships involving the provision of products or services, so long as the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•

Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner, provided the director is not a principal shareholder of the company or a principal partner of the partnership;

•

Contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director or trustee if (i) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year and (ii) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	Relationships involving a director’s relative unless the relative is an immediate family member of the director.

As part of its determination, the Board also considers the relationships described under “Certain Relationships and Related Transactions” on page 51.

In March 2023, the NGSC made a recommendation to the Board regarding the independence of our director nominees based on its annual review. In making its independence determinations, the NGSC and the Board considered various transactions and relationships between BlackRock and the director nominees as well as between BlackRock and entities affiliated with a director nominee, including the relationships described under “Certain Relationships and Related Transactions” on page 51. The NGSC also considered that Messrs. Robbins and Vestberg are employed by organizations that do business with BlackRock, where each of such transactional relationships was for the purchase or sale of goods and services in the ordinary course of BlackRock’s business, and the amount received by BlackRock or such company in each of the previous three years did not exceed the greater of $1 million or 2% of either BlackRock’s or such organization’s consolidated gross revenues. As a result of this review, the Board determined that Mses. Daley, Johnson, Mills, Peck and Wagner and Messrs. Alsaad, Ford, Freda, Gerber, Nixon, Robbins, Slim, Vestberg and Wilson are “independent” as defined in the NYSE listing standards and that none of the relationships between these director nominees and BlackRock are material under the NYSE listing standards. In addition, the Board had previously determined that Jessica Einhorn, who retired from the Board effective May 25, 2022, and Beth Ford, who resigned from the Board effective September 30, 2022, were “independent” as defined in the NYSE listing standards.

Following the Annual Meeting, assuming all of the nominated directors are elected, BlackRock’s Board is expected to consist of 16 directors, 14 of whom, representing approximately 88% of the Board, will be “independent” as defined in the NYSE listing standards.

BLACKROCK, INC. 2023 PROXY STATEMENT	13

Item 1: Election of Directors  |  Criteria for Board Membership

Director Qualifications and Attributes

The NGSC and the Board take into consideration a number of factors and criteria when reviewing candidates for nomination to the Board. The Board believes that, at a minimum, a director nominee must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of BlackRock. Equally important, a director nominee must have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities.

Nominees for director are selected on the basis of experience, diversity, knowledge, skills, expertise, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and a willingness to devote adequate time and effort to the responsibilities of the Board. In addition, in anticipation of its recommendation to the Board of each year’s nominees for election as director, the NGSC reviews directors’ independence, attendance at Board and Committee meetings and membership on other public company boards.

Board Diversity

BlackRock and its Board believe diversity in the boardroom is critical to the success of the Company and its ability to create long-term value for our shareholders. The Board has and will continue to take into consideration diversity in gender, race/ethnicity, age, career experience, sexual orientation and nationality – as well as diversity of mind – when considering director candidates. The diverse backgrounds of our individual directors help the Board better oversee BlackRock’s management and operations and assess risk and opportunities for the Company’s business model from a variety of perspectives. BlackRock’s commitment to Board diversity enhances the Board’s involvement in our Company’s multifaceted long-term strategy and inspires deeper engagement with management, employees and clients around the world.

Our Board has nominated 16 candidates for election, 14 of whom are independent. The slate of director nominees includes five women and six non-U.S. or dual citizens. Several of our nominees live and work overseas in countries and regions that are key areas of growth and investment for BlackRock, including Canada, Mexico, the Middle East and Europe.

Additionally, we ask each director nominee to self-identify as to his or her racial/ethnic diversity and other diversity characteristics. Based on the responses, three of our 14 independent director nominees self-identified as racially/ethnically diverse, with one identifying as Black/African American, one identifying as Hispanic/Latin American and one identifying as Middle Eastern/North African.

14	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1: Election of Directors  |  Criteria for Board Membership

As BlackRock’s business has evolved, so has our Board. Our slate of director nominees consists of senior leaders, including 13 current or former company CEOs, with substantial experience in financial services, consumer products, manufacturing, technology, pharmaceuticals, banking and energy, and several individuals who have held senior policy or government positions.

Director Skills and Experience Matrix

(1)

Information as of March 30, 2023. A “●” in the chart indicates a specific area of focus or expertise that is particularly relevant to a director’s service on BlackRock’s Board. The lack of a “●” does not mean that a director does not also possess meaningful experience or skill in that area.

BLACKROCK, INC. 2023 PROXY STATEMENT	15

Item 1: Election of Directors  |  Criteria for Board Membership

Board Tenure, Retirement Age and Size

Board Tenure. To ensure the Board has an appropriate balance of experience, continuity and fresh perspective, the Board considers, among other factors, length of tenure when reviewing nominees. The average tenure of BlackRock’s director nominees is approximately nine years and the average tenure of independent director nominees is approximately eight years.

Following the Annual Meeting, assuming all of the nominated directors are elected, there will be six directors, comprising 37.5% of the Board, who have joined the Board within the past five years and bring fresh perspective to Board deliberations. Four directors, comprising 25.0% of the Board, have served between six and 10 years. Six directors (including our CEO and President), comprising 37.5% of the Board, have served more than 10 years and bring a wealth of experience and knowledge concerning BlackRock. The Board believes it is important to balance refreshment with the need to retain directors who have developed, over time, significant insight into the Company and its operations and who continue to make valuable contributions to the Company that benefit our shareholders.

Retirement Age. The Board has established a retirement age policy of 75 years for directors, as reflected in our Corporate Governance Guidelines. The Board believes that it is important to monitor its composition, skills and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to waive the policy as it deems appropriate.

Board Size. The Board has not adopted a policy that sets a target for Board size and believes the current size and diverse composition of the Board is best suited to evaluate management’s performance and oversee BlackRock’s global strategy, complex operations and risk management. The range of insights and experience of our Board supports BlackRock’s business and strategic growth areas.

The NGSC and the Board evaluate Board and Committee performance and effectiveness on at least an annual basis and, as part of that process, ask each director to consider whether the size and composition of the Board and its standing Committees are appropriate. In response to the 2022 Board and Committee self-evaluations, directors praised the collaborative, transparent and highly engaged Board culture and agreed that the Board has the appropriate mix of members, representing diversity of thought, skills, experience and other characteristics, to be effective. Directors also commented that the Board’s diversity of experiences and perspectives provides a strong foundation to understand risk and strategy. See also “Board Self-Evaluation Process” on page 29.

Compliance with Regulatory and Independence Requirements

The NGSC takes into consideration regulatory requirements, including competitive restrictions and independence requirements under the NYSE listing standards and our Corporate Governance Guidelines in its review of director candidates for the Board and its Committees. The NGSC also considers a director candidate’s current and past positions held, including past and present board and committee memberships, as part of its evaluation.

Service on Other Public Company Boards

Each of our directors must have the time and ability to make a constructive contribution to the Board as well as a clear commitment to fulfilling the fiduciary duties required of directors and serving the interests of the Company’s shareholders. Neither BlackRock’s CEO nor President currently serves on the board of directors of any other public company, and none of our current directors serve on more than four public company boards, including BlackRock’s Board (and for directors who are public company named executive officers, no more than two public company boards, including BlackRock’s Board).

Board Recommendation

For this year’s election, the Board has nominated 16 director candidates. The Board believes these director nominees provide BlackRock with the combined depth and breadth of skills, experience and qualities required to contribute to an effective and well-functioning Board.

The following biographical information about each director nominee highlights the particular experience, qualifications, attributes and skills possessed by such director nominee that led the Board to determine that he or she should serve as director. All director nominee biographical information is as of March 30, 2023.

The Board of Directors recommends shareholders vote “FOR” the election of each of the following 16 director nominees.

16	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1: Election of Directors  |  Director Nominee Biographies

Director Nominee Biographies

Bader M. Alsaad

Mr. Alsaad has served as Chairman of the Board and Director General of the Arab Fund for Economic & Social Development (Arab Fund) since September 2020. As Director General, Mr. Alsaad serves as the chief executive officer of the Arab Fund. He served as a member of the board of directors of the Kuwait Investment Authority (KIA) from 2003 to 2021 and as Managing Director of the KIA from December 2003 until April 2017. Prior to his appointment at KIA, Mr. Alsaad served as the Chief Executive Officer of one of the leading investment companies in Kuwait, The Kuwait Financial Center. He also served as the Chairman and Deputy Chairman of the International Forum of Sovereign Wealth Funds from its inception in 2009 until October 2015 and as a member of the supervisory board of Mercedes-Benz Group AG (formerly Daimler AG) from 2017 until 2022.

Qualifications

Mr. AIsaad’s extensive experience in the strategically important Middle East region and over 35 years of experience in investments and the financial sector provides the Board with an experienced outlook on international business strategy, global capital markets and government and regulatory relations.

Other Public Company Directorships (within the past 5 years)

•  Mercedes-Benz Group AG (formerly Daimler AG) (2017 – 2022)

Committees

•  NGSC

•  Risk

Age 65	Tenure 3 Years
Experience

Pamela Daley

Ms. Daley retired from General Electric Company (GE) in January 2014, having most recently served as a Senior Advisor to its Chairman from April 2013 to December 2013. Prior to this role, Ms. Daley served as GE’s Senior Vice President of Corporate Business Development from 2004 to 2013 and as Vice President and Senior Counsel for Transactions from 1991 to 2004. As Senior Vice President, Ms. Daley was responsible for GE’s mergers, acquisitions and divestiture activities worldwide. Previously, Ms. Daley was a Partner of Morgan, Lewis & Bockius, a large U.S. law firm, where she specialized in domestic and cross-border tax-oriented financings and commercial transactions.

Qualifications

With over 35 years of transactional experience and more than 20 years as an executive at GE, one of the world’s leading multinational corporations, Ms. Daley brings significant experience and strategic insight to the Board in the areas of leadership development, international operations, strategic transactions, finance and financial reporting, business development and strategy.

Other Public Company Directorships (within the past 5 years)

•  BP p.l.c. (2018 – present)

•  SecureWorks Corp. (2016 – present)

Committees

•  Audit (Chair)

•  Executive

•  Risk

Age 70	Tenure 9 Years
Experience

BLACKROCK, INC. 2023 PROXY STATEMENT	17

Item 1: Election of Directors  |  Director Nominee Biographies

Laurence D. Fink

Mr. Fink is founder, Chairman and Chief Executive Officer of BlackRock. He also leads the firm’s Global Executive Committee. He is responsible for senior leadership development and succession planning, defining and reinforcing BlackRock’s vision and culture, and engaging with key strategic clients, industry leaders, regulators and policy makers. Mr. Fink co-founded BlackRock in 1988, and under his leadership, the firm has grown into a global leader in investment management, risk management and advisory services for institutional and retail clients.

Qualifications

As one of the founding principals and Chief Executive Officer of BlackRock since 1988, Mr. Fink brings exceptional leadership skills and in-depth understanding of BlackRock’s businesses, operations and strategy. His extensive and specific knowledge of BlackRock and its business enables him to keep the Board apprised of the most significant developments impacting the Company and to guide the Board’s discussion and review of the Company’s strategy.

Other Public Company Directorships (within the past 5 years)

•  None

Committees

•  Executive (Chair)

Age 70	Tenure 23 Years
Experience

William E. Ford

Mr. Ford has served as the Chief Executive Officer of General Atlantic since 2007 and is the firm’s Chairman. Mr. Ford is involved with a number of educational and not-for-profit organizations. He is a member of the CEO Action for Diversity and Inclusion’s Steering Committee, the Council on Foreign Relations and Tsinghua University’s School of Economics and Management’s Advisory Board. He also currently serves as a member of the Executive Committee for the Partnership for New York City and as a Trustee of the Center for Strategic & International Studies.

Qualifications

Mr. Ford brings to the Board extensive global investment management experience and financial expertise acquired over his 25 years at General Atlantic, one of the world’s leading growth equity investment firms. His professional background also provides the Board with expertise and insight into matters relating to compensation, corporate governance, financial reporting and strategy across a range of industries and regions.

Other Public Company Directorships (within the past 5 years)

•  Royalty Pharma plc (2020 – 2022)

•  IHS Markit Ltd. (2016 – 2022)

•  Axel Springer (2016 – 2018)

Committees

•  MDCC (Chair)

•  NGSC

•  Executive

Age 61	Tenure 5 Years
Experience

18	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1: Election of Directors  |  Director Nominee Biographies

Fabrizio Freda

Mr. Freda has served as President, Chief Executive Officer and as a member of the board of directors of The Estée Lauder Companies Inc. (Estée Lauder), a global leader in beauty, since 2009. Mr. Freda previously served as Estée Lauder’s President and Chief Operating Officer from March 2008 to July 2009. Prior to joining Estée Lauder, Mr. Freda held various senior positions at Procter & Gamble Company over the span of 20 years. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA. Mr. Freda serves on the Advisory Board of the Global Business Initiative at Georgetown University’s McDonough School of Business.

Qualifications

Mr. Freda’s extensive experience in product strategy, innovation and global branding brings valuable insights to the Board. His chief executive experience at Estée Lauder, an established multinational manufacturer and marketer of prestige brands, provides the Board with unique perspectives on the Company’s marketing, strategy and innovation initiatives.

Other Public Company Directorships (within the past 5 years)

•  The Estée Lauder Companies Inc. (2009 – present)

Committees

•  NGSC

Age 65	Tenure 10 Years
Experience

Murry S. Gerber

Mr. Gerber served as Executive Chairman of EQT Corporation, an integrated energy production company, from 2010 until May 2011, as its Chairman from 2000 to 2010, as its President from 1998 to 2007 and as its Chief Executive Officer from 1998 to 2000. Prior to joining EQT Corporation, Mr. Gerber served as the CEO of Coral Energy (now Shell Trading North America) from 1995 to 1998. He is also a member of the board of trustees of the Pittsburgh Cultural Trust. Mr. Gerber currently serves as BlackRock’s Lead Independent Director.

Qualifications

As a former leader of a large, publicly traded energy production company and as a current or former member of the board of directors of three large, publicly traded companies, Mr. Gerber brings to the Board extensive expertise and insight into corporate operations, management and governance matters. His expert knowledge of the energy and industrial sectors continues to provide important perspectives on evolving global business trends.

Other Public Company Directorships (within the past 5 years)

•  Halliburton Company (2012 – present)

•  U.S. Steel Corporation (2012 – present)

Committees

•  Executive

•  NGSC

Age 70	Tenure 23 Years
Lead Independent Director Experience

BLACKROCK, INC. 2023 PROXY STATEMENT	19

Item 1: Election of Directors  |  Director Nominee Biographies

Margaret “Peggy” L. Johnson

Ms. Johnson has been the Chief Executive Officer of Magic Leap, Inc., an American augmented reality company, since August 2020. Previously, she was Executive Vice President of Business Development at Microsoft Corporation from September 2014 to July 2020 and was responsible for driving strategic business deals and partnerships across various industries. Ms. Johnson joined Microsoft from Qualcomm Incorporated, where she served in various leadership positions across engineering, sales, marketing and business development, including as Executive Vice President of Qualcomm Technologies, Inc. and President of Global Market Development. Ms. Johnson is an Advisor to Huntington’s Disease Society of America, San Diego Chapter.

Qualifications

Ms. Johnson brings to the Board substantive experience in the field of technology, including emerging technologies, business and strategic development expertise acquired over her 28 years at Microsoft and Qualcomm, and insight into growth companies from her current role at Magic Leap.

Other Public Company Directorships (within the past 5 years)

•  Live Nation Entertainment (2013 – 2018)

Committees

•  Audit

•  MDCC

Age 61	Tenure 5 Years
Experience

Robert S. Kapito

Mr. Kapito has been President of BlackRock since 2007 and is a member of BlackRock’s Global Executive Committee and Chairman of the Global Operating Committee. He also serves as a member of the board of directors of iShares, Inc. Mr. Kapito co-founded BlackRock in 1988. He is responsible for the day-to-day oversight of BlackRock’s key operating units including Investment Strategies, Client Businesses, Technology & Operations and Risk & Quantitative Analysis. Prior to 2007, Mr. Kapito served as Vice Chairman of BlackRock and Head of BlackRock’s Portfolio Management Group.

Qualifications

As one of our founding principals, Mr. Kapito has served as an executive leader of BlackRock since 1988. He brings to the Board industry and business acumen in addition to in-depth knowledge about BlackRock’s businesses, investment strategies and risk management, as well as extensive experience overseeing day-to-day operations.

Other Public Company Directorships (within the past 5 years)

•  None

Committees

•  None

Age 66	Tenure 16 Years
Experience

20	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1: Election of Directors  |  Director Nominee Biographies

Cheryl D. Mills

Ms. Mills is the Founder and Chief Executive Officer of the BlackIvy Group, a private holding company that grows and builds businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills previously served on the boards of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, and Orion Power, an independent electric power generating company.

Qualifications

Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Other Public Company Directorships (within the past 5 years)

•  iHeartMedia, Inc. (2020 – Present)

Committees

•  MDCC

•  NGSC

Age 58	Tenure 9 Years
Experience

Gordon M. Nixon, C.M., O.Ont.

Mr. Nixon served as President, Chief Executive Officer and a member of the board of directors of Royal Bank of Canada (RBC) from 2001 to 2014. He first joined RBC Dominion Securities Inc. in 1979, where he held a number of operating positions and from December 1999 to April 2001 was Chief Executive Officer of RBC Capital Markets (the successor company to RBC Dominion Securities Inc.). Mr. Nixon has served on the board of directors of BCE Inc. since 2014 and as Chairman of the board since 2016. Mr. Nixon is lead director of George Weston Limited and on the advisory board of Kingsett Capital.

Qualifications

With 13 years of experience leading a global financial institution and one of Canada’s largest public companies, Mr. Nixon brings extensive expertise and perspective to the Board on global markets and an in-depth knowledge of the North American market. His experience growing a diversified, global financial services organization in a highly regulated environment also provides the Board with valuable insight into risk management, compensation, government and regulatory relations and corporate governance matters.

Other Public Company Directorships (within the past 5 years)

•  BCE Inc. (2014 – present) (Chairman from 2016 – present)

•  George Weston Limited (2014 – present) (Lead Director from 2021 – present)

Committees

•  Executive

•  MDCC

•  NGSC (Chair)

Age 66	Tenure 7 Years
Experience

BLACKROCK, INC. 2023 PROXY STATEMENT	21

Item 1: Election of Directors  |  Director Nominee Biographies

Kristin C. Peck

Ms. Peck has served as the Chief Executive Officer of Zoetis Inc., an animal health company, since 2020. Prior to that role, Ms. Peck served as Zoetis’ Executive Vice President and Group President, U.S. Operations, Business Development and Strategy from 2018 to 2020, Executive Vice President and President, U.S. Commercial Operations from 2015 to 2018, and Executive Vice President and Group President from 2012 to 2015. Mr. Peck joined Zoetis from Pfizer, Inc. where she served in various leadership positions across strategy and business development and most recently served as Executive Vice President, Worldwide Business Development and Innovation. She is a member of the Business Roundtable and serves on the Board of Catalyst, a global non-profit that creates opportunities for women and other underrepresented groups. She also is on the Advisory Board for the Deming Center for Quality, Productivity and Competitiveness at Columbia Business School.

Qualifications

Ms. Peck brings extensive experience and perspective on driving innovation and strategy from her role as CEO of Zoetis and senior leadership experience gained from her time at Pfizer. Her experience using technology and science to foster innovation provides a unique perspective for the Board on how the Company can continue to evolve to meet clients’ future needs.

Other Public Company Directorships (within the past 5 years)

•  Zoetis Inc. (2019 – present)

•  Thomson Reuters Corporation (2016 – 2020)

Committees

•  Audit

Age 51	Tenure 1 Year
Experience

Charles H. Robbins

Mr. Robbins serves as the Chairman and Chief Executive Officer of Cisco Systems, Inc. (Cisco). Prior to assuming this role in July 2015, he was Senior Vice President of Cisco’s Worldwide Field Operations and led its Worldwide Sales and Partner Organization where he helped drive and execute many of Cisco’s investment areas and strategy shifts. He is Chairman Emeritus of the U.S.-Japan Business Council and serves as a member of the International Business Council for the World Economic Forum. Mr. Robbins is also a Trustee of the Ford Foundation.

Qualifications

Mr. Robbins brings to the Board extensive experience in the fields of technology, global sales and operations acquired over his 20 years at Cisco, one of world’s leading information technology companies, as well as expertise in cybersecurity-related risks, public company governance and regulatory and government matters.

Other Public Company Directorships (within the past 5 years)

•  Cisco Systems, Inc. (2015 – present) (Chairman from 2017 – present)

Committees

•  Risk

Age 57	Tenure 5 Years
Experience

22	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 1: Election of Directors  |  Director Nominee Biographies

Marco Antonio Slim Domit

Mr. Slim has been Chairman of the board of directors of Grupo Financiero Inbursa, S.A.B. de C.V. since 1997 and previously served as its Chief Executive Officer from 1997 until April 2012. Mr. Slim is also a member of the board of directors of Grupo Carso, S.A.B. de C.V. and Chairman of The Carlos Slim Health Institute and of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. (IDEAL), an infrastructure company. Mr. Slim was a member of the board of directors of Teléfonos de México, S.A.B. de C.V. from 1995 until April 2014.

Qualifications

Mr. Slim’s experience at Grupo Financiero Inbursa provides the Board with deep knowledge and expertise in international finance, and unique insight into emerging and Latin American markets and investments. In addition, as a member of the board of directors of several international companies that invest globally, Mr. Slim brings substantive expertise in developing new businesses in international markets, shareholder rights, business strategy and integration to the Board.

Other Public Company Directorships (within the past 5 years)

•  Grupo Carso, S.A.B. de C.V. (1991 – present)

•  Grupo Financiero Inbursa, S.A.B. de C.V. (Chairman from 1997 – present)

•  Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.
(Chairman from 2012 – present)

Committees

•  Audit

•  MDCC

Age 54	Tenure 11 Years
Experience

Hans E. Vestberg

Mr. Vestberg has served as the Chief Executive Officer of Verizon Communications Inc. (Verizon) since 2018 and as Chairman since March 2019. Prior to these roles, Mr. Vestberg served as Verizon’s Chief Technology Officer and President of Global Networks from 2017 to 2018. Before joining Verizon in 2017, Mr. Vestberg served for six years as President and CEO of Ericsson, a multinational networking and telecommunications equipment and services company headquartered in Sweden. Mr. Vestberg is a board member of the UN Foundation and the Whitaker Peace & Development Initiative. He also serves as Chairman of the World Economic Forum EDISON Alliance. Mr. Vestberg has lived and worked in China, Chile, Brazil and Mexico, in addition to the U.S. and Sweden.

Qualifications

As the CEO of Verizon and former leader of Ericsson, Mr. Vestberg brings executive experience from these large multinational companies as well as substantial expertise in the field of technology acquired through his experience as Verizon’s Chief Technology Officer and over his 25-year career at Ericsson.

Other Public Company Directorships (within the past 5 years)

•  Verizon Communications Inc. (2018 – present) (Chairman from 2019 – present)

•  Hexagon AB (2017 – 2018)

Committees

•  Audit

Age 57	Tenure 1 Year
Experience

BLACKROCK, INC. 2023 PROXY STATEMENT	23

Item 1: Election of Directors  |  Director Nominee Biographies

Susan L. Wagner

Ms. Wagner retired as Vice Chairman of BlackRock after serving in that role from 2006 to 2012. Ms. Wagner also served as a member of BlackRock’s Global Executive Committee and Global Operating Committee. Ms. Wagner previously served as BlackRock’s Chief Operating Officer and as Head of Corporate Strategy. She serves as a member of the board of trustees of Wellesley College. Ms. Wagner also currently serves as a director of Color Health, a privately held health technology company.

Qualifications

As one of the founding principals of BlackRock, Ms. Wagner has over 25 years of experience across various positions. Accordingly, she is able to provide the Board with valuable insight and perspective on risk management, operations and strategy, as well as a broad and deep understanding of the asset management industry.

Other Public Company Directorships (within the past 5 years)

•  Apple Inc. (2014 – present)

•  Samsara Inc. (2020 – present)

•  Swiss Re Ltd. (2014 – 2023)

Committees

•  Audit

•  Executive

•  Risk (Chair)

Age 61	Tenure 10 Years
Experience

Mark Wilson

Mr. Wilson served as the CEO of Aviva plc (Aviva), a multinational insurance company headquartered in the U.K., from January 2013 to October 2018. Prior to joining Aviva, Mr. Wilson worked in Asia for 14 years, including as CEO of AIA Group Limited, a leading pan-Asian company.

Qualifications

As the former CEO of Aviva, Mr. Wilson brings to the Board extensive experience in Europe and Asia and his operational and executive expertise in the insurance and pensions industry and in international finance provides the Board with an experienced outlook on international business strategy, development, risk management and sustainability.

Other Public Company Directorships (within the past 5 years)

•  Aviva plc (2013 – 2018)

Committees

•  Audit

•  Risk

Age 56	Tenure 5 Years
Experience

24	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance

BlackRock’s corporate governance framework is a set of principles, guidelines and practices that support consistent financial performance and long-term value creation for our shareholders.

Our commitment to corporate governance is integral to our business and reflects not only regulatory requirements, NYSE listing standards and broadly recognized governance practices, but also effective leadership and oversight by our senior management team and Board.

We regularly meet with our shareholders to solicit feedback on our corporate governance framework. We strive to incorporate this feedback through enhanced policies, processes and disclosure.

Our Corporate Governance Framework

Our Board is committed to maintaining the highest standards of corporate governance at BlackRock. Our Board is guided by our Corporate Governance Guidelines, which provide a framework for the governance of the Company and the responsibilities of our Board. The Corporate Governance Guidelines address director qualifications, director orientation and continuing education, director access to management and independent advisors, and Board responsibilities, as well as the annual self-evaluation process of the Board and its standing Committees.

Because corporate governance practices evolve over time, our Board reviews our Corporate Governance Guidelines, Committee charters and other governance policies at least once a year and approves or updates them as necessary and appropriate. Additionally, both the Board and management recognize that creating long-term value for the Company’s shareholders requires consideration of the concerns of our other stakeholders, including clients, employees and the communities in which BlackRock operates, as covered in our Corporate Governance Guidelines.

The full versions of our Corporate Governance Guidelines, Committee Charters, Code of Business Conduct and Ethics and other corporate governance policies are available on our website at https://ir.blackrock.com under the headings “Governance / Governance Overview.”

Our Board and Culture

BlackRock’s culture is vital to our success

BlackRock’s culture is a key differentiator of our strategy and helps to drive our results and long-term growth. Our culture embraces our fiduciary commitment to serve clients and stay ahead of their needs and unifies the firm. Our approach to instilling, reinforcing and enhancing our culture is deliberate and intentional.

BlackRock’s culture is underpinned by five core principles that we refer to as the BlackRock Principles:

•	We are a fiduciary to our clients;

•	We are One BlackRock;

•	We are passionate about performance;

•	We take emotional ownership; and

•	We are committed to a better future.

We rely on the BlackRock Principles to guide how we interact with each other, our clients, the communities in which we operate and all of our other stakeholders. The BlackRock Principles represent our core values, our aspirations and our cultural language. To learn more, please visit our website www.blackrock.com.

BLACKROCK, INC. 2023 PROXY STATEMENT	25

Corporate Governance  |  Our Board and Culture

Our Board is deeply engaged in understanding the culture at BlackRock

We believe our Board should have a strong understanding of BlackRock’s culture, because it is the foundation for our Company’s strategic plans. We also believe that our Board should be deeply engaged, provide informed and honest guidance and feedback, and maintain an open dialogue with management based on a clear understanding of our strategic plans.

Oversight of Growth Strategy	Our Board plays an integral oversight role in our growth and success. At each Board meeting, we review components of our long-term strategy with our directors and engage in constructive dialogue, which our leadership team embraces. These discussions are not without disagreement – and those honest conversations push us to make the difficult decisions required to build a better BlackRock.

Role in Talent Development

Building a generation of future leaders is vital to BlackRock’s long-term success, and we are committed to DEI across our firm. Our Board plays a critical part in our talent development and dedicates one meeting per year to reviewing BlackRock’s culture, talent development, retention and recruiting initiatives, DEI strategy, leadership and succession planning, and employee feedback. As part of its review, the Board evaluates whether we have the right people in the right places to execute our long-term strategy and provides oversight of management to ensure that we are developing people to fill key roles in the future. To facilitate its review, the Board is also provided with the results of employee opinion surveys and our progress on goals for advancing DEI.

For more information on our Board’s role in talent development, please refer to “BlackRock’s Impact on its People” on page 40.

Employee Engagement & Additional Resources	Our directors have full and free access to BlackRock management and employees at any time to address questions, comments or concerns. Our directors may arrange these meetings independently and without the presence of senior management. Additionally, the Board and its Committees have the power to hire independent legal, financial or other advisors without approval from, or consultation with, BlackRock management.

Embracing Best Practices

Our Board also takes an active role in ensuring we embrace “best practices” in corporate governance. Members of the NGSC are briefed on significant trends and developments in corporate governance and regulatory issues, including through briefings from the Investment Stewardship, Corporate Sustainability and Global Public Policy groups, as well as on feedback from shareholders. In recent years, we acted on feedback from our shareholders to enhance disclosure on how the Board approaches its composition and diversity, including by providing a matrix with our directors’ skills, experiences, and demographic information.

For more information, see “Board Diversity” and “Director Skills and Experience Matrix” on pages 14 and 15, respectively.

A Global Perspective	Periodically, Board and standing Committee meetings are held outside of New York, including one set of meetings held outside of the United States. These off-site meetings provide our directors with an opportunity to meet with employees and management based outside of our New York corporate headquarters, focus on reviewing regional strategies and engage with local clients, strategic partners and government officials. These meetings provide our directors with firsthand exposure to BlackRock’s corporate culture and how employees globally demonstrate BlackRock’s principles and purpose. In 2022, the Board traveled to Washington, DC and the Middle East.

Board Oversight of Culture

BlackRock has continued to execute on our business strategy over the past year. Fundamental to this success has been our culture and talent. BlackRock’s culture defines who we are as a firm and has helped enable emotional ownership and connectivity, keeping us together as One BlackRock.

The Board reviews aspects of the Company’s culture and talent development annually, including retention and recruiting initiatives, DEI strategy, leadership and succession planning, and employee feedback.

The Board has also received regular updates from management on BlackRock’s return to office plans and how we are adapting, engaging and partnering with each other, and supporting increased flexibility for our people.

For more information on how BlackRock supports its employees, see “BlackRock’s Impact on its People” on page 40.

26	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Our Board and Culture

Beyond the Boardroom

Director Engagement

Our directors have participated in panels and speaking events hosted by our employee networks. Most recently, Kristin Peck spoke at an International Women’s Day keynote event hosted by our Women’s Initiative Network, and Cheryl Mills participated in a panel discussion as part of U.S. Black History Month hosted by our Black Professionals Network. Additionally, from time to time, our Investment Stewardship team hosts a Director Dialogue Day, where employees, members of management and independent directors of other companies discuss topics such as the team’s engagement priorities, emerging trends in U.S. corporate governance and compensation, and public policy affecting long-term investments. BlackRock’s directors are invited to, and have attended, this event in the past.

Fifteen of our directors who were serving on the Board and nominated for re-election in 2022 attended the 2022 Annual Meeting of Shareholders. Additionally, the Chairs of the NGSC and MDCC answered questions from shareholders and addressed topics such as the Board’s composition and size, as well as executive compensation.

Director Orientation

BlackRock provides each new director with an orientation program conducted over the course of the first three months of their tenure. The orientation program includes the opportunity to rotate through each of the Board’s standing Committees and participate in presentations by senior management to familiarize new directors with BlackRock’s:

• Financial position and strategic plans; • Significant financial, accounting and risk management policies;	• Compliance programs, Code of Business Conduct and Ethics and other key policies; and • Principal officers and internal and independent auditors.

Directors also have full and free access to all BlackRock officers and employees and are encouraged to meet with members of management to further enhance their familiarity with BlackRock’s business and strategy.

Continuing Education

All directors are encouraged to attend continuing educational programs offered by BlackRock or sponsored by universities, stock exchanges or other organizations related to fulfilling their duties as Board or Committee members and are reimbursed for any reasonable expenses in connection with such programs. For example, members of our Audit Committee have participated in conferences and symposiums hosted by our independent registered public accounting firm, Deloitte. Additionally, directors are periodically provided with a curated list of optional educational opportunities and events covering issues and trends that are relevant to their service on BlackRock’s Board.

Every week our directors receive summaries and copies of press coverage, analyst reports and current events relating to our business.

Individual Discussions and Mentoring Management

Outside of regularly scheduled Board and Committee meetings, our directors may have discussions with each other and our CEO at their discretion. Directors have access to management at any time and are encouraged to have small group or individual meetings, as necessary.

All directors are encouraged to meet with management outside of Board and Committee meetings, and several directors have established informal mentoring relationships with key members of senior management.

BLACKROCK, INC. 2023 PROXY STATEMENT	27

Corporate Governance  |  Our Board Leadership Structure

Our Board Leadership Structure

Why our Board leadership structure is right for BlackRock

Our Board and NGSC review and evaluate the Board’s leadership structure on at least an annual basis. Mr. Fink serves as both BlackRock’s CEO and Chairman of the Board, which the Board has determined is the most appropriate and effective leadership structure for the Board and the Company at this time. Mr. Fink has served in this capacity since founding BlackRock in 1988 and, as such, brings over 30 years of strategic leadership experience and an unparalleled knowledge of BlackRock’s business, operations and risks to his role as Chairman of the Board.

The Board does not have a policy on whether the roles of the Chairman and CEO should be separated but believes the current combination of the two roles provides BlackRock with a clear and effective leadership structure to communicate the Company’s business and long-term strategy to its clients, shareholders and the public. This structure is supported by a strong independent Board led by our Lead Independent Director, which helps to maintain effective oversight of management and the Company’s strategy, risk management and operations. The Board also believes this structure allows for robust and frequent communication between the Board’s independent directors and management, enabling the Board to gain a deeper understanding of the Company and work with management to enhance shareholder value.

Under our Lead Independent Director Guidelines, when the positions of Chief Executive Officer and Chairman of the Board are combined or the Chairman is not independent, the independent directors will appoint a Lead Independent Director. The Lead Independent Director will then be appointed annually by BlackRock’s independent directors and serve until a successor is duly appointed and qualified, his or her removal or resignation, or he or she is no longer an independent member of the Board. Although appointed annually, we expect the Lead Independent Director to serve for more than one year.

The Board believes the role and responsibilities of the Lead Independent Director help to ensure the exercise of independent judgment by the Board and further facilitate coordination with the independent directors.

Our Lead Independent Director (serving since 2017): Murry S. Gerber	The Role of the Lead Independent Director
Our Lead Independent Director has significant authority and responsibilities to provide for an effective and independent Board. In this role, Mr. Gerber:

•   Develops and approves the agenda for Board meetings, in consultation with the Chairman and Committee Chairs.

•   Leads executive sessions and facilitates discussion of the Company’s strategy, key governance issues (including succession planning) and the performance of BlackRock senior executives at each executive session.

•   Serves as liaison between independent directors and the Chairman.

•   Focuses on Board effectiveness, performance and composition with input from the NGSC.

•   Oversees and reports on annual Board and Committee self-evaluations, in consultation with the NGSC.

•   Serves as the primary Board contact for shareholder engagement.

Mr. Gerber has substantial experience with corporate governance and public company management, as well as deep knowledge of the Company and its governance practices. The Board believes Mr. Gerber’s long tenure as a director enables him to provide a valuable perspective on BlackRock’s growing business and risk management and enhances his ability to challenge members of senior management. Further, Mr. Gerber has been unanimously selected to serve as Lead Independent Director by all of the other independent directors of the Board every year since his initial appointment in 2017.

The Board, as reflected in responses to the 2022 Board and Committee self-evaluations, commended Mr. Gerber’s strength as Lead Independent Director, highlighting his leadership, ability to engage with each director to ensure their voices are heard, and the effectiveness with which he acts as a liaison between the Board and the Chairman.

Executive Sessions

Executive sessions of non-management directors are held at every regularly scheduled Board meeting, and six executive sessions were held in 2022. Each session is chaired by the Lead Independent Director, who facilitates discussion of various topics throughout the year, including the Company’s strategy, key governance issues (including succession planning) and the performance of senior executives.

The full versions of our Lead Independent Director Guidelines and other corporate governance policies are available on our website at https://ir.blackrock.com under the headings “Governance / Governance Overview.”

28	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Board Self-Evaluation Process

Board Self-Evaluation Process

The effectiveness of the Board and its Committees is critical to BlackRock’s success and to the protection of our shareholders’ long-term interests. To maintain their effectiveness, the Board and each standing Committee annually conduct comprehensive self-evaluations to identify and assess areas for improvement.

BLACKROCK, INC. 2023 PROXY STATEMENT	29

Corporate Governance  |  Board Refreshment

Board Refreshment

Board Refreshment

The NGSC is responsible for identifying and evaluating potential director candidates, reviewing Board and Committee composition and making recommendations to the full Board.

Director Recruitment

Board and Committee Self-Evaluations

- Annual Board and Committee self-evaluations help identify director skills that would enhance Board effectiveness, and areas for improvement.
- The NGSC actively engages in Board succession planning to anticipate the future needs of the Board and its standing Committees.

Director Tenure, Retirement Age Policy

- To ensure the Board has an appropriate balance of experience, continuity and fresh perspective, the Board considers length of tenure when reviewing nominees.
- The average tenure of BlackRock's director nominees is approximately nine years, while the average tenure of independent director nominees is approximately eight years.
- The Board has established a retirement age limit of 75 years for directors. Our tenure and age-based retirement practices help the Board to anticipate future Board turnover.

Board Committee Rotation

Director Onboarding

- All new directors participate in an extensive orientation program, enabling new directors to quickly enhance their strategic value to our Board. See page 27 for additional information regarding director orientation.

30	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Board Committees

Board Committees

Each Committee is governed by a Board-approved charter.

Board Committee Meetings and Members

The Board has five Committees: the Audit Committee, the MDCC, the NGSC, the Risk Committee and the Executive Committee. Below is a summary of our Committee structure and membership as of the date of this Proxy Statement.

Member	Audit	MDCC	NGSC	Risk	Executive

INDEPENDENT DIRECTORS

Bader M. Alsaad			●	●

Pamela Daley	●			●	●

William E. Ford		●	●		●

Fabrizio Freda			●

Murry S. Gerber (Lead Independent Director)			●		●

Margaret “Peggy” L. Johnson	●	●

Cheryl D. Mills		●	●

Gordon M. Nixon		●	●		●

Kristin C. Peck	●

Charles H. Robbins				●

Marco Antonio Slim Domit	●	●

Hans E. Vestberg	●

Susan L. Wagner	●			●	●

Mark Wilson	●			●

NON-INDEPENDENT DIRECTORS

Laurence D. Fink					●

Robert S. Kapito

Number of Meetings Held in 2022	13	7	6	7	1

● Chairperson

The Board met eight times during 2022. In 2022, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which such director was a member of the Board and (ii) the total number of meetings held by all Committees of the Board on which such director served. Directors are encouraged to and do attend the annual meetings of BlackRock shareholders. Fifteen directors who were serving on the Board and nominated for re-election in 2022 attended the 2022 Annual Meeting of Shareholders.

BLACKROCK, INC. 2023 PROXY STATEMENT	31

Corporate Governance  |  Board Committees

Board Committee Refreshment

The NGSC considers the periodic rotation of Committee members and Committee Chairs to introduce fresh perspectives and to broaden and diversify the views and experience represented on the Committees. In 2022, we made the following update:

•

Audit Committee: On March 23, 2022, the Board appointed Ms. Peck to serve as a member of the Audit Committee, effective May 25, 2022 (following the 2022 Annual Meeting). Ms. Peck brings expertise in strategy and finance, as well as experience managing and overseeing the reporting of financial and operating results, from her role as a chief executive officer of a publicly traded pharmaceutical company.

Outlined below are the Board’s Committees with descriptions of each Committee’s membership, roles and responsibilities as of the date of this Proxy Statement.

Audit Committee

Chair	Pamela Daley	Members(1)	Margaret “Peggy” L. Johnson Kristin C. Peck	Marco Antonio Slim Domit Hans E. Vestberg	Susan L. Wagner Mark Wilson

Role and Responsibilities

The Audit Committee’s primary responsibilities include oversight of the integrity of BlackRock’s financial statements and public filings, the independent registered public accounting firm’s qualifications, performance and independence, the performance of BlackRock’s internal audit function and BlackRock’s compliance with legal and regulatory requirements.

The Audit Committee receives reports on:

•   The progress and results of the internal audit program, as provided by BlackRock’s Head of Internal Audit, and approves BlackRock’s internal audit annual plan;

•   External audit findings, as provided by BlackRock’s independent registered public accounting firm, Deloitte;

•   Financial controls regarding compliance with the Sarbanes-Oxley Act of 2002, as provided by the Head of Finance Controls and presented by management;

•   The Company’s risk management program, as provided by BlackRock’s Chief Risk Officer;

•   Financial updates, as provided by the Chief Financial Officer;

•   Cybersecurity updates, as provided by the Chief Information Security Officer;

•   Compliance updates, as provided by the Global Chief Compliance Officer;

•   Litigation, regulatory and material ethics matters, as provided by BlackRock’s Chief Legal Officer; and

•   Risk matters addressed at the Risk Committee, as provided by the Chair of the Risk Committee.

Additionally, as part of the Audit Committee’s responsibility for oversight of the Company’s major financial risk exposures, the Audit Committee reviews and discusses with management the Company’s approach to assessing and managing risk in coordination with the Risk Committee.

The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm retained to audit BlackRock’s financial statements. The Audit Committee approves all audit engagement fees and terms associated with the retention of Deloitte. In addition to ensuring the regular rotation of the lead audit partner, as required by law, the Audit Committee reviews and evaluates the lead audit partner and determines whether there should be periodic rotation of the independent registered public accounting firm.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal audit and Deloitte.

The Board has determined that each member of the Audit Committee is “independent” as defined in the NYSE listing standards and applicable SEC rules, is “financially literate,” and has accounting and related financial management expertise within the meaning of the NYSE listing standards. All members of the Audit Committee, with the exception of Ms. Johnson, qualify as “audit committee financial experts” under applicable SEC rules.

(1)	Murry S. Gerber served as a member of the Audit Committee until May 25, 2022.

32	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Board Committees

Management Development & Compensation Committee

Chair	William E. Ford	Members(1)	Margaret “Peggy” L. Johnson Cheryl D. Mills	Gordon M. Nixon Marco Antonio Slim Domit

Role and Responsibilities

•   Reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s overall compensation levels based on this evaluation;

•   Reviewing BlackRock’s executive compensation program and establishing the compensation framework of BlackRock’s executive officers;

•   Periodically reviewing and approving director compensation;

•   Reviewing, approving, recommending to the Board, or delegating to management the oversight of, BlackRock’s benefits plans;

•   Considering and discussing the results of the advisory “say-on-pay” vote;

•   Providing oversight of BlackRock’s executive compensation program and determining whether our program remains effective to attract, motivate and retain senior officers capable of making significant contributions to BlackRock’s long-term success;

•   Reviewing, assessing and making reports and recommendations to the Board on BlackRock’s strategies relating to human capital management, with an emphasis on talent development, performance against talent, DEI, corporate culture and employee engagement goals and succession planning; and

•   Appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the MDCC.

The Board has determined that each member of the MDCC is “independent” as defined in the NYSE listing standards and applicable SEC rules and qualifies as a “non-employee director” under applicable SEC rules.

Additional information on the MDCC’s processes and procedures for consideration of NEO compensation is addressed in the “Management Development & Compensation Committee Report” on page 54 and “Compensation Discussion and Analysis” beginning on page 55.

Nominating, Governance & Sustainability Committee

Chair	Gordon M. Nixon	Members	Bader M. Alsaad William E. Ford	Fabrizio Freda Murry S. Gerber	Cheryl D. Mills

Role and Responsibilities

•   Recommending to the Board criteria for the selection of new directors to serve on the Board;

•   Identifying individuals qualified to become members of the Board;

•   Recommending to the Board the director nominees for the next annual meeting of shareholders or candidates to fill vacancies or newly created directorships that may occur between annual meetings;

•   Recommending to the Board members for each Committee;

•   Leading the Board in its annual review of the Board’s performance;

•   Evaluating and recommending to the Board corporate governance policies, practices and guidelines applicable to the Company;

•   Overseeing BlackRock’s Related Persons Transaction Policy;

•   Reviewing the Company’s engagement with shareholders and other stakeholders on governance and sustainability matters and considering shareholder proposals and proposed responses;

•   Periodically reviewing corporate governance trends, best practices and regulations applicable to the corporate governance of the Company;

•   Periodically reviewing the Company’s significant publications relating to environmental, social and other sustainability matters, such as BlackRock’s TCFD and SASB reports; and

•   Periodically reviewing the Company’s philanthropic programs and related strategy, as well as the Company’s public policy and advocacy activities, including public policy priorities, political contributions and memberships in trade associations.

The Board has determined that each member of the NGSC is “independent” as defined in the NYSE listing standards and applicable SEC rules.

(1)	Jessica P. Einhorn and Beth Ford served as members of the MDCC until May 25, 2022 and September 30, 2022, respectively.

BLACKROCK, INC. 2023 PROXY STATEMENT	33

Corporate Governance  |  Board Committees

Risk Committee

Chair	Susan L. Wagner	Members(1)	Bader M. Alsaad Pamela Daley	Charles H. Robbins Mark Wilson

Role and Responsibilities The Risk Committee assists the Board with its oversight of the Company’s levels of risk, risk assessment, risk management and related policies and processes.

The Risk Committee receives reports on:

•   Management’s assessment of current and historical levels of inherent and residual risks across the Company;

•   The Company’s cybersecurity program and technology resilience risk management, as provided by the Chief Information Security Officer;

•   Key risks and their mitigation across each of the Company’s main investment, technology and client platforms;

• Risks associated with regulatory trends and public policy developments; and • Any other areas of risk delegated to the Risk Committee by the Board.

The Committee regularly reviews a risk profile report prepared by the Chief Risk Officer, which covers a wide range of topics and potential issues that could impact BlackRock.

The Risk Committee also reviewed and discussed with management the Risk Factors included in the 2022 Form 10-K and received reports from members of management responsible for identifying and monitoring these risks.

Although not required, the Board has determined that each member of the Risk Committee is “independent” as defined in the NYSE listing standards and applicable SEC rules.

Executive Committee

Chair	Laurence D. Fink	Members	Pamela Daley William E. Ford	Murry S. Gerber Gordon M. Nixon	Susan L. Wagner

Role and Responsibilities

The Executive Committee has all the powers of the Board, except as prohibited by applicable law and BlackRock’s Amended and Restated Bylaws (“Bylaws”), and except to the extent another Committee has been accorded authority over the matter. The Executive Committee may meet to exercise such powers between meetings of the Board.

(1)	Jessica P. Einhorn and Beth Ford served as members of the Risk Committee until May 25, 2022 and September 30, 2022, respectively.

Board and Committee Oversight of Strategy

The Board actively engages with senior management by providing guidance on the formation and implementation of strategic initiatives. On an annual basis, our CEO previews the Board’s proposed agenda with the NGSC, focusing on business reviews and the strategic topics for the coming year, and receives its feedback and input. Based on this agenda, members of senior management and business leads will brief directors on the strategic opportunities, priorities and implementation of strategy for their respective lines of business. These presentations serve as the basis for an active, ongoing dialogue between the Board and senior management about strategic risks and opportunities facing BlackRock and its lines of business.

34	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Board Committees

Board and Committee Oversight of Risk Management

KEY STRATEGY & RISK MANAGEMENT OVERSIGHT AREAS

•	Investment Performance and Markets

•	Technology and Cybersecurity

•	Operations and Business Continuity

•	External Affairs, Regulation, Compliance and Legal Developments
•	Investment Stewardship

•	Sustainable Investing and Corporate Sustainability

•	Human Capital and Talent Development

BLACKROCK, INC. 2023 PROXY STATEMENT	35

Corporate Governance  |  Board Committees

Board and Committee Oversight of Cybersecurity

Our Board is actively engaged in the oversight of BlackRock’s cybersecurity program. Several of our director nominees have experience managing and mitigating cyber and technology risks at regulated entities, which provides the Board with insight and aids in overseeing the firm’s technology and operations, as well as our continuing investment in and development of the cybersecurity program.

•   Our Risk Committee receives regular reports on the Company’s cybersecurity program and related developments from members of our information security team. These reports include analyses of recent cybersecurity threats and incidents across the industry, as well as reviews of BlackRock’s own security controls and program, including as it relates to Aladdin and our investment platform.

•   On an annual basis, senior members of BlackRock’s technology, risk and information security teams provide a comprehensive overview of BlackRock’s cyber risk and related programs to a joint session of the Risk and Audit Committees.

Our global information security team, in collaboration with our technology risk team, internal audit and independent third parties, assesses cyber risks and adjusts our program as needed.

In 2022, the Risk Committee also discussed with management cyber incident preparedness and measures implemented by the firm, such as response, governance and communication protocols, as well as the results of “tabletop” exercises conducted by management and led by external advisors.

Program Highlights:

•   Global, in-depth, multilayered strategy of control programs, using internal teams and independent third parties, including monitoring, incident management, security engineering, identity and access management and security assessments.

•   Published policies and procedures, updated annually.

•   Layered preventive, detective, reactive and recovery controls to identify and manage cybersecurity risks.

•   Participation in financial services industry and government forums to improve both internal and sector cybersecurity defense.

•   Cybersecurity risk program is aligned with various frameworks, including NIST CSF, FFIEC CAT, FedRAMP, SOC 1/2, ISO 27001/2 and others.

•   Employees are required to complete an annual information security training.

Board and Committee Oversight of Sustainability

BlackRock’s governance of sustainability-related matters reflects our commitment to strong leadership and oversight of such matters at the senior management and Board levels. BlackRock’s Board engages with the Company’s senior leaders on near- and long-term business strategy and reviews management’s performance in delivering long-term value creation on behalf of clients. Helping our clients meet their sustainability-related investment objectives and preferences is a critical component of the firm’s overall business strategy and among one of several senior management responsibilities over which the Board has oversight.

In 2022, the Board or its Committees reviewed and discussed matters such as sustainable and transition investment solutions and product offerings, as well as their performance; BlackRock’s approach to engagement with stakeholders on material governance and business matters, including sustainability-related matters; and the regulatory landscape with respect to sustainability across the various markets in which the Company operates.

Several of our director nominees have experience in sustainability matters, including through management of these issues in senior leadership roles as business imperatives and in relation to long-term strategy; knowledge and experience in the energy sector; or key involvement with global initiatives and alliances.

36	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Board Committees

Committee Oversight of Sustainability

Audit Committee

In 2022, the Audit Committee reviewed and discussed the Company’s Form 10-K, which included a discussion of the Company’s human capital management practices as required by the SEC, as well as sustainability-related legal and regulatory developments for products and issuers, and the firm’s compliance.

Nominating, Governance & Sustainability Committee

In 2022, the NGSC reviewed and discussed the Investment Stewardship team’s updated engagement priorities and approach to voting on environmental and social shareholder proposals. The NGSC also reviewed and discussed the governance of BlackRock’s Social Impact program and The BlackRock Foundation, as well as the Corporate Sustainability team’s priorities and progress tracking corporate greenhouse gas (“GHG”) emissions.

Management Development & Compensation Committee

In 2022, the MDCC reviewed and discussed the Company’s 2022 say-on-pay results, progress toward DEI and related goals, UK gender pay gap report and other EMEA-focused compensation-related disclosures.

Risk Committee

In 2022, the Risk Committee reviewed and discussed enhancements to BlackRock’s risk management processes related to sustainable investing and research and analytics, and the evolving regulatory landscape for sustainability-related matters.

BLACKROCK, INC. 2023 PROXY STATEMENT	37

Corporate Governance  |  Sustainability at BlackRock

Sustainability at BlackRock

As an asset manager, we believe the consideration of sustainability-related insights helps us identify companies that are positioned to succeed in the long term. We also recognize the importance of leading by example and providing transparency to stakeholders on how we integrate these business practices into our own strategy and operations. The below illustrates how sustainability considerations have been incorporated into our business practices.

Operating a Sustainable Company

•  In operating our own business, we pursue an environmental sustainability strategy focused on reducing GHG emissions and increasing the efficiency and resilience of our operations, where possible. During 2022, we made enhancements to how we measure GHG emissions from our operations through a digital enterprise climate platform to help improve carbon footprint accuracy, understand emissions drivers, and track the impact of emission reductions against our operational science-aligned emission reduction goals. We will continue to focus on finding ways to leverage low-carbon energy solutions, such as renewable electricity to power our operations, and using sustainable aviation fuels (“SAF”), where possible.

•  Our long-term success is dependent on our people. We make an effort to unify culture, advance DEI, attract, retain and motivate talented employees, and foster an environment that provides a safe and healthy workplace for all our employees.

•  We are committed to providing meaningful transparency to our stakeholders. In continuation of our commitment to enhance our corporate sustainability disclosure, in our 2022 TCFD report we published, for the first time, emissions intensity metrics for sovereign debt assets and adjusted and unadjusted carbon footprint metrics for BlackRock’s AUM. In addition, we further enhanced our climate scenario analysis to consider both physical and transition risk under the same scenarios.

Sustainable Investing

•  BlackRock’s investment approach is informed by three principles: client choice, performance and research. In 2022, we expanded the number of investment choices for our clients, including launching transition-related products across public and private markets.

•  As of December 31, 2022, we managed $586 billion in sustainable investment strategies on behalf of our clients across 400+ sustainable products.

•  As a fiduciary, we continue to incorporate financially material sustainability factors into our firm-wide investment processes with the objective of enhancing risk-adjusted returns for our clients’ portfolios.

•  We continue to underpin our work with research insights. In 2022, we released a series of research papers on what the low-carbon transition means for investors.

Responsible Stewards of Our Clients’ Assets

•  BlackRock Investment Stewardship (“BIS”) continued to serve as an important link between our clients and the companies they invest in. During 2022, BIS had 3,690+ engagements with 2,460+ public companies across 55 markets to discuss issues we assess to be important to long-term shareholder value. This included engaging with companies to understand, when relevant, how they identify and manage the material risks and opportunities associated with climate change and the transition towards a low-carbon economy.

• In 2022, we launched BlackRock Voting Choice, a capability that gives eligible clients the option to engage more directly in proxy voting.

Data & Technology

•  We are helping investors to manage their climate objectives through Aladdin Climate, by providing tools for tracking investment portfolios’ trajectories toward net zero and helping to bring about standardized climate data and metrics to better serve the industry.

•  We deliver sustainability and climate data sourced from third parties directly into investors’ daily workflows through Aladdin to drive more informed investment and risk management. We have released 12,000+ ESG metrics within the Aladdin platform, and we continue to develop tools to better manage climate risk in portfolios.

Making a Positive Social Impact

•  In 2021, The BlackRock Foundation committed $100 million to Breakthrough Energy’s Catalyst Program (“Catalyst”), which seeks to support clean energy technology innovation, including SAF, green hydrogen and direct air capture. In 2022, Catalyst announced its first grant to a SAF project focused on alcohol-to-jet fuel technology development.

38	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Sustainability at BlackRock

BlackRock’s Commitment to Transparency

BlackRock is committed to providing transparency on meaningful sustainability-related information to stakeholders. We made significant enhancements to our corporate sustainability disclosures in 2022 and are committed to further enhancing our corporate sustainability disclosure in the years ahead. Recent publications include:

Publication	Description

2022 TCFD Report (published in 2023)

This comprehensive report is aligned to the recommendations provided by the TCFD, an organization that has developed a framework to help public companies and other organizations disclose climate-related risks and opportunities. This report represents BlackRock’s commitment to meaningful transparency on our approach to managing climate-related risks and opportunities across our business.

The 2022 TCFD report is our third TCFD report, which we have further developed by (i) enhancing our climate scenario analysis that assesses the potential implications of climate-related physical and transition risks to the firm; (ii) publishing, for the first time, emissions intensity metrics for sovereign debt assets and the adjusted and unadjusted carbon footprint metrics associated with BlackRock’s AUM; (iii) continuing to report preliminary estimates reflecting GHG emissions associated with BlackRock’s AUM.

Global DEI Annual Report and U.S. EEO-1 Report

Our Global DEI Annual Report highlights our commitment to DEI across the firm and within the regions and countries where we operate. Additionally, our U.S. EEO-1 report provides U.S. demographic work force data, including data by race/ethnicity, gender and job categories.

2021 Sustainability Disclosure (published in 2022 and aligned to SASB Standards and UN Global Compact 10 Principles)

BlackRock’s 2021 Sustainability Disclosure is aligned to the SASB’s standards for Asset Management & Custody Activities. The report includes information regarding workforce diversity, sustainable investing and stewardship.

In addition to reporting against the SASB standards, the 2021 Sustainability Disclosure includes topics such as employee health, safety and well-being, and community relations and social impact, which are based on the UN Global Compact 10 Principles and input from a stakeholder assessment we conducted.

BLACKROCK, INC. 2023 PROXY STATEMENT	39

Corporate Governance  |  BlackRock’s Impact on its People

BlackRock’s Impact on its People

With approximately 19,800 employees in more than 30 countries as of December 31, 2022, BlackRock provides a broad range of investment and technology services to institutional and retail clients in more than 100 countries across the globe. As an asset manager, our long-term success depends on our people and how we manage our workforce.

Culture and Principles

BlackRock believes that maintaining a strong corporate culture is an important component of its human capital management practices and is critical to the firm’s long-term success. Our culture is underpinned by the BlackRock Principles, which unify our workforce and guide how we interact with each other, our clients, the communities in which we operate and our other stakeholders:

•	We are a fiduciary to our clients;

•	We are One BlackRock;

•	We are passionate about performance;
•	We take emotional ownership; and

•	We are committed to a better future.

Read more about the BlackRock Principles on our website at www.blackrock.com.

Diversity, Equity and Inclusion

We believe a diverse workforce and an equitable and inclusive work environment are key factors in achieving better outcomes across all levels of our business. We have made a long-term commitment to cultivating DEI in our workforce and leadership team through our hiring, retention, promotion and development practices. As part of this long-term commitment, we have instituted a multi-year DEI strategy that we believe is actionable, measurable and designed to apply across the many countries in which the firm operates. Our DEI strategy is aligned with the firm’s business priorities and long-term objectives. Our DEI strategy centers on talent and culture, responding to the needs of our clients, and policy and social impact in the communities in which we operate.

Employee Engagement

We value continuous dialogue with our employees to better understand their experiences. We have several employee engagement mechanisms including:

•	Global employee opinion surveys;

•	Interactive events and communications; and

•	The sponsorship of employee networks.

In November 2022, 88% of employees agreed or strongly agreed with the statement, “I am proud to work at BlackRock”

The employee opinion pulse surveys, which we conduct multiple times per year, provide us with actionable feedback for our teams and for BlackRock as a whole. Additionally, we use ongoing lifecycle surveys to collect feedback on various areas of employee focus. We work to keep our employees informed and engaged through a regular cadence of communications and events, including weekly newsletters, global and local townhalls and messages from leaders with timely business and organizational updates and culture-building opportunities.

Employee Networks

Employee networks provide forums and opportunities for employees with a diverse range of backgrounds, experiences and perspectives to connect with one another and enhance the firm’s culture. The networks are designed by employees for employees, sponsored by senior leaders and strengthen the One BlackRock community.

BlackRock believes that it is imperative to support employees as a local force for good in the communities in which we live and operate, and to help build a more equitable and resilient future for our neighbors. In 2021, we launched the Gives Network, whose mission is to empower employees to channel their passions to positively impact their communities and work collectively to shape BlackRock’s local footprint. During 2021, we also launched the Asian & Middle Eastern Professionals & Allies Network to foster community, camaraderie and a sense of belonging for Asian and Middle Eastern professionals and allies at the firm.

40	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  BlackRock’s Impact on its People

Training, Innovation and Development

We believe that developing the capabilities of our employees is integral to delivering long-term value. Our human capital management practices are designed to provide opportunities for employees to learn, innovate and enhance their skillsets at every stage of their career. Examples include:

•	BlackRock Academies – BlackRock’s online suite of interactive resources and courses, which enable employees to build skills in specific facets of our business and purpose.

•

Leadership development programs – Programs may include executive coaching, in-person and virtual learning, senior management sponsorship and additional training to assist in building foundational skills.

Compensation, Wellness and Benefits

Investing in the physical, emotional, mental and financial well-being of our employees is a critical component of our human capital management strategy.

Our compensation and benefits practices are designed to: attract, retain and motivate talented employees; align employee incentives and risk-taking with those of the firm and the interests of our clients; and support employees across many aspects of their lives. We have a strong pay-for-performance culture and an annual compensation process that takes into consideration firmwide results, individual business results and employee performance, as well as market benchmarks.

We also offer a wide range of benefits that are regularly reviewed in accordance with leading best practices and the local requirements of our offices, including, where applicable, retirement savings plans, a flexible time off (“FTO”) policy and flexible working arrangements, and parental leave and family support benefits, including fertility benefits, adoption and surrogacy assistance, and backup elder and childcare benefits. Comprehensive healthcare and mental-health benefits are also offered to eligible employees, including medical, dental and vision coverage, health savings and spending accounts, counseling services, an employee assistance program and access to telemedicine services, where available.

We prioritize protecting the rights of our workforce and the equitable treatment of employees. We have implemented policies related to harassment prevention and compliance with equal employment opportunity and overtime regulations and are committed to providing a safe and healthy work environment. To do this, we design global programs, including environmental and occupational health and safety programs, to meet or exceed local requirements. Moreover, we encourage all employees to raise issues of concern and assure employees that they may do so without fear of retaliation.

As the COVID-19 pandemic highlighted the importance of keeping employees safe and healthy, BlackRock continues to communicate about the telemedicine and digital health resources it has available, including mental, emotional and physical health offerings. For example, the Company offers several benefits to support mental health, including a Mental Health Ambassador program that is comprised of trained global volunteers across office locations who act as allies for firmwide mental health awareness and direct interested colleagues to mental health resources.

BLACKROCK, INC. 2023 PROXY STATEMENT	41

Corporate Governance  |  BlackRock’s Impact on its People

Transparency and Accountability

We view transparency and accountability as a critical part of our DEI strategy and as a means to inform, measure and improve our human capital management practices. In 2023, we published our second Global DEI Annual Report, “Our Path Forward,” which highlights our commitment to DEI across the firm and within the regions and countries where we operate.

In addition, since 2020, we have published annual SASB-aligned disclosure and EEO-1 reports. Both of these documents include information regarding workforce diversity.

During 2020, we also set and published goals for increasing the overall workplace representation of U.S. Black and Latinx employees and growing the number of senior women globally and U.S. Black and Latinx leaders at the Director level and above. As of January 1, 2023, of the Company’s employees who self-identified their gender status, approximately 44% of the Company’s global workforce, 32% of global senior leaders (Directors or above) and 47% of global new hires, were women. Additionally, as of January 1, 2023, of the Company’s U.S. employees who self-identified their race/ethnicity status, approximately 8% of employees, 4% of senior leaders and 12% of new hires identified as Black or African American, 8% of employees, 4% of senior leaders and 10% of new hires identified as Latinx, and 27% of employees, 20% of senior leaders and 33% of new hires identified as Asian. Further, of the Company’s approximately 19,800 employees as of December 31, 2022, 47% were based in the Americas, 31% were based in EMEA and 22% were based in Asia-Pacific regions.

Board Oversight of Human Capital Management

Our Board plays an important role in the oversight of human capital management and devotes one Board meeting annually to an in-depth review of BlackRock’s culture, talent development, retention and recruiting initiatives, DEI strategy, leadership and succession planning, and employee feedback.

Moreover, the MDCC periodically reviews progress made toward the firm’s DEI goals and other human capital management objectives. This progress is considered in compensation outcomes, including individual outcomes for executive officers, that are approved by the MDCC. For a discussion on how these objectives are factored into performance assessments of BlackRock’s NEOs, see “2022 NEO Compensation and Performance Summaries” beginning on page 67.

42	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Corporate Governance Practices and Policies

Corporate Governance Practices and Policies

Management Succession Planning

Succession planning for our CEO and other senior executives is a key part of our Board’s annual review of human capital management. As part of this review, the Board focuses on whether BlackRock has the right people in place to execute our long-term strategic plans, and on our ability to identify, attract, develop, promote and retain future senior executives. An important element of the succession planning across the organization is a commitment to building leadership from within and increasing diversity in leadership roles.

DURING THESE REVIEWS, THE BOARD DISCUSSES:

•	Our succession process and pipeline, including DEI and culture goals for building future senior leaders;

•	Potential successors to the CEO in the event of an emergency or the CEO’s retirement; and

•	CEO recommendations and evaluations of potential successors for BlackRock’s top executives, along with a review of any development plans for these individuals.

BlackRock Public Policy Engagement and Political Participation Policies

BlackRock believes that responsible corporate citizenship requires active engagement in legislative and regulatory processes. As part of our responsibilities to our shareholders and clients, BlackRock advocates for public policies that we believe are in our shareholders’ and clients’ long-term best interests. We support the creation of regulatory regimes that increase financial market transparency, protect investors and facilitate responsible growth of capital markets, while preserving consumer choice and properly balancing benefits versus implementation costs. BlackRock comments on public policy topics through, among other things, our published ViewPoints, which examine public policy issues and assess their implications for investors, and through comment letters and consultation responses that we submit to policy makers. We believe in the value of open dialogue and transparency on these important issues. Our position papers and letters are available on the “Insights – Public Policy” section of our website.

Governance of Public Policy Engagement

BlackRock’s External Affairs group manages the firm’s key reputational and policy challenges and opportunities. The global group, which includes Global Public Policy, Corporate Sustainability, Social Impact, Long-term Capitalism and Academic Engagements, is focused on deepening our relationships with key stakeholders; creating forums for research, dialogue and debate; and advocating on behalf of the interests of our clients. Our engagements with policy makers and advocacy on public policy issues are coordinated by the Global Public Policy Group (“GPPG”). Members of GPPG work closely with business and legal teams to identify legislative and regulatory priorities, both regionally and globally, that protect investors, increase shareholder value and facilitate responsible economic growth.

BlackRock’s Chief Legal Officer and Head of External Affairs regularly brief the Board or its Committees to keep directors apprised of, and engaged in, legislative and regulatory developments and BlackRock’s advocacy initiatives and priorities. Members of GPPG and executive leadership regularly meet with and exchange views on legislation and regulatory priorities with public officials and policy makers, regionally and globally, and provide such individuals with educational materials to help inform their decisions.

Trade Associations

As part of BlackRock’s engagement in the public policy process, BlackRock participates in a number of trade associations that advocate for and shape public policy positions that are important to the asset management industry and the global business community. Trade associations also provide educational, training and professional networking opportunities for their members. BlackRock participates in these associations for such opportunities and to help build consensus on issues that we believe will serve investors, increase shareholder value and facilitate responsible economic growth. We do not control these organizations, and our membership and participation in these organizations are not an endorsement of all their activities and positions. Accordingly, there may be instances where specific positions diverge from those of BlackRock.

BlackRock discloses the principal trade associations to which we belong, as well as those trade associations to which we paid in excess of $25,000 in 2022 for membership fees and/or dues, on our Public Policy Engagement and Political Participation Policies webpage.

BlackRock periodically reviews our memberships in these trade associations, and the positions they support, to evaluate whether there is alignment with our views on public policy matters we consider material to our efforts to serve our investors and clients. Where we identify a significant inconsistency on a material strategic policy issue, we will discuss and review our options with respect to such organization, including the benefits and challenges associated with our continued membership. Actions that we may take to address material misalignment include engagement with the trade association, clarifying BlackRock’s position through public statements or consideration of the termination of our membership in the trade association.

BLACKROCK, INC. 2023 PROXY STATEMENT	43

Corporate Governance  |  Corporate Governance Practices and Policies

Political Participation

Our ability to engage policy makers and participate in the public policy arena is subject to extensive laws and regulations at the international, federal, state and local levels. Under U.S. federal law, BlackRock may not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. In addition to federal limits on corporate political action, our political contributions at the state and local level in the U.S. are governed by Municipal Securities Rulemaking Board Rule G-37, Rule 206(4)-5 of the Investment Advisers Act of 1940 and CFTC Rule 23.451, as well as applicable state and local law. Accordingly, BlackRock does not contribute corporate funds to candidates, political party committees, PACs or any political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code. Although permitted under federal law, BlackRock has voluntarily elected not to spend corporate funds directly on independent expenditures, including electioneering communications. Information about BlackRock’s federal lobbying activities, including contributions required to be disclosed under the Lobbying Disclosure Act of 1995, as amended, is publicly available at https://lda.senate.gov/system/public/.

BlackRock maintains a federal PAC that is funded in accordance with applicable federal law on a voluntary basis by employees of the Company who are U.S. citizens or green card holders. The PAC makes contributions at the federal level on a bipartisan basis consistent with the Company’s contribution policies and public policy goals and without regard to the private political preferences of management. As required by law, all political contributions by the PAC are reported to the Federal Election Commission and are publicly disclosed at www.fec.gov. The BlackRock PAC’s contributions for 2022 are disclosed on our Public Policy Engagement and Political Participation Policies webpage.

In recent years, we revisited the BlackRock PAC’s governance structure, size, disbursements, contribution criteria, transparency and employee engagement. For example, in the third quarter of 2021, we implemented a number of enhancements to strengthen governance, improve transparency and encourage engagement with eligible employees.

BlackRock maintains compliance processes designed to ensure that its activities are conducted in accordance with our Public Policy Engagement and Political Participation Policies and all relevant laws governing political contributions in the U.S. All employees are required to annually review and acknowledge their compliance responsibilities regarding political contributions and must submit all of their proposed personal political contributions to our Legal and Compliance Department to determine if such contributions are consistent with applicable legal restrictions.

Shareholder Engagement and Outreach

Our Shareholder Engagement Process

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them. We report back to our Board on this engagement as well as specific issues to be addressed.

Also see “Compensation Discussion and Analysis” beginning on page 55 for a discussion of our compensation-related shareholder engagement initiatives and our 2022 say-on-pay vote result.

44	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  Communications with the Board

Communications with the Board

Shareholders and other interested parties may contact any member (or all members) of the Board, any Committee or any Chair of any such Committee by mail or electronically, as follows:

Mail: BlackRock, Inc. Attn: Board of Directors c/o Corporate Secretary 50 Hudson Yards New York, New York 10001

Online:

Go to the BlackRock website at https://ir.blackrock.com. Under the headings “Governance / Governance Overview / Contact Our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board, the Lead Independent Director, any individual director or any group or committee of directors.

BlackRock’s Corporate Communications, Investor Relations or Legal and Compliance Departments will review all communications received to determine whether the contents represent a message or matter for our directors’ review. Requests for a meeting with any member of the Board will also be reviewed accordingly and, if appropriate, arranged by Investor Relations and the Corporate Secretary. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with established procedures.

Shareholders are encouraged to visit the “Governance / Governance Overview” page of the BlackRock website at https://ir.blackrock.com to see the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive and Senior Financial Officers and additional information about BlackRock’s Board and its Committees and corporate governance policies.

The charters for each of the Audit Committee, the MDCC, the NGSC, the Risk Committee and the Executive Committee can be found at the same website address. In addition, BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on its corporate website.

BlackRock will provide a copy of these documents without charge to each shareholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 50 Hudson Yards, New York, New York 10001.

2022 Director Compensation

Independent directors receive compensation, including retainers and reimbursements of expenses, for their service and dedication to our Company. We recognize the substantial time and effort required to serve as a director of a large global investment firm. The goal of our director compensation program is to help attract, motivate and retain directors capable of making significant contributions to the long-term success of our Company. In order to further align the interests of our directors with the interests of our shareholders, our independent directors are required to own a minimum target number of shares, as described below.

The MDCC is responsible for reviewing director compensation periodically and making recommendations to the Board. The MDCC also reviews the director compensation practices of peer corporations. For more information on these peer groups, please refer to “Role of the Compensation Consultant” on page 66.

How Our Director Compensation Program Aligns with Long-Term Shareholder Interests

FOCUS ON EQUITY COMPENSATION	STOCK/EQUITY OWNERSHIP REQUIREMENT
The largest portion of independent director compensation is the annual equity grant, which is payable in deferred stock units.

All independent directors are required to own shares valued at a minimum of $500,000 (i.e., over five times the annual board retainer) within five years of joining the Board. All directors have met or are on track to meet this requirement.

BLACKROCK, INC. 2023 PROXY STATEMENT	45

Corporate Governance  |  2022 Director Compensation

2022 Elements of Director Compensation

For services provided in 2022, each independent director received an annual retainer paid quarterly in arrears at an annualized rate of $85,000, as well as Committee annual retainers paid quarterly in arrears at the following annualized rates: $40,000 for the Chair and $25,000 for members of the Audit Committee; and $30,000 for the Chairs and $15,000 for members of the MDCC, NGSC and Risk Committee. Our Lead Independent Director received an additional annual retainer paid quarterly in arrears at an annualized rate of $100,000. In addition, each independent director had the right to elect to receive BlackRock common stock valued at an equivalent fair market value in lieu of all or a portion of his or her annual retainer and Committee annual retainers.

In addition, in January 2022, each independent director received an annual equity grant, awarded in deferred stock units valued at $240,000. The grant vested upon a director’s election or re-election, as applicable, at the 2022 Annual Meeting of Shareholders and will be settled in shares of BlackRock common stock. The settlement of the annual equity grant will generally occur on the earlier of (i) the third anniversary of the date of grant and (ii) the date the director ceases to be a member of the Board.

The following table shows the elements of director compensation provided by BlackRock for services in 2022.

Director Compensation Element	Payment or Value of Equity

Board Service(1)
Annual Retainer(2)	$85,000
Annual Equity Grant(3)	$240,000 deferred stock units

Lead Independent Director	$100,000

Committee Service
Committee Annual Retainers(2)	Chair	Member
Audit Committee	$40,000	$25,000
MDCC	$30,000	$15,000
NGSC	$30,000	$15,000
Risk Committee	$30,000	$15,000

(1)

Board and Committee Service Retainers and Annual Equity Grants. Directors have the right to elect to receive their annual Board and Committee service retainers in the form of BlackRock common stock. Directors have a right to elect, no later than December of the prior calendar year, to receive their annual retainers in the form of deferred stock units that are fully vested on the date of grant, and to elect for such deferred stock units, as well as deferred stock units granted as part of the annual equity grant, to be settled in shares of BlackRock common stock in a lump sum on the date the director ceases to be a member of the Board or in equal annual installments on each of the first five anniversaries of the date the director ceases to be a member of the Board.

(2)

Timing of Annual Retainer Payments. Board and Committee service retainers are paid in January, April, July and October, based on service during the prior quarter. New Board members rotating through the standing Committees receive one general Committee retainer. From time to time, the Company also makes available, as an accommodation to all of its directors upon request, basic office space at its existing locations and administrative support, as needed.

(3)

Annual Equity Grant. Directors were granted an annual equity award in January 2022, which vested following their election (or re-election) to the Board at the Annual Meeting of Shareholders on May 25, 2022.

46	BLACKROCK, INC. 2023 PROXY STATEMENT

Corporate Governance  |  2022 Director Compensation

Directors in 2022 who were also employees of BlackRock are not listed in the table below because they did not receive compensation for serving as directors or Committee members. In 2022, directors who were not employees of BlackRock each received the amounts set forth below and were also reimbursed for reasonable travel and related expenses.

2022 Total Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Bader M. Alsaad	114,699	239,636	354,335

Pamela Daley	139,867	239,636	379,503

Jessica P. Einhorn(3)	57,500	239,636	297,136

Beth Ford(4)	83,007	239,636	322,643

William E. Ford	130,102	239,636	369,739

Fabrizio Freda	99,598	239,636	339,234

Murry S. Gerber	212,500	239,636	452,136

Margaret “Peggy” L. Johnson	124,938	239,636	364,574

Cheryl D. Mills	115,000	239,636	354,636

Gordon M. Nixon	130,047	239,636	369,683

Kristin C. Peck	107,775	239,636	347,411

Charles H. Robbins	99,598	239,636	339,234

Marco Antonio Slim Domit	125,322	239,636	364,958

Hans E. Vestberg	110,067	239,636	349,704

Susan L. Wagner	140,000	239,636	379,636

Mark Wilson	125,252	239,636	364,888

(1)

Includes fees paid in cash and shares of BlackRock common stock granted on March 31, June 30, September 30 and December 30, 2022, respectively, based on the closing market prices on such dates of $764.17, $609.04, $550.28 and $708.63, respectively, at the election of the director in lieu of all or a portion of his or her annual retainers. Each of the following directors elected to receive common stock in lieu of the following amounts: Mr. Alsaad – $38,032; Ms. Daley – $139,867; Ms. Ford – $83,007; Mr. Ford – $130,102; Mr. Freda – $99,598; Ms. Johnson – $124,938; Mr. Nixon – $130,047; Ms. Peck – $107,775; Mr. Robbins – $99,598; Mr. Slim – $62,822; and Mr. Vestberg – $110,067.

(2)

Includes the annual grants to each non-employee director of 288 deferred stock units of BlackRock with a grant date fair value of $239,636 pursuant to FASB ASC Topic 718. For complete valuation assumptions for the awards, see Note 18 to the consolidated financial statements in our 2022 Form 10-K. As of December 31, 2022, each non-employee director held the following outstanding deferred stock units: Ms. Daley – 3,210; Mr. Nixon – 3,133; Mr. Ford – 3,073; Mr. Wilson – 2,200; Mr. Gerber – 1,993; Ms. Mills – 1,968; Ms. Johnson – 1,854; Mr. Slim – 1,706; for each of Messrs. Freda and Robbins – 1,119; Mr. Alsaad – 1,097; Ms. Wagner – 1,084; Mr. Vestberg – 552; Ms. Peck – 507; Ms. Ford - 473; and Ms. Einhorn – 0.

(3)	Ms. Einhorn did not stand for re-election at the 2022 Annual Meeting of Shareholders. Accordingly, the annual equity award granted in January 2022 did not vest.
(4)	Ms. Ford resigned from the Board effective September 30, 2022.

BLACKROCK, INC. 2023 PROXY STATEMENT	47

Corporate Governance  |  Other Executive Officers

Other Executive Officers

In addition to Messrs. Fink and Kapito, whose biographical information is included on pages 18 and 20, respectively, the following is a list of individuals serving as executive officers of BlackRock as of the date of this Proxy Statement, each of whom also serves on BlackRock’s GEC. All of BlackRock’s executive officers serve at the discretion of the Board and CEO.

Stephen Cohen age 47

Senior Managing Director, has been Head of EMEA since April 2021. Prior to this, Mr. Cohen served as Head of EMEA iShares and Wealth and oversaw Index Investments in EMEA from 2017 to 2021 and served as Global Head of Fixed Income Indexing from 2011 to 2017. Mr. Cohen joined BlackRock in 2011 from Nomura, where he was the Global Head of Equity Linked Strategy.

Robert L. Goldstein age 49

Senior Managing Director, has been Chief Operating Officer since 2014 and has been the Head of BlackRock Solutions, which leverages the Company’s unique risk analytics capabilities and capital markets insights to deliver unbiased advice and expertise to other institutions, since 2009. He led BlackRock’s Institutional Client Business from 2012 to 2014. Mr. Goldstein has spent his entire career at BlackRock, beginning in 1994 as an analyst in the Company’s Portfolio Analytics Group.

Caroline Heller age 45

Senior Managing Director, has been Global Head of Human Resources since January 2023. Prior to becoming Global Head of Human Resources, Ms. Heller was the Head of Talent and Business Partners from May 2021 to December 2022. Before joining BlackRock, Ms. Heller worked at Goldman Sachs for over 20 years, where she held several leadership roles in Human Capital Management, most recently serving as Head of Business Partners and Talent Acquisition from May 2020 to February 2021 and Head of Business Partners and Talent Management from January 2018 to May 2020.

J. Richard Kushel age 56

Senior Managing Director, has been Head of the Portfolio Management Group, which encompasses BlackRock’s Fixed Income, Fundamental Equities, Systematic Investments, Multi-Asset Strategies and Solutions businesses, since 2020. Prior to that, he served as the Head of Multi-Asset Strategies and Global Fixed Income from 2018 to 2020. Mr. Kushel is the Global Executive Committee sponsor of the Company’s Black Professionals & Allies Network. Mr. Kushel was Chief Product Officer and Head of Strategic Product Management from 2014 to 2016 and Deputy Chief Operating Officer from 2012 to 2014. Mr. Kushel has been with BlackRock since 1991.

Rachel Lord age 57

Senior Managing Director, has been Chair and Head of Asia Pacific since May 2021. Prior to this, Ms. Lord served as Head of EMEA since 2017. From 2013 to 2017, she was EMEA Head of iShares and Head of Global Clients, ETF and Index Investments. Ms. Lord joined BlackRock in November 2013 from Citigroup where she was the Global Head of Corporate Equity Derivatives.

Christopher J. Meade age 54

Senior Managing Director, has been Chief Legal Officer of BlackRock since 2016 and General Counsel since 2015. Before joining BlackRock in 2015, Mr. Meade was the General Counsel of the U.S. Department of the Treasury. Previously, he was a partner with the law firm of Wilmer Cutler Pickering Hale and Dorr. Earlier in his career, Mr. Meade served as a law clerk to Justice John Paul Stevens on the U.S. Supreme Court and Judge Harry T. Edwards of the U.S. Court of Appeals for the D.C. Circuit.

Martin Small age 47

Senior Managing Director, has been Chief Financial Officer of BlackRock since February 2023. Prior to this, Mr. Small was Head of U.S. Wealth Advisory from 2018 to February 2023 and Head of U.S. and Canada iShares from 2014 to 2018. From 2008 to 2014, he helped establish, and served in global and regional leadership roles for, the Financial Markets Advisory Group. Mr. Small joined BlackRock in 2006 as a member of the Legal & Compliance Department. Prior to joining BlackRock, Mr. Small was a capital markets, investment management and transactional associate with the law firm of Davis Polk & Wardwell in New York and a law clerk for the Honorable Richard Owen of the U.S. District Court for the Southern District of New York.

Mark Wiedman age 52

Senior Managing Director, has been Head of Global Client Business since January 2023. From 2019 to 2022, Mr. Wiedman served as Head of International and of Corporate Strategy, and as Global Head of iShares and Index Investments from 2011 to 2019. Mr. Wiedman joined BlackRock in 2004 to help start what became the Financial Markets Advisory Group. Prior to joining BlackRock, he was Senior Advisor to the Under Secretary for Domestic Finance at the U.S. Treasury and a management consultant at McKinsey & Company.

48	BLACKROCK, INC. 2023 PROXY STATEMENT

Ownership of BlackRock

Common Stock

The following table includes certain information about the beneficial ownership of BlackRock’s voting securities as of March 31, 2023, by:

•	Each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding voting securities of BlackRock;

•	Each of BlackRock’s directors and nominees;
•	Each of the executive officers named in the 2022 Summary Compensation Table; and

•	All of BlackRock’s executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of voting securities shown. The number of shares of voting securities shown in the following table as beneficially owned by each director and executive officer is determined under the rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table, beneficial ownership includes any shares of voting securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock that the individual has the right to acquire within 60 days of March 31, 2023, through the exercise of any option, warrant or right. All fractional shares have been rounded to the nearest whole number.

BLACKROCK, INC. 2023 PROXY STATEMENT	49

Ownership of BlackRock Common Stock

As of March 31, 2023, there were 149,904,546 shares of BlackRock common stock outstanding.

	Amount of Beneficial Ownership of Common Stock(1)	Percent of Common Stock Outstanding	Deferred/ Restricted Stock Units and Stock Options(2)	Total

The Vanguard Group, Inc.	13,580,827(3)	9.06%	–	13,580,827(3)
100 Vanguard Blvd. Malvern, PA 19355

BlackRock, Inc.	10,455,014(4)	6.97%	–	10,455,014(4)
50 Hudson Yards New York, NY 10001

Kuwait Investment Authority, acting for and on behalf of the Government of the State of Kuwait	7,993,064(5)	5.33%	–	7,993,064(5)
Ministries Complex, Block 3 Safat, Kuwait 13001

Bader M. Alsaad	158	*	1,407	1,565

Pamela Daley	5,317	*	1,407	6,724

Laurence D. Fink	509,414	*	10,710	520,124

William E. Ford	14,038	*	1,407	15,445

Fabrizio Freda	5,704	*	1,407	7,111

Murry S. Gerber	40,941	*	1,407	42,348

Robert L. Goldstein(6)	42,185	*	41,022	83,207

Margaret “Peggy” L. Johnson(6)	1,510	*	1,407	2,917

Robert S. Kapito(6)	201,307	*	8,797	210,104

J. Richard Kushel(6)	146,635	*	32,539	179,174

Cheryl D. Mills	3,771	*	1,407	5,178

Gordon M. Nixon	2,927	*	1,407	4,334

Kristin C. Peck	260	*	611	871

Charles H. Robbins	1,335	*	1,407	2,742

Gary S. Shedlin	15,801	*	30,675	46,476

Marco Antonio Slim Domit	5,144	*	1,407	6,551

Hans E. Vestberg	312	*	611	923

Susan L. Wagner(7)	428,155	*	1,407	429,562

Mark Wilson	1,123	*	1,407	2,530

All directors, nominees and executive officers as a group (24 persons)(6)	1,444,348	*	207,400	1,651,749

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.

(1)	Does not include unvested/unsettled RSUs and stock options.

(2)	Includes deferred and restricted stock units, and stock options that have vested or vest within 60 days of March 31, 2023. Does not include BPIP Awards.

(3)

Based on the Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”) filed on February 9, 2023, Vanguard reported it held 0 shares with sole voting power, 208,876 shares with shared voting power, 12,944,053 shares with sole dispositive power and 636,774 shares with shared dispositive power. Vanguard has entered into a letter agreement with BlackRock pursuant to which, for any annual or special meeting of BlackRock’s shareholders or solicitation of consents with respect to the election of directors, Vanguard will grant a proxy to vote any shares of BlackRock common stock owned by Vanguard in excess of 10% of the outstanding BlackRock shares in proportion to the votes of other shares of BlackRock common stock on matters presented for shareholder approval.

(4)

Based on the Schedule 13G/A of BlackRock, Inc. filed on February 13, 2023. BlackRock, Inc. reported it held 9,306,587 shares with sole voting power, 0 shares with shared voting power, 10,455,014 shares with sole dispositive power and 0 shares with shared dispositive power, all of which are beneficially owned by funds managed by subsidiaries of BlackRock, Inc. Voting recommendations regarding these shares are made by an independent third party voting service provider to avoid potential conflicts of interest.

(5)

Based on the Schedule 13G of the Kuwait Investment Authority (the “KIA”), acting for and on behalf of the Government of the State of Kuwait, filed on July 7, 2020. The KIA reported it held 0 shares with sole voting power, 7,993,064 shares with shared voting power, 0 shares with sole dispositive power and 7,993,064 shares with shared dispositive power.

(6)	Includes shares of BlackRock common stock held jointly, indirectly and/or in trust (other than shares the beneficial ownership of which has been disclaimed).

(7)	Includes shares of BlackRock common stock held through a trust over which Ms. Wagner has investment control.

50	BLACKROCK, INC. 2023 PROXY STATEMENT

Certain Relationships and

Related Transactions

Transactions with BlackRock Directors, Executive Officers and Other Related Parties

From time to time, certain directors, their family members and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. For certain types of products and services offered by BlackRock’s subsidiaries, BlackRock directors may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts or may receive advisory, technology and risk management services. These investments and services are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers and eligible employees.

How We Review, Approve or Ratify Transactions with Related Persons

The Board has adopted a written policy regarding related person transactions, which governs and establishes procedures for approving and ratifying related person transactions.

The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000, where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

Related person transactions must be approved or ratified by a majority of the members of the NGSC or the Board. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the NGSC or the Board, the Chairperson of the NGSC may approve the transaction. In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including:

•	The related person’s relationship to BlackRock and his or her interest in the transaction;

•	The benefits to BlackRock;

•

The impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of comparable products or services that would avoid the need for a related person transaction; and

•	The terms of the transaction and the terms available to unrelated third parties or to employees generally.

BLACKROCK, INC. 2023 PROXY STATEMENT	51

Management Development

& Compensation Committee

Interlocks and Insider

Participation

The members of the MDCC during 2022 were Mses. Einhorn (until May 25, 2022), Ford (from May 25 to September 30, 2022), Johnson and Mills and Messrs. Ford (Chairperson), Nixon and Slim. No member of the MDCC was, during the fiscal year, an officer or employee, or formerly an officer or employee, of BlackRock or involved in any related person transactions requiring disclosure in this Proxy Statement.

No executive officer of BlackRock served as a:

•

Member of the MDCC (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the MDCC;

•	Director of another entity, one of whose executive officers served on the MDCC; or

•

Member of the MDCC (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of BlackRock.

52	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 2:

Approval, in a Non-Binding

Advisory Vote, of the

Compensation for Named

Executive Officers

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve the compensation of our NEOs as disclosed in this Proxy Statement.

While this vote is advisory, and not binding on the Company, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices. We value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the MDCC will evaluate whether any actions are necessary to address those concerns.

Before You Vote

In considering your vote, we encourage shareholders to review the information on BlackRock’s compensation policies and decisions regarding our NEOs presented in the summary of our executive compensation practices on page 79, as well as our “Compensation Discussion and Analysis” beginning on page 55.

•	Our pay-for-performance compensation philosophy is structured to align management’s interests with our shareholders’ interests

•	A significant portion of total compensation for executives is closely linked to BlackRock’s financial and operational performance as well as BlackRock’s common stock price performance

•	BlackRock has adopted strong governance practices for its employment and compensation programs

•	Our compensation programs are reviewed annually to ensure that they do not promote excessive risk-taking

Our Board’s current policy is to conduct annual advisory votes to approve the compensation of our NEOs, and we expect to conduct the next advisory vote at our 2024 Annual Meeting of Shareholders.

Board Recommendation

The Board of Directors unanimously recommends you vote “FOR” the approval of the compensation of our NEOs.

BLACKROCK, INC. 2023 PROXY STATEMENT	53

Management Development

& Compensation Committee

Report

Management Development & Compensation Committee Report on Executive Compensation for Fiscal Year 2022

The MDCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MDCC

William E. Ford, Chair

Margaret “Peggy” L. Johnson

Cheryl D. Mills

Gordon M. Nixon

Marco Antonio Slim Domit

54	BLACKROCK, INC. 2023 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

BlackRock’s executive compensation program is designed to align management incentives with the long-term interests of our stakeholders. Our total annual compensation structure embodies our commitment to align pay with performance. This Compensation Discussion and Analysis provides shareholders with information about BlackRock’s business and 2022 financial performance, our disciplined compensation approach and 2022 compensation decisions for our NEOs, listed below.

Laurence D. Fink	Robert S. Kapito	Robert L. Goldstein Chief Operating Officer	J. Richard Kushel	Gary S. Shedlin
Chairman and Chief Executive Officer	President		Head of the Portfolio Management Group	Chief Financial Officer

BLACKROCK, INC. 2023 PROXY STATEMENT	55

Compensation Discussion and Analysis  |  1. Introduction

1. Introduction

Shareholder Engagement on Executive Compensation

Our Board recognizes the importance of executive compensation decisions to our stakeholders. The annual say-on-pay advisory vote provides our shareholders with the opportunity to:

•	Evaluate our executive compensation philosophy, policies and practices;

•	Evaluate the alignment of the compensation of BlackRock’s NEOs with BlackRock’s results; and

•	Cast an advisory vote to approve the compensation of BlackRock’s NEOs.

At the 2022 Annual Meeting of Shareholders, the say-on-pay advisory vote received significant support, with approximately 95% of the votes cast in favor of our executive compensation policies, practices and determinations. Our Board encourages an open and constructive dialogue with shareholders on compensation to ensure alignment on policies and practices.

In advance of this year’s Annual Meeting, we reached out to stewardship officers at BlackRock’s 50 largest shareholders, representing approximately 65% of our outstanding shares, to discuss corporate governance, executive compensation and other topics outside of the proxy season. No consistent or prevalent concerns regarding executive compensation were raised from our engagements.

BlackRock Shareholder Value Framework

BlackRock is committed to delivering long-term shareholder value. While our financial results can be affected by global capital market conditions that are beyond our control, management has the ability to influence key drivers of shareholder value.

As described below, BlackRock’s framework for long-term value creation is based on our ability to:

•	Generate differentiated organic growth;

•	Leverage our scale for the benefit of stakeholders; and

•	Return capital to shareholders on a consistent and predictable basis.

BlackRock’s commitment to delivering shareholder value is aligned with the way we manage our business. BlackRock seeks to deliver value for shareholders over time by, among other things, capitalizing on BlackRock’s differentiated competitive position, including our longstanding model of client choice; focusing on strong investment performance, seeking the best risk-adjusted returns for client portfolios, within the mandates given by clients, to help them meet their investment objectives; and underpinning our work with research, data and analytics, which are at the center of BlackRock’s investment approach and processes.

This approach better enables us to grow our business by adding new AUM and increasing technology services revenue, resulting in Organic Revenue growth.(1) BlackRock’s scale is one of the firm’s key strategic advantages and is an important driver of operating leverage that benefits our stakeholders, including clients, shareholders, employees and the communities in which we operate. We take advantage of scale in numerous areas of our business including our index-based and cash investment strategies, brand spend, technology platform, including Aladdin, and our external vendor relationships.

In addition to leveraging our scale, investing for the long term is a key element of our strategy. Our diversified platform, in terms of styles, products, client types and geographies, enables us to generate stable cash flow through market cycles and positions BlackRock to consistently invest for future growth and return capital to our shareholders. For more details, refer to “Business Outlook” on page 34 of our 2022 Form 10-K.

(1)

Organic Revenue growth is a measure of the estimated annual revenue impact of BlackRock’s total net new business in a given year, including net new technology services revenue, excluding the effect of market appreciation/(depreciation) and foreign exchange. Organic Revenue is not directly correlated with the actual revenue earned in a given year.

56	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  2022 Financial Performance

2022 Financial Performance(1)

Throughout BlackRock’s history, we have consistently invested in our business with a long-term focus and commitment to serving clients across market environments. While 2022 was one of the most challenging market environments in over 50 years, clients around the world once again turned to BlackRock for advice and assistance to construct more resilient portfolios.

We generated $307 billion of total net inflows for the full year, representing 3% organic asset growth and positive organic base fee growth, compared to flat or negative industry flows. In addition, we once again demonstrated our agility in prudently managing expenses in the face of ongoing market and foreign exchange headwinds, and returned a record $4.9 billion to shareholders through a combination of dividends and share repurchases.

Differentiated Organic Growth

BlackRock generated 3% organic asset growth and positive organic base fee growth in 2022

•   Total net inflows of $307 billion, positive across active and index, long-term asset classes and major regions, represented organic asset growth of 3%, compared to Traditional Peers(2) who saw, on average, 2% organic asset decay;

•   Technology services revenue grew 6% in 2022, reflecting continued strong client demand for Aladdin’s end-to-end, cloud-based solution, despite the negative impact of foreign exchange movements; and

•   Total revenue decreased 8%, however, from 2021 to $17.9 billion, primarily driven by the impact of lower markets and U.S. dollar appreciation on average AUM and lower performance fees.

Operating Leverage

BlackRock’s 2022 operating margin, as adjusted, of 42.8% reflected the negative impact of markets and foreign exchange movements on revenue

•   Operating income, as adjusted, of $6.7 billion was down 13% from 2021; and

•   Our 2022 operating margin, as adjusted, reflected the negative impact of markets and foreign exchange movements on revenue, and the ongoing, longer-term strategic investments we have been making in technology and our people.

Consistent Capital Return

BlackRock returned a record $4.9 billion to shareholders in 2022

• Annual dividend of $19.52 per share reflected an increase of 18% from $16.52 in 2021; and

• $1.9 billion of shares were repurchased during 2022, an increase of 56% from 2021.

Earnings Per Share

BlackRock’s 2022 diluted earnings per share, as adjusted, decreased to $35.36

•   Lower operating and non-operating income, partially offset by a lower effective tax rate, drove a 13% decrease in earnings per share.

(1)

Amounts in this section, where noted, are shown on an “as adjusted” basis. Operating income, as adjusted, operating margin, as adjusted, and net income attributable to BlackRock, Inc., as adjusted, have been recast to reflect the 2022 non-GAAP adjustments. For a reconciliation with GAAP, please see Annex A.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

BLACKROCK, INC. 2023 PROXY STATEMENT	57

Compensation Discussion and Analysis  |  Our Compensation Framework

Our Compensation Framework

Our total annual compensation program for NEOs includes base salary, annual incentive awards (cash and deferred equity) and long-term performance-based incentive awards.

Pay and Performance Alignment for NEOs – Total Incentive Award Determination

Under the NEO total incentive award determination framework, the MDCC assesses each NEO’s performance individually, based on three categories outlined below. Each category is assigned a weighting factor, with 50% of the award opportunity dependent on BlackRock’s achievement of financial performance goals, 25% dependent on BlackRock’s progress towards meeting our strategic objectives as measured by our business strength, and 25% dependent on BlackRock’s progress towards meeting its ESG and organizational priorities.

At the beginning of the year, the MDCC and management engage in a rigorous review and approval of objectives for the CEO, President and other NEOs. The objectives reinforce BlackRock’s shareholder value framework and commitment to serving client needs holistically and through market cycles. Throughout the year, the MDCC receives updates on the Company’s performance against these goals and objectives. At the end of the year, the MDCC assesses each NEO’s performance against these objectives, while considering internal performance measures and peer group comparisons.

The MDCC’s performance assessment directly impacts each NEO’s total incentive award, which includes all variable pay including an annual cash award, deferred equity award and long-term equity award. Based on the MDCC’s performance assessment, total incentive awards can range from 0% to 125% of the prior year’s total incentive pay.

Once the total incentive award is determined, the MDCC determines the appropriate mix between cash, deferred equity and long-term equity. For all NEOs, more than half of their total incentive award is delivered through equity. Additionally, for Messrs. Fink and Kapito, more than half of their equity awards are delivered through the BPIP Awards, which are also contingent on future financial performance rather than solely time-based vesting.

Each NEO, through their various roles and responsibilities, contributes to the firmwide objectives summarized below. For the NEO performance assessments, please refer to the section “2022 NEO Compensation and Performance Summaries” on page 67.

(1)	For reconciliation with GAAP, please see Annex A.

(2)	Total annual incentive includes the NEO’s annual cash award, deferred equity award and long-term equity award.

(3)	2022 total incentive compensation is calculated using 2021 total incentive outcome multiplied by applicable performance incentive percentage.

58	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  NEO Total Annual Compensation Summary

NEO Total Annual Compensation Summary

Following a review of full-year business and individual NEO performance, the MDCC determined 2022 total annual compensation outcomes for each NEO, as outlined in the table below. With respect to 2022 compensation, management determined to reduce the impact of the firm’s decline in profitability on BlackRock’s broader employee population by concentrating the downward adjustments to total incentive awards toward senior management, which the MDCC took into consideration when determining total incentive awards for the NEOs.

		2022 Total Incentive Award

Name	Base Salary	Cash	Deferred Equity	Long-Term Incentive Award (BPIP)	Total Annual Compensation (TAC)	% change in TAC vs. 2021	Performance Assessment

Laurence D. Fink	$1,500,000	$7,250,000	$3,750,000	$12,700,000	$25,200,000	(30)%	Partially Meets

Robert S. Kapito	$1,250,000	$5,500,000	$2,450,000	$9,800,000	$18,950,000	(34)%	Partially Meets

Robert L. Goldstein	$500,000	$2,550,000	$900,000	$5,850,000	$9,800,000	(27)%	Meets/Exceeds(1)

J. Richard Kushel	$500,000	$2,050,000	$1,100,000	$4,000,000	$7,650,000	(35)%	Partially Meets

Gary S. Shedlin	$500,000	$1,650,000	$550,000	$4,200,000	$6,900,000	(29)%	Meets/Exceeds(1)

(1)

Messrs. Goldstein and Shedlin were assessed by the MDCC as “Meets/ Exceeds”, which is associated with a Total Incentive Award outcome of 90%-110% of their prior year’s Award. The MDCC then exercised negative discretion when determining the outcomes for Messrs. Goldstein and Shedlin, resulting in Total Incentive outcomes of 72% and 69% of their FY2021 Award, respectively. See pages 73 and 77, respectively, for additional information.

The amounts listed above as “2022 Total Incentive Award: Deferred Equity” and “2022 Total Incentive Award: Long-Term Incentive Award (BPIP)” were granted in January 2023 in the form of equity and are in addition to cash award amounts listed above as “2022 Total Incentive Award: Cash.” In accordance with SEC requirements, the “2022 Summary Compensation Table” on page 83 reports equity in the year granted, but cash in the year earned.

Pay-for-Performance Compensation Structure for NEOs

Our total annual compensation structure embodies our commitment to align pay with performance. More than 93% of our regular annual NEO compensation is performance based and “at risk.” Compensation mix percentages shown below are based on 2022 year-end compensation decisions for individual NEOs by the MDCC.

(1)

All grants of BlackRock equity, including the portion of the annual incentive awards granted in RSUs and the portion granted under the BPIP Awards, are approved for each NEO by the MDCC under the Stock Plan, which has been previously approved by shareholders. The Stock Plan allows for multiple types of awards to be granted.

(2)

The value of the 2022 BPIP Awards and the value of the annual incentive deferred equity awards were converted into RSUs by dividing the award value by $743.61, which represented the average of the high and low prices per share of BlackRock common stock on January 17, 2023.

BLACKROCK, INC. 2023 PROXY STATEMENT	59

Compensation Discussion and Analysis  |  Historical Outcomes – CEO and Other NEO Compensation Growth vs. BlackRock’s Financial Growth

Historical Outcomes – CEO and Other NEO Compensation Growth vs. BlackRock’s Financial Growth

The contents of this section are supplemental to, and not intended to replace, the Pay Versus Performance disclosure made pursuant to Item 402(v) of Regulation S-K beginning on page 90.

Our rigorous assessment and pay determination process has resulted in disciplined pay levels that have been outpaced by BlackRock’s financial and market value growth over time. This is demonstrated by the 2% annualized growth in CEO and average NEO pay since 2012, during which time BlackRock’s Revenue, Operating Income, as adjusted, and Assets Under Management (AUM) have grown 7-9% per year.

10-Year BlackRock Annualized Growth Rates

CEO Total Annual Compensation	Average Non-CEO NEO Total Annual Compensation	Revenue	Operating Income, as adjusted(1)	AUM
2%	2%	7%	7%	9%

(1)	For a reconciliation with GAAP, please see Annex A.

The graph below reflects BlackRock’s financial growth as well as CEO total compensation decisions during the period from 2013 to 2022.

CEO Pay vs. Financial Growth

(1)

As described elsewhere in this Proxy Statement, beginning in the first quarter of 2022, BlackRock updated the definition of operating income, as adjusted, to include adjustments related to amortization of intangible assets, other acquisition-related costs, including compensation costs for non-recurring retention-related deferred compensation awards, and contingent consideration fair value adjustments incurred in connection with certain acquisitions. Operating income, as adjusted, for 2021, 2020, 2019 and 2018 presented above has been recast to reflect these adjustments, but operating income, as adjusted, for the years prior to 2018 has not been recast. Please see Annex A for reconciliations with GAAP for 2022, 2021 and 2020 and our 2022 Form 10-K for reconciliations with GAAP for 2019 and 2018.

60	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  2. Our Compensation Program

2. Our Compensation Program

Compensation Program Objectives

Our compensation program is designed to:

•	Appropriately allocate BlackRock’s profits between shareholders and employees;

•	Determine overall compensation based on a combination of Company, business and individual employee performance;

•	Align the interests of our senior-level employees, including NEOs, with those of shareholders through the use of long-term performance-based equity awards and meaningful share ownership requirements;

•	Discourage excessive risk-taking; and

•	Attract, motivate and retain high-performing employees.

Compensation Elements

Element/How it is Paid	Purpose	Description
Base Salary Cash	To provide competitive fixed compensation based on knowledge, skills, experience and responsibilities.

Base salary is a relatively small portion of total annual compensation for NEOs and other senior-level employees; this approach allows BlackRock to effectively manage its fixed expenses.

Base salary levels are reviewed periodically in light of market practices and changes in responsibilities.

Annual Incentive Award

Cash and Deferred Equity

(Time-vested RSUs)

Terms:

The deferred equity portion of the annual incentive award is converted into a fixed number of RSUs using a conversion price.(1)

The deferred equity portion of the annual incentive award vests in equal installments over the three years following grant.

Dividend equivalents accumulate during the vesting period and are paid following delivery of shares.

Expense is recognized over the vesting period.

To reward achievement of goals and objectives.

Aligns with Company-wide performance and business unit / function performance.

Deferred equity component aligns compensation with multi-year shareholder outcomes.

Annual incentive award determinations are based on assessment of performance against three categories: financial performance, business strength, and ESG and organizational achievements, weighted 50%, 25% and 25% respectively. Each category has pre-identified objectives, which in turn are relative to budget/expectations, prior achievement or peer comparisons. A variety of factors are considered to determine the size of the CEO, President and other NEOs’ annual incentive awards. The MDCC considers absolute and/or relative performance outcomes against Company, business and individual NEO goals and objectives, as well as the context in which they were achieved. These goals and objectives are set in the first quarter of each year and performance against them is assessed after year-end. See “Compensation Determination Process” beginning on page 65.

Deferral amounts for annual incentive awards for BlackRock employees generally follow a multi-step function approach, starting at 15% of the total award and increasing to 70% of the total award for any portion of the award in excess of $10 million. The MDCC determines the appropriate pay mix between cash and equity for the CEO, NEOs and other members of the GEC which may differ from the multi-step function approach.

(1)

For 2022 deferred equity, the award value was converted into a number of RSUs by dividing the award value by $743.61, which represented the average of the high and low prices per share of BlackRock common stock on January 17, 2023.

BLACKROCK, INC. 2023 PROXY STATEMENT	61

Compensation Discussion and Analysis  |  Compensation Elements

Element/How it is Paid	Purpose	Description

Long-Term Incentive Award

BlackRock Performance Incentive Plan (BPIP)

(Performance-Based RSUs)

Terms:

The target BPIP Award value is converted into a base number of RSUs using a conversion price.(2)

The number of RSUs that vest is based on certain financial metrics achieved over a three-year performance period. Settlement is in the form of shares of BlackRock common stock.

Dividend equivalents accumulate during the performance period and are paid in cash after the performance period with respect to the number of shares that are delivered in settlement of the award.

Expense, based on the expected number of shares to be delivered, is recognized over the vesting period.

To recognize the scope of an individual employee’s role, business expertise and leadership skills.

To recognize prior year performance and anticipate continued performance and long-term focus over a multi-year period.

Aligns the interests of senior-level employees with those of shareholders by aligning compensation with long-term drivers of shareholder value.

The MDCC considers the role and influence of the NEOs on setting long-term strategy and executing long-term objectives in determining individual award amounts, although no specific formulas or weights are used to determine the size of a long-term incentive award. See “Compensation Determination Process” beginning on page 65.

The performance-based RSUs are settled in a number of shares of BlackRock common stock that is determined based on attainment of pre-established Organic Revenue growth and Operating Margin, as adjusted, targets over a three-year performance period.

The maximum number of shares that may be earned under the program is equal to 165% of the base number of RSUs granted. No shares will be earned in the event of negative Organic Revenue growth and Operating Margin, as adjusted, below a threshold level of performance over a three-year performance period. More details on the 2022 BPIP Awards are provided below.

(2)

For 2022 BPIP Awards, the award value was converted into a base number of RSUs by dividing the award value by $743.61, which represented the average of the high and low prices per share of BlackRock common stock on January 17, 2023.

BlackRock Performance Incentive Plan (BPIP)

BlackRock believes in aligning the interests of our senior-level employees, including our NEOs, with those of our shareholders and in closely aligning compensation with long-term performance. The BPIP was designed to further align compensation with BlackRock’s framework for long-term shareholder value creation. A portion of each NEO’s incentive compensation for 2022 was provided in the form of a BPIP Award granted in January 2023. In addition to recognizing an NEO’s performance in the prior year, the BPIP Awards are intended to promote a focus on driving increased performance over a multi-year period. BlackRock is focused on balancing investment to optimize Organic Revenue growth in the most efficient way possible.

Each year, the MDCC approves the BPIP Awards and Award Determination Matrix, following a comprehensive review of future performance goals and expectations, potential pay outcomes for employees, shareholder input and market trends. BPIP Awards are granted in the form of RSUs that vest after three years. The number of shares vesting under BPIP is based on attainment of specified levels of Organic Revenue growth and Operating Margin, as adjusted, over the three-year performance period. Awards are settled in the form of common stock.

62	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  BlackRock Performance Incentive Plan (BPIP)

The 2022 BPIP Award Determination Matrix (for the performance period beginning January 1, 2023 and ending on December 31, 2025) is outlined below. Additionally, we have included the actual performance and payout for the 2019 BPIP Award, which vested on January 31, 2023 (for the performance period that began January 1, 2020, and ended on December 31, 2022).

BPIP Financial Metrics

BPIP is tied to two key drivers of shareholder value – Organic Revenue growth and Operating Margin, as adjusted, over a three-year performance period – that are directly influenced by BlackRock’s senior-level employees across market cycles.

•  Organic Revenue growth is a measure of the estimated annual revenue impact of BlackRock’s total net new business in a given year, including net new technology services revenue, excluding the effect of market appreciation/(depreciation) and foreign exchange. Organic Revenue is not directly correlated with the actual revenue earned in a given year.

•  Operating Margin, as adjusted, is a measure of BlackRock’s ability to efficiently manage our expense base in the context of the revenue we generate.

2022 BPIP Award Determination Matrix

Performance Period (2023-2025)

For the 2022 BPIP Awards granted in January 2023, the number of shares of BlackRock common stock that a participant ultimately receives upon settlement will be equal to the base number of RSUs granted, multiplied by a percentage determined in accordance with the 2022 BPIP Award Determination Matrix below. The percentage will be determined by BlackRock’s average annual Organic Revenue growth and Operating Margin, as adjusted, during the three-year performance period; performance between two adjacent points on the matrix will be interpolated.

A summary version of the matrix for the 2022 BPIP Awards granted in January 2023 is shown below.

	3-yr Average Annual Organic Revenue Growth ($ millions)

3-yr Average Annual Operating Margin, as Adjusted(1)	<=0	440	640	840	>=1,040

>=47.5%	100%	122%	133%	149%	165%

45.5%	83%	112%	122%	138%	154%

43.5%	67%	101%	111%	127%	143%

41.5%	50%	84%	100%	116%	133%	Target Level

39.5%	33%	68%	83%	105%	122%

37.5%	17%	51%	67%	92%	111%

<=35.5%	0%	34%	50%	75%	100%

If Target Level performance is achieved (i.e., during the three-year performance period following grant, average annual Organic Revenue growth equals $640 million and average annual Operating Margin, as adjusted, equals 41.5%), then a participant will receive a number of shares equal to 100% of the base number of units granted to the participant.

If during the three-year performance period following grant, BlackRock has zero or negative average annual Organic Revenue growth and an average annual Operating Margin, as adjusted, of 35.5% or less, then the participant will not be entitled to any shares under his or her 2022 BPIP Award.

If maximum level performance is achieved (meaning that during the three-year performance period following grant, BlackRock delivered average annual Organic Revenue growth equal to or greater than $1,040 million and an average annual Operating Margin, as adjusted, equal to or greater than 47.5%), then a participant will receive the maximum number of shares. The maximum number of shares a participant may receive under BPIP equals 165% of the base number of units.

(1)

The Award Determination Matrix for the 2022 BPIP Awards granted in January 2023 will apply the definition of Operating Margin, as adjusted, that reflects the inclusion of the 2022 non-GAAP adjustments.

BLACKROCK, INC. 2023 PROXY STATEMENT	63

Compensation Discussion and Analysis  |  BlackRock Performance Incentive Plan (BPIP)

2019 BPIP Award: Actual Performance and Payout

Performance Period (2020-2022)

For the 2019 BPIP Awards granted in January 2020 as part of 2019 NEO incentive compensation, the number of shares of BlackRock common stock that a participant received upon settlement was equal to the base number of RSUs granted, multiplied by 112.6%, which was determined in accordance with the 2019 BPIP Award Determination Matrix. The percentage was determined by BlackRock’s average annual Organic Revenue growth and Operating Margin, as adjusted, during the January 1, 2020 to December 31, 2022 performance period.

BlackRock achieved near Target Level results in the 2020-2022 performance cycle, with three-year average annual Organic Revenue growth of $792 million and Operating Margin, as adjusted, of 43.9%. Accordingly, participants received a number of shares equal to 112.6% of the base number of units granted.

Actual Payout – Example

BPIP Award Value	$1 million
For Performance Year 2019 and in anticipation of continued performance and long-term focus over a multi-year period

Conversion Price	$533.58
The average of the high and low prices per share of BlackRock common stock on January 16, 2020 (the grant date)

Base number of units granted	1,874
Determined by dividing the dollar value of the recipient’s award by the conversion price	($1,000,000/$533.58)

Actual Performance Results(1)	$792 million

Jan. 1, 2020 to Dec. 31, 2022 (three-year) average Organic Revenue growth	(above Target Level of $600 million)

Jan. 1, 2020 to Dec. 31, 2022 (three-year) average Operating Margin, as adjusted(2)	43.9%

(below Target Level of 44.5%)

Resulting Award Payout (%)	112.6%
Based on Award Determination Matrix

Resulting Award Payout (Number of units)	2,110

Base number of units granted x Award Payout (%)	(1,874 x 112.6%)

(1)	For further details on the 2019 BPIP Awards granted in January 2020, including the full Award Determination Matrix, please refer to page 64 of BlackRock’s 2020 Proxy Statement.

(2)	The definition of Operating Margin, as adjusted, used in the determination of the 2019 BPIP Award does not reflect the 2022 non-GAAP adjustments.

64	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  3. Compensation Determination Process

3. Compensation

Determination Process

Compensation Timeline and Process

The MDCC structures the timing and process for determining individual NEO compensation so that compensation is appropriately aligned with the financial performance of BlackRock. This also ensures recognition of individual NEO leadership and operating contributions toward achieving our overall strategic priorities.

REVIEW

January - March

- Review annual budget and operating goals.
- **Engage with management in a rigorous review and approval of annual objectives for the CEO, President and other NEOs, which include financial performance objectives, business strength objectives, and ESG and organizational strength objectives.**
- Determine BPIP Award determination matrix for new three-year performance cycle.

EVALUATE

March - December

- Review year-to-date financial performance relative to peers, goals and market context.
- Review progress toward business and ESG and organizational objectives.
- Review overall compensation structure, market compensation trends and other intelligence, including Compensation Consultant reports.
- **Assess CEO, President and other NEOs' performance based on financial performance (50%), business strengths (25%) and ESG and organizational strengths (25%).**

APPROVE

January of the following year

- Review year-end financial and operating performance, with reference to goals, peers and market context.
- **Determine and approve total incentive award amounts (0-125% of total incentive pay from the previous year) for the CEO, President and other NEOs based on performance assessment.**
- Ensure compensation outcomes reflect a commitment to aligning pay with performance, and to awarding pay packages that are performance-based and "at risk."

Competitive Pay Positioning – Market Data

BlackRock engages McLagan Partners (“McLagan”), a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting compensation trends. The Company has used McLagan surveys to evaluate its competitive position overall, including by functional business and by title, and make comparisons on an individual NEO basis, where survey data was available and appropriate.

Survey results were analyzed to account for differences in the scale and scope between BlackRock and other survey participants.

Survey participants include both stand-alone, publicly traded asset management companies as well as a broader set of privately held or subsidiary asset management organizations for which publicly available compensation data is not available. Confidentiality obligations to McLagan and to its survey participants prevent BlackRock from disclosing the companies included in the surveys.

BLACKROCK, INC. 2023 PROXY STATEMENT	65

Compensation Discussion and Analysis  |  Competitive Pay Positioning – Market Data

The MDCC reviews market data to understand compensation practices and trends in the broader marketplace. Individual NEO compensation decisions are primarily based on assessments of individual NEO and Company performance.

Role of the Compensation Consultant

In 2022, the MDCC continued to engage Semler Brossy for objective advice on compensation practices and the competitive landscape for the compensation of BlackRock’s NEOs.

Semler Brossy reports directly to the MDCC and interacts with BlackRock management when necessary and appropriate. Semler Brossy provides services only to the MDCC as an independent consultant and does not have any other consulting engagements with, or provide any other services to, BlackRock. The independence of Semler Brossy has been assessed according to factors stipulated by the SEC, and the MDCC concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the MDCC.

A representative from Semler Brossy meets with the MDCC in formal Committee meetings and at key points throughout the year to provide objective advice to the MDCC on existing and emerging compensation practices among financial services companies, as well as companies in the asset management sector. The representative from Semler Brossy also meets with the MDCC in executive sessions throughout the year to discuss compensation practices and industry pay trends.

Peer Group Composition

The MDCC, with assistance from Semler Brossy, reviews the composition of our peer group to ensure the group continues to serve as an appropriate market reference for executive compensation purposes. In considering the composition of our peer group, the MDCC considers companies that are in our industry or have similar lines of business, are competitors for our executive talent, are large, complex organizations with global reach and/or are similarly sized from a revenue and market capitalization perspective. Our peer group reflects our current scale, business and strategic priorities. There were no changes to the peer group in 2022.

2022 PEER GROUP

American Express ADP Ameriprise Financial Bank of New York Mellon Charles Schwab FIS	Fiserv Franklin Resources Goldman Sachs Mastercard Morgan Stanley Northern Trust	PayPal Raymond James State Street T. Rowe Price Group Visa

As previously noted, the McLagan surveys, which include both publicly traded companies as well as private companies in a variety of industries and sectors, offer additional comparisons through which BlackRock can understand the competitiveness of its executive compensation programs overall, by functional business and by title/individual. Semler Brossy independently reviewed the results and the companies included in the McLagan surveys. BlackRock does not engage in formal benchmarking in setting executive compensation levels.

66	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

4. 2022 NEO Compensation

and Performance Summaries

Linking Pay and Performance

Here we provide the 2022 NEO performance assessment summaries and total incentive award decisions

As outlined in “Our Compensation Framework” on page 58, the MDCC assesses each NEO’s performance against financial performance objectives (50%), business strength objectives (25%) and ESG and organizational strength objectives (25%). Our commitment to sustainability is incorporated within our business strength and ESG and organizational strength objectives.

The performance assessments have a direct link to the total incentive outcome (annual discretionary cash award, annual discretionary deferred equity award and long-term equity awards) for each NEO.

BLACKROCK, INC. 2023 PROXY STATEMENT	67

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Laurence D. Fink Chairman and CEO	2022 Compensation

Responsibilities:

Mr. Fink guides and oversees BlackRock’s long-term strategic direction to deliver value for clients and shareholders.

He is responsible for senior leadership development and succession planning, defining and reinforcing BlackRock’s mission and culture, and engaging with key strategic clients, industry leaders, regulators and policy makers.

	(Thousands)
	Base Salary	$1,500
	Annual Incentive Award - Cash	$7,250
	Annual Incentive Award - Equity	$3,750
	Long-Term Incentive Award	$12,700
	Total Incentive Awards	$23,700
	Total Annual Compensation	$25,200

Overall Assessment: Partially Meets Expectations

In 2022, Mr. Fink led BlackRock through a challenging year for the asset management industry given a historic joint decline in equity and bond markets, and widespread asset outflows. In the face of these headwinds, BlackRock achieved positive organic base fee growth and delivered long-term net inflows across product types, regions and investment styles, which reflects the success of its long-term strategic direction and commitment to client service that Mr. Fink oversees. Despite this strategic success, BlackRock experienced meaningful year-over-year declines in revenue and profitability, primarily reflecting the negative revenue impact of approximately $1.7 trillion of market beta and foreign exchange movements on AUM in 2022. While these declines were less severe than those experienced by much of the industry, and follow BlackRock’s record high financial performance in 2021, the MDCC acknowledges that the financial results were disappointing relative to start-of-year expectations, and although BlackRock stock outperformed peers, Company shareholders experienced negative returns in 2022.

Overall, the MDCC’s assessment of Mr. Fink’s performance resulted in a Partially Meets determination. Based on this assessment, the MDCC set Mr. Fink’s Total Incentive Award at $23.7 million, 69% of his 2021 award (i.e., a 31% decline).

Compensation Scorecard

Performance Category	Performance Highlights				Assessment
Financial Performance

•   BlackRock experienced declines in financial results relative to 2021 and to start-of-year expectations, however these outcomes were primarily driven by the negative impact of market and foreign exchange movements on revenue.

•   Led BlackRock to differentiated results relative to broader industry outcomes, including positive organic base fee growth and long-term asset net inflows across product types, regions and investment styles.

•   Drove investments in BlackRock long-term growth initiatives and BlackRock talent while returning a record $4.9 billion in capital to shareholders vs. $3.7 billion in 2021.

•   Despite negative shareholder return in 2022, led BlackRock stock to achieve an 80% P/E multiple premium and 1-, 3- and 5-year outperformance versus Traditional Peers as of 2022 year-end.

					Partially Meets
	Measures	BlackRock Performance
		2021	2022
	Net New Base Fee Growth	11%		+0%
	Operating Income, as adjusted(1) ($ millions)	$7,747		$6,711
	Operating Margin, as adjusted(1)	46.8%		42.8%
	Diluted Earnings Per Share, as adjusted(1)	$40.51		$35.36

	2022 Shareholder Value Data	BLK	Traditional Peers(2)	S&P 500

	NTM P/E Multiple(3)	21.0x	11.7x	16.7x

	Total Shareholder Return(4) (1-year)	(20.4)%	(21.1)%	(18.1)%
	Total Shareholder Return(4) (3-year)	51.7%	32.9%	24.8%
	Total Shareholder Return(4) (5-year)	56.8%	11.6%	56.9%

(1)	Amounts are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

(3)	NTM P/E multiple refers to the Company’s share price as of December 30, 2022, divided by the consensus estimate of the Company’s expected earnings over the next 12 months. Sourced from FactSet.

(4)	Total Shareholder Return is defined as the change in share price plus reinvested dividends, measured through December 30, 2022.

68	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

Deliver on our commitments to clients

•   Led BlackRock to generate $307 billion of net new assets entrusted to the firm by clients in a historically difficult year for financial markets, representing 3% organic asset growth and positive base fee growth even as the broader asset management industry experienced net outflows and negative base fee growth.

•   Oversaw BlackRock’s ETF strategy which generated $220 billion of net inflows in 2022, capturing the industry’s #1 market share of net new business and net new base fees, though the overall financial impact of the growth was diluted by client shifts into lower-fee products.

•   Led nearly 600 engagements with clients and industry leaders globally to be able to provide clients differentiated thought leadership and better anticipate their evolving investment needs.

Grow with our clients’ needs and evolve how we serve clients

•   BlackRock’s diversified suite of iShares products supported evolving client needs throughout the year, including generating record Fixed Income ETF net inflows for the firm and over $1 billion in net inflows for over 70 different iShares ETFs.

•   Achieved market share gains for BlackRock’s LifePath target date funds, which grew faster than competitive benchmarks in 2022 on the strength of 5% organic asset growth and 6% organic base fee growth.

Lead in a changing world

•   Contributed to global enhancements in corporate governance by writing a letter to corporate CEOs and BlackRock clients about the transformative power of Voting Choice.

•   Expanded Voting Choice throughout 2022, empowering institutional clients in certain pooled vehicles to participate more directly in the proxy voting process. Clients representing over $500 billion in AUM have chosen to participate in Voting Choice to express their preferences.

•   Increased engagement with policymakers to respond to business challenges and better understand the evolving landscape for BlackRock clients.

•   Launched Financial Markets Advisory engagement with the government of Ukraine to structure a recovery fund.

•   Expanded BlackRock’s global retirement research initiative that enables BlackRock to have more specific and meaningful discussions with governments, policymakers and clients about solutions.

Deliver sustainable solutions to meet client demand

•   Oversaw BlackRock’s sustainable solutions strategy that resulted in 14% organic sustainable asset growth in 2022, outpacing industry growth and representing a more than doubling of BlackRock’s market share from two years ago.

•   Continued to increase the availability and innovation of sustainable products for clients, launching over 50 new global sustainable ETFs and index mutual funds in 2022.

Partially Meets

BLACKROCK, INC. 2023 PROXY STATEMENT	69

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

ESG and Organizational Strength	Corporate sustainability • Oversaw the increased breadth and transparency of BlackRock’s corporate sustainability disclosures, including expansion of the Company’s SASB and TCFD-aligned reporting.	Meets/Exceeds

Talent pipeline and development

•   Held discussions with the Board to continue to progress CEO and President succession plans and led BlackRock to leverage succession plans in over 80% of 2022 GEC and key Managing Director role changes, including for the CFO, Global Head of Human Resources and Chief Client Officer.

•   Revised membership for our GEC, accelerating development for future leaders and adding leaders with critical investment knowledge and global insight.

•   Oversaw robust Talent Bench Reviews for approximately 150 key enterprise roles which identified approximately 250 high-potential Managing Directors.

•   Contributed to GEC leadership development through a targeted executive coaching initiative and robust year-end performance reviews.

Diversity, equity and inclusion

•   Continued to lead BlackRock to external recognition for its DEI talent efforts, including ranking as the #1 most “JUST” American capital markets company (JUST Capital) and ranking #6 globally on Refinitiv’s Top 100 Most Diverse and Inclusive Organizations list.

•   Advocated for the creation and publication of BlackRock’s inaugural Global DEI Annual Report that included detailed disclosure of the Company’s workforce composition.

•   Improved workforce representation across all measured underrepresented populations, including increases of more than 100 basis points for the percentage of senior female and U.S. Black talent and 50 basis points for the percentage of U.S. Latinx talent. Progress toward senior U.S. Black and U.S. Latinx talent goals was diluted by the attrition of such talent, however.

Purpose and culture

•   Launched a firmwide connectivity initiative featuring special Company events, such as Knowing BlackRock gatherings, that helped improve the proportion of the workforce reporting a “connection to BlackRock culture” by 4 percentage points to 77% (per BlackRock employee opinion survey).

•   Supported scaled and guided learning through the BlackRock Academies, resulting in record employee engagement rates with the Academies courses.

•   Supported the creation of the BlackRock Alumni Network, a community that formally connects the firm’s global alumni base with one another and with the firm, including news updates and invitations to special BlackRock events.

•   Hosted in-person Town Halls and employee events across the U.S., Europe and Asia, deepening connectivity with employees in-person following the global pandemic.

70	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Robert S. Kapito President	2022 Compensation

Responsibilities:

Mr. Kapito is responsible for executing BlackRock’s strategic plans and overseeing the global business operations of the Company.

He ensures connectivity and coordination of operating processes across all groups in the organization, in part through his leadership, along with Mr. Goldstein, of the Global Operating Committee.

He is also responsible for initiatives to drive investment performance and the results within each of BlackRock’s businesses.

	(Thousands)
	Base Salary	$1,250
	Annual Incentive Award - Cash	$5,500
	Annual Incentive Award - Equity	$2,450
	Long-Term Incentive Award	$9,750
	Total Incentive Awards	$17,700
	Total Annual Compensation	$18,950

Overall Assessment: Partially Meets Expectations

In 2022, Mr. Kapito continued to spearhead BlackRock’s strategic and investment performance initiatives while serving as a visible culture-carrier for the Company’s employees. Mr. Kapito partnered with senior leaders to respond to challenging industry and market dynamics that evolved throughout the year, and helped BlackRock succeed in meeting the ensuing evolving needs of clients, including opportunities in alternative assets, whole portfolio solutions and fixed income ETFs. BlackRock successfully progressed its long-term strategic and talent initiatives under Mr. Kapito’s leadership but was not immune to the financial and investment performance challenges experienced across the asset management industry.

Overall, the MDCC’s assessment of Mr. Kapito’s performance resulted in a Partially Meets determination, which acknowledges BlackRock’s lower profitability and investment performance in 2022. Based on this assessment, the MDCC set Mr. Kapito’s Total Incentive Award at $17.7 million, 64% of his 2021 award (i.e., a 36% decline).

Compensation Scorecard

Performance Category	Performance Highlights			Assessment
Financial Performance

•   Partnered with Mr. Goldstein and Mr. Shedlin in the day-to-day management of BlackRock’s operations resulting in operating margin, as adjusted, of 42.8%, declining 400 basis points from 2021, and operating income, as adjusted, declining 13%. However, declines were experienced broadly across the asset management industry and primarily reflected the negative impact of market and foreign exchange movements on revenue, and BlackRock’s ongoing strategic investments in technology and human capital.

•   Under Mr. Kapito’s leadership of BlackRock’s distribution channels and client-facing businesses, BlackRock achieved positive organic base fee growth and industry-leading net inflows in 2022, including nearly $200 billion of long-term net inflows from institutional clients.

•   Deepened relationships with clients and key intermediary partners to drive growth across BlackRock’s operating platform, including helping the Company to achieve record net new sales for the Aladdin platform.

•   Oversaw BlackRock’s investments businesses, which experienced revenue decline primarily due to performance in liquid alternatives and long-only mandates.

				Partially Meets
	Measures	BlackRock Performance
		2021	2022
	Net New Base Fee Growth	11%	+0%
	Operating Income, as adjusted(1) ($ millions)	$7,747	$6,711
	Operating Margin, as adjusted(1)	46.8%	42.8%

(1)	Amounts are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A.

BLACKROCK, INC. 2023 PROXY STATEMENT	71

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights				Assessment
Business Strength

Deliver on client commitments

•   Helped lead BlackRock to continue to deliver strong investment performance for clients with over 80% of Active Taxable Fixed Income assets and 60% of Active Equity assets outperforming their respective benchmarks for the trailing 3- and 5-year periods, despite challenged 1-year performance.

					Partially Meets
	Actively managed AUM above benchmark or peer median	1-Yr	3-Yr	5-Yr
	Taxable Fixed Income	57%	83%	89%
	Tax-Exempt Fixed Income	31%	41%	44%
	Fundamental Equity	49%	62%	80%
	Systematic Equity	54%	76%	72%

•   Over 97% of Index Equity and 90% of Index Fixed Income assets remained within index tracking tolerance across 1-, 3- and 5-year horizons.

Grow with our clients’ needs and evolve how we serve clients

•   Helped BlackRock leverage its scale and connected culture to grow the Company as a whole portfolio advisor, which helped secure large strategic mandates and achieve a record $192 billion of long-term net inflows from institutional clients in 2022.

•   Oversaw 8% organic revenue growth in BlackRock’s liquid and illiquid alternative assets, driven by outperformance in certain strategies (e.g., infrastructure and private credit assets) and more challenged results for other asset classes (e.g., real estate).

•   Expanded BlackRock’s alternative strategies platform that continues to provide clients with new opportunities for diversified returns. The platform raised $35 billion of client capital in 2022, meeting 2022 objectives but falling short of 2021 fundraising results.

Lead in a changing world

•   In response to the dynamic macroeconomic environment, positioned BlackRock as a leader in the adoption of Fixed Income ETFs from which BlackRock generated a record $123 billion of net inflows in 2022.

Deliver sustainable solutions to meet client demand

•   Established a new transition investing platform, BlackRock “Transition Capital”, to source and accelerate the progress of global investment opportunities for clients at the intersection of energy, sustainability and infrastructure.

•   Continued to scale BlackRock’s sustainability-focused alternative asset funds.

ESG and Organizational Strength

Corporate sustainability

•   Ensured continued focus on growing diverse partnerships across the firm, including BlackRock’s Diverse Manager and Diverse Broker Programs.

Talent pipeline and development

•   In a dynamic talent market environment, oversaw the disciplined hiring of approximately 3,500 employees and net 8% headcount growth in 2022 to support the new work BlackRock was entrusted to deliver for clients.

•   In partnership with Mr. Fink, continued to progress CEO and President succession discussions with the Board, as well as enhancing GEC member leadership development through targeted executive coaching and robust performance reviews.

•   Partnered with the GEC to identify the next generation of senior leaders and align on development actions, including the expansion of diverse talent programs.

					Meets/ Exceeds

Diversity, equity and inclusion

•   Supported BlackRock’s strong pipeline of future talent through another diverse Graduate Analyst Program class, including 54% female, 19% U.S. Black and 15% U.S. Latinx class representation.

•   Advocated for a campaign to encourage BlackRock global employees to voluntarily disclose their personal demographic information so that the Company would have better data from which to provide employee benefits, programs and resources.

Purpose and culture

•   Reinstated the first in-person new analyst orientation program since the pandemic and convened the 2020 and 2021 analyst classes for further on-site sessions to support workforce connectivity.

•   Continued to host global Managing Director and Director meetings and engage with talent in-person at BlackRock’s offices globally, successfully reinforcing the importance of the Company’s culture and purpose. In Q4 2022, 88% of employees reported understanding how their work contributes to BlackRock’s purpose of helping more and more people experience financial well-being (per BlackRock employee opinion survey).

72	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Robert L. Goldstein COO	2022 Compensation

Responsibilities:

As COO, Mr. Goldstein is responsible for ensuring that the Company’s investment, client, risk analytics, technology and operating functions have the necessary connectivity, coordination and scalable processes in place to succeed.

Mr. Goldstein also leads the BlackRock Solutions business, delivering investment and risk analytics technology to clients.

Mr. Goldstein co-chairs, along with Mr. Kapito, the BlackRock Global Operating Committee. He also co-chairs, along with Mr. Shedlin in 2022, the Planning, Budgeting and Alignment (“PBA”) Committee, which makes recommendations regarding the Company’s budget and evaluates new initiatives aimed at driving growth and achieving strategic objectives.

	(Thousands)
	Base Salary	$500
	Annual Incentive Award - Cash	$2,550
	Annual Incentive Award - Equity	$900
	Long-Term Incentive Award	$5,850
	Total Incentive Awards	$9,300
	Total Annual Compensation	$9,800

Overall Assessment: Meets/ Exceeds Expectations

In 2022, Mr. Goldstein continued to lead BlackRock’s operations and serve as a key leader across BlackRock’s businesses and strategic initiatives. Amidst a backdrop of high trading volumes, elevated cybersecurity risks globally and the continued diversification and scaling of the Aladdin platform, BlackRock technology services and solutions delivered operational stability and record sales in 2022 under Mr. Goldstein’s leadership. Mr. Goldstein also oversaw the scaled return to office of BlackRock employees throughout the year, as well as the office transition to BlackRock’s new global headquarters.

Overall, the MDCC’s assessment of Mr. Goldstein’s performance resulted in a Meets/Exceeds determination, which is associated with a Total Incentive Award outcome of 90%-110% of his 2021 award. However, 2022 was a challenging year for BlackRock and its shareholders, with BlackRock’s financial performance and share price declining relative to 2021, primarily driven by market headwinds. These declines compared favorably to the broader asset management industry in 2022, which the MDCC believes is due in part to management’s short-term responses to those headwinds and longer-term execution of BlackRock’s business strategy. The MDCC also believes that each NEO’s compensation outcome should reflect the year’s financial challenges with an emphasis on the negative financial and shareholder return results BlackRock achieved. Accordingly, despite a “Meets/Exceeds” assessment, the MDCC exercised negative discretion to reduce Mr. Goldstein’s actual Total Incentive Award outcome to within the “Partially Meets” range of award outcomes, similar to the outcomes for Messrs. Fink, Kapito and Kushel. The MDCC set Mr. Goldstein’s 2022 Total Incentive Award at $9.3 million, 72% of his 2021 award (i.e., a 28% decline).

Performance Category	Performance Highlights	Assessment
Financial Performance

•   Under Mr. Goldstein’s leadership, BlackRock generated a record $1.4 billion of technology services revenue, representing 7% growth and 8% growth in annual contract value from 2021, in line with growth achieved by relevant financial technology competitors.

•  Oversaw day-to-day management of BlackRock’s business operations, partnering with Mr. Kapito and Mr. Shedlin to deliver operating margin, as adjusted, of 42.8%, declining 400 basis points from 2021. The decline compared favorably to the 630 basis point decline (to 33.7%) experienced by Traditional Peers for the year.

Partially Meets

BLACKROCK, INC. 2023 PROXY STATEMENT	73

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

•   Played a lead role in identifying and winning large outsourced chief investment officer (“OCIO”) opportunities and guiding those new clients to fulfill their needs across the BlackRock investment and Aladdin platform.

•   Launched and led a senior governance forum focused on execution of the firm’s largest and most complex client mandates, including OCIO mandates.

•   Led key operational initiatives, including continued diversification of the company’s ETF ecosystem and the office transition to BlackRock’s new headquarters at 50 Hudson Yards, New York.

•   Deepened Aladdin’s value proposition by further enabling clients to tailor Aladdin to meet their own unique and specific needs, resulting in new client wins and industry-leading contract renewal rates.

•   Established multiple strategic partnerships to enhance Aladdin’s capabilities and provide a more seamless end-to-end experience for clients, including a partnership with Coinbase to enable Aladdin institutional clients that are also clients of Coinbase to manage their related asset exposures alongside their public and private investments directly within the Aladdin platform.

•   Led efforts and investments to further support BlackRock’s operational and technological resilience and information security.

•   Oversaw the continued expansion of the Aladdin platform’s sustainability-related offerings and solutions, including the more than 12,000 sustainability metrics available within the platform by the end of 2022.

Meets/ Exceeds

ESG and Organizational Strength

•   Reinforced firmwide talent and culture initiatives, including succession planning and Talent Bench reviews to cultivate diverse talent pipelines while helping to strategize and execute key organizational changes and initiatives.

•   Oversaw the continued build out of BlackRock Academies to promote employees’ foundational knowledge of the firm’s culture, strategy and businesses.

•   Established sustainability-driven best practices for energy conservation, waste reduction, and environmental impact for BlackRock’s new LEED-gold rated headquarters at 50 Hudson Yards.

•   Oversaw the onboarding of a digital enterprise climate platform to improve carbon footprint accuracy, understand GHG emissions drivers, and track the impact of emission reductions against BlackRock’s operational science-aligned emission reduction goals.

•   Led BlackRock’s 100% renewable electricity goal achievement in 2022, meaning the firm’s total electricity consumption from global operations equaled the amount of renewable energy it consumed plus offsetting environmental attribute certificates it purchased (where renewable electricity was not available).

•   Oversaw more than a 50% increase in total spend with diverse-owned vendors to BlackRock in connection with the firm’s supplier diversity initiative.

•   Drove compliance with and solutions for the firm’s Future of Work model that resulted in the majority of employees returning to the office at least 3 days per week.

Meets/ Exceeds

74	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

J. Richard Kushel Head of Portfolio Management Group	2022 Compensation

Responsibilities:

As Head of the Portfolio Management Group (“PMG”), which encompassed BlackRock’s Fixed Income, Fundamental Equities, Systematic Investments, Multi-Asset Strategies and Solutions and the Global Lending, Liquidity and Private Investors businesses, Mr. Kushel is responsible for the firm’s liquid-alpha seeking investment products and performance, asset allocation, portfolio solutions capabilities and Index Fixed Income.

In this role, Mr. Kushel oversees both fundamental and systematic investment teams, spanning global fixed income, equity, and multi-asset capabilities. He is also the Co-Chair of the GEC Investment Sub-Committee.

	(Thousands)
	Base Salary	$500
	Annual Incentive Award - Cash	$2,050
	Annual Incentive Award - Equity	$1,100
	Long-Term Incentive Award	$4,000
	Total Incentive Awards	$7,150
	Total Annual Compensation	$7,650

Overall Assessment: Partially Meets Expectations

In 2022, Mr. Kushel led BlackRock’s PMG through a challenging year marked by industry-wide outflows from active equity and fixed income funds and a majority of active managers underperforming indices. PMG experienced challenged investment performance in 2022 with negative alpha generated for clients, though longer-term alpha performance remained positive and ahead of benchmarks in the aggregate. The platform’s innovative strategies, differentiated insights and strong client relationships formed under Mr. Kushel’s leadership continued to demonstrate commercial success, with PMG strategies again outperforming the industry in organic growth. Throughout the year, Mr. Kushel also invested in the PMG and broader BlackRock workforce and culture, strengthening the organization for the future.

Overall, the MDCC’s assessment of Mr. Kushel’s performance resulted in a Partially Meets determination, which acknowledges the lower fees and profitability PMG generated in 2022 given the industry headwinds and short-term investment performance challenges. Based on this assessment, the MDCC set Mr. Kushel’s Total Incentive Award at $7.15 million, 64% of his 2021 award (i.e., a 36% decline).

Performance Category	Performance Highlights	Assessment
Financial Performance

•   Delivered challenged investment performance in certain areas of PMG, contributing to meaningfully lower performance fee revenue in 2022.

•   Led PMG strategies to 5% organic asset growth in a difficult market environment, a deceleration from 2021 but representing a significant growth rate premium to the active management industry.

•   Responded to market dynamics and anticipated client needs to generate significant net new business across fixed income strategies, with PMG Index Fixed Income generating $125 billion in net new business, representing 11% organic growth, and Active Fixed Income generating an additional $93 billion in net new business.

•   Led continued growth and innovation in PMG’s model portfolio and whole portfolio solutions requested by clients, resulting in 10% organic asset and 11% organic base fee growth for such solutions.

Partially Meets

BLACKROCK, INC. 2023 PROXY STATEMENT	75

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

•   Amidst challenging market conditions, led PMG to deliver mixed 1-year investment performance results with gross alpha 1.7% below benchmark for the year, though 3- and 5-year PMG alpha generation remained 0.8% and 1.0% above benchmark, respectively.

•   Oversaw continued growth in solutions for BlackRock’s OCIO business, as clients chose to partner with BlackRock for large outsourcing mandates that rely on the breadth of PMG asset allocation and investment product solutions.

•   Developed and implemented a comprehensive technology strategy for PMG, leading to increased engagement with internal technology partners, stronger prioritization and execution of technology initiatives, and notable enhancements to productivity and ability to scale PMG.

•   Directly engaged with government officials and policy makers, as well as civil society leaders, to help tell BlackRock’s story, including who BlackRock is, the clients and stakeholders it serves, and the Company’s duty as a fiduciary on behalf of clients.

•   Prioritized innovation-based investing in product development, aligning science and engineering with the investment process to generate differentiated insights and solutions for clients.

•   Supported the launch of two Index Fixed Income sustainability-focused funds, which have since surpassed $1.5 billion in assets.

Partially Meets

ESG and Organizational Strength

•   Oversaw the recruitment of a class of more than 200 highly-skilled external hires to PMG in 2022 while maintaining a commitment to diversity, including 49% female, 8% U.S. Black and 13% U.S. Latinx representation across the class.

•   Strategically executed PMG leadership changes to create opportunities to elevate emerging PMG leaders.

•   Invested in PMG’s talent by implementing targeted professional development programs to accelerate the development of skilled, well-rounded investment professionals.

•   Contributed to BlackRock’s diverse, equitable and inclusive culture by sponsoring the firm’s Black Professionals Network, Black Leadership Forum and the Black PROPEL cohort.

•   Actively recruited former Company executives to the BlackRock Alumni Network, which ended its first year in 2022 with more than 4,500 alumni registered. At year-end 2022, BlackRock employed more than 450 active employees who had returned to the Company after a previous resignation, demonstrating the potential value to the Company of strong alumni connectivity.

Meets/ Exceeds

76	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Gary S. Shedlin CFO	2022 Compensation

Responsibilities:

As CFO until February 24, 2023, Mr. Shedlin was responsible for managing BlackRock’s overall financial condition, including resource and capital allocation, and expense discipline.

He was also responsible for overseeing all corporate finance functions, including financial planning and analysis, accounting, finance operations and controls, tax, treasury, investor relations and corporate development.

Mr. Shedlin also co-chaired, along with Mr. Goldstein, the PBA Committee, which makes recommendations regarding the Company’s budget and evaluates new initiatives aimed at driving growth and achieving strategic objectives.

	(Thousands)
	Base Salary	$500
	Annual Incentive Award - Cash	$1,650
	Annual Incentive Award - Equity	$550
	Long-Term Incentive Award	$4,200
	Total Incentive Awards	$6,400
	Total Annual Compensation	$6,900

Overall Assessment: Meets/ Exceeds Expectations

In 2022, his last full year as BlackRock CFO, Mr. Shedlin continued to make key contributions in support of the firm’s financial and strategic priorities. He placed an emphasis on continuing to scale and improve the Company’s use of financial data and infrastructure, and managed the Company’s balance sheet for optimal flexibility, resulting in a material increase in capital returned to shareholders despite a challenging market environment. He also focused on talent development within the BlackRock Finance organization and transitioned in Martin Small as his successor to the CFO role.

Overall, the MDCC’s assessment of Mr. Shedlin’s performance resulted in a Meets/Exceeds determination, which is associated with a Total Incentive Award outcome of 90%-110% of his 2021 award. However, 2022 was a challenging year for BlackRock and its shareholders, with BlackRock’s financial performance and share price declining relative to 2021, primarily driven by market headwinds. These declines compared favorably to the broader asset management industry in 2022, which the MDCC believes is due in part to management’s short-term responses to those headwinds and longer-term execution of BlackRock’s business strategy. The MDCC also believes that each NEO’s compensation outcome should reflect the year’s financial challenges with an emphasis on the negative financial and shareholder return results BlackRock achieved. Accordingly, despite a “Meets/Exceeds” assessment, the MDCC exercised negative discretion to reduce Mr. Shedlin’s actual Total Incentive Award outcome to within the “Partially Meets” range of award outcomes, similar to the outcomes for Messrs. Fink, Kapito and Kushel. The MDCC set Mr. Shedlin’s 2022 Total Incentive Award at $6.4 million, 69% of his 2021 award (i.e., a 31% decline).

Performance Category	Performance Highlights	Assessment
Financial Performance

•   BlackRock experienced declines in financial results relative to 2021 and to start-of-year expectations, however these outcomes were generally driven by the negative impact of market beta and foreign exchange movements on revenue that intensified as the year progressed.

•   Partnered with Mr. Kapito and Mr. Goldstein in the day-to-day management of BlackRock’s operations, expenses and resource allocation that resulted in operating margin, as adjusted, declining 400 basis points year-over-year. The decline compared favorably to the 630 basis point decline (to 33.7%) experienced by Traditional Peers for the year, even as BlackRock made longer-term strategic investments in technology and human capital.

•   Led the successful execution of BlackRock’s capital management strategy, resulting in the record return of $4.9 billion to shareholders in 2022 through a combination of dividends and share repurchases, despite industry headwinds.

•   Optimized BlackRock’s balance sheet for continued growth, including funding for its portfolio of strategic minority investments and implementing new hedging policies, and enhanced the firm’s liquidity during volatile market conditions, including the execution of an amendment to increase and extend BlackRock’s 5-year credit facility.

•   Successfully modified BlackRock’s as adjusted (non-GAAP) reporting definitions and methodology to provide enhanced transparency and comparability with peers.

Partially Meets

BLACKROCK, INC. 2023 PROXY STATEMENT	77

Compensation Discussion and Analysis  |  4. 2022 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

•   Designed and operationalized the financial frameworks to support investments in strategic growth areas and critical platform initiatives, including private markets, Aladdin, OCIO, technology infrastructure, information security, and data and analytics.

•   Managed the allocation of balance sheet capital to position the firm for future growth, including the allocation of $1.2 billion of new seed and co-investment capital to products that have the potential to deliver attractive returns to BlackRock shareholders.

•   Completed the migration of BlackRock’s corporate general ledger to the cloud, enabling a redesign of key processes to improve efficiency, agility, and data insights in support of a more nimble Finance function.

•   Helped BlackRock manage its overall borrowing costs by successfully meeting various corporate sustainability metrics that impacted the pricing on BlackRock’s $4.7 billion corporate credit facility.

•   Accelerated key strategic priorities through minority investments and the advancement of Decarbonization Partners, a joint venture with Temasek that will focus on investments that advance decarbonization solutions.

•   Supported the buildout of BlackRock’s new headquarters at 50 Hudson Yards through strategic vendor diligence, selection and payment processing to ensure the firm met its move-in goals.

Meets/ Exceeds

ESG and Organizational Strength

•   Served as a key contributor to increasing the breadth and transparency of BlackRock’s corporate sustainability reporting.

•   Continued to focus on the employee experience within the Finance organization including launching management workshops for people managers.

•   Successfully transitioned a successor to the BlackRock CFO role.

•   Advanced diverse representation of employees within BlackRock’s Finance organization, but fell short of U.S. Latinx and senior female representation goals for the year.

•   Became a co-sponsor of the newly-launched BlackRock Alumni Network.

•   Served as the Global Sponsor for the Vets & Allies Network that is committed to helping those who have served in the armed forces transition into the civilian workforce, both at BlackRock and through mentorship programs.

Meets/ Exceeds

78	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  5. Compensation Policies and Practices

5. Compensation Policies

and Practices

Summary of Executive Compensation Practices

Our compensation program reflects our commitment to responsible financial and risk management and is exemplified by the following policies and practices:

What We Do	What We Don’t Do

 Review pay and performance alignment;

 Balance short- and long-term incentives, cash and equity, and fixed and variable pay elements;

 Maintain a clawback policy that allows for the recoupment of annual and long-term performance-based compensation in the event that financial results require a significant restatement due to the actions of an employee;

 Provide for the forfeiture of equity awards upon certain restrictive covenant breaches and other actions constituting cause for termination;

 Require one-year minimum vesting for awards granted under our Stock Plan, subject to limited exceptions;

 Maintain meaningful stock ownership and retention guidelines;

 Maintain policies that:

•   Prohibit all employees from short selling BlackRock securities;

•   Prohibit Section 16 officers and directors from pledging BlackRock securities as collateral for a loan (among other items);

•   Prohibit Section 16 officers and directors from engaging in any transactions that have the effect of hedging the economic risks and rewards of BlackRock securities;

 Limit perquisites;

 Assess risks of our compensation plans, as described under “Risk Assessment of Compensation Plans” on page 80;

 Recommend one-year frequency of future executive compensation advisory votes;

 Solicit an annual advisory vote on executive compensation in order to provide shareholders with an opportunity to give regular feedback; and

 Annually review the independence of the MDCC’s compensation consultant.

 No ongoing employment agreements or
guaranteed compensation arrangements with our NEOs;

 No arrangements with our NEOs providing for automatic single trigger vesting of equity awards upon a change-in-control or transaction bonus payments upon a change-in-control;

 No dividends or dividend equivalents on unearned RSUs;

 No dividend equivalents on stock options or stock appreciation rights;

 No repricing of stock options;

 No cash buyouts of underwater stock options;

 No tax reimbursements for perquisites or tax gross-ups for excise taxes incurred due to the application of Section 280G of the Internal
Revenue Code;

 No supplemental retirement benefit arrangements with our NEOs; and

 No supplemental severance benefit arrangements with our NEOs outside of the standard severance benefits under BlackRock’s Severance Plan.

BLACKROCK, INC. 2023 PROXY STATEMENT	79

Compensation Discussion and Analysis  |  5. Compensation Policies and Practices

Stock Ownership Guidelines

Our stock ownership guidelines require the Company’s GEC members to own a target number of shares (i.e., shares owned outright, not including unvested shares or unexercised stock options), the dollar amount of which is set out below. Until these stock ownership guidelines are met, GEC members must retain 50% of the net (after-tax) shares delivered from vested BlackRock equity awards. The MDCC monitors the progress made by our GEC members in achieving their stock ownership guidelines and, if circumstances warrant, may modify the guidelines and/or time frames for one or more members of our GEC.

•	$10 million for the CEO;

•	$5 million for the President; and

•	$2 million for all other GEC members.

As of December 31, 2022, all of our NEOs exceeded the stock ownership guidelines.

Prohibition on Hedging and Pledging BlackRock Securities

BlackRock has a policy that prohibits the hedging or pledging of BlackRock securities by BlackRock’s Section 16 officers and directors. Under this policy, BlackRock’s Section 16 officers and directors are prohibited from:

•	Using BlackRock securities as collateral in a margin account;

•	Pledging BlackRock securities as collateral; or
•	Engaging in any transactions that have the effect of hedging the economic risks and rewards of BlackRock securities held by such Section 16 officer or director.

Risk Assessment of Compensation Plans

Our employee compensation programs are structured to discourage excessive and unnecessary risk-taking. The Board recognizes that potential risks to BlackRock may be inherent in employee compensation programs. The MDCC periodically reviews BlackRock’s employee compensation programs to ensure that they are structured so as not to unintentionally promote excessive risk-taking. As a result of these periodic reviews, we believe that our employee compensation programs are appropriately structured and do not pose risks that are reasonably likely to have a materially adverse effect on BlackRock.

The MDCC considers the following when evaluating whether employee compensation programs encourage BlackRock employees to take unreasonable risks:

•	Performance goals that are reasonable in light of past performance and market conditions;

•	Longer-term expectations for earnings and growth;

•	The base salary component of compensation does not encourage risk-taking because it is a fixed amount;

•	A greater portion of annual compensation is deferred at higher annual incentive award levels;

•	Deferred compensation is delivered in the form of equity, vests over time, and the value is therefore dependent on the future performance of BlackRock; and

•	BlackRock’s Clawback Policy and stock ownership guidelines.

Essential to the success of BlackRock’s business model is the ability to both understand and manage risk. These fundamentals are inherent in the design of our employee compensation programs, which reward employees for strong performance in their management of client assets and in managing risk within the risk profiles appropriate to each BlackRock client. As such, employees are not rewarded for engaging in high-risk transactions outside of established parameters.

Our compensation practices reinforce the fundamentals of BlackRock’s business model in that they:

•	Do not provide undue incentives for short-term planning or action toward short-term financial rewards;

•	Do not reward unreasonable risk-taking; and

•	Provide a reasonable balance between the risks that are inherent in the business of investment management, risk management and advisory services.

The Company’s operating income, as adjusted, on which compensation is primarily based, does not include net investment income or gains/losses on BlackRock’s seed or co-investments. While BlackRock may make seed or co-investments in its various funds alongside clients, it does not engage in proprietary trading.

80	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  5. Compensation Policies and Practices

Clawback Policy

BlackRock maintains a clawback policy that allows for the recoupment of all performance-based compensation (including annual and long-term incentive awards and all equity compensation) in the event that a significant restatement of financial results is required due to the actions of an employee. In addition, BlackRock’s equity award agreements require the forfeiture of equity awards upon certain restrictive covenant breaches and other conduct constituting “cause.”

	Fraud or Willful Misconduct Causing a Financial Restatement	Breach of Restrictive Covenants	Conduct Constituting Cause

Who	All employees	Recipients of equity awards	Recipients of equity awards

Application	If an employee is found to have engaged in fraud or willful misconduct that caused the need for a significant restatement of BlackRock’s financial statements.

If the recipient:

•  breaches certain confidentiality, non-solicitation, non-disparagement and intellectual property policies or covenants; or

•  competes with BlackRock following certain terminations of employment.

If, following a termination of employment, BlackRock becomes aware of conduct by a recipient that occurred while the recipient was employed that would have been grounds for a termination for “cause,” including the occurrence of any of the following:

•  gross negligence or intentional misconduct by the recipient that is in connection with the recipient’s duties to BlackRock or that causes, or is expected to cause, monetary or other harm to BlackRock or its clients;

•  breach of a fiduciary duty owed to BlackRock or its clients;

•  misappropriation or embezzlement by the recipient, or any action involving theft, fraud or material personal dishonesty;

•  any violation by the recipient of any domestic or foreign securities laws, rules or regulations (including those of any self-regulatory organization or authority); or

•  material violation by the recipient of BlackRock’s policies (e.g., the Code of Business Conduct and Ethics or Insider Trading Policy).

What	All performance-based compensation (including annual cash bonuses and equity awards) may be recouped.

Any shares delivered within the preceding one-year period prior to such breach (or the gross proceeds from the disposition of such shares(1)) may be recouped by BlackRock, and any then-unvested awards will be forfeited.

All or a portion of any unvested awards(1) will
be forfeited if the recipient competes with BlackRock following certain terminations of employment.

Any unvested equity awards held by the recipient (and any vested but unexercised options) will be forfeited.

(1)

In the case of any shares received upon the exercise of an option, BlackRock may recoup the positive difference between the fair market value of the shares on the date of exercise and the option exercise price. If the recipient competes with BlackRock following certain terminations of employment, any vested but unexercised options will be forfeited.

Benefits

BlackRock offers a wide range of benefits that it regularly reviews in accordance with leading practices and the local requirements of its offices, including, where applicable, retirement savings plans, a FTO policy and flexible working arrangements, and parental leave and family support benefits, including fertility benefits, adoption and surrogacy assistance, and backup elder and childcare benefits. The Company provides comprehensive healthcare and mental-health benefits to eligible employees, including medical, dental and vision coverage, health savings and spending accounts, counseling services, an employee assistance program and access to telemedicine services, where available. Our NEOs also have the option to participate in a comprehensive health exam offered to our senior level executives. BlackRock makes contributions to 401(k) accounts of our NEOs on a basis consistent with other employees. None of our NEOs participate in any Company-sponsored defined benefit pension program.

Other benefits include voluntary deferrals of all or a portion of the cash element of our NEOs’ annual incentive awards under the Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”).

Severance

Our NEOs are eligible for standard severance benefits under the Severance Plan in the event of involuntary termination of employment without cause (as defined under the Severance Plan) by BlackRock in conjunction with a reduction in force or position elimination. The Severance Plan provides a lump sum cash payment equal to two weeks of salary per year of service, with a minimum of 12 weeks and a maximum of 54 weeks, to all eligible U.S.-based employees who are involuntarily terminated without cause in conjunction with a reduction in force or position elimination.

BLACKROCK, INC. 2023 PROXY STATEMENT	81

Compensation Discussion and Analysis  |  5. Compensation Policies and Practices

Perquisites

The MDCC considers perquisites and other benefits available to our NEOs to be a reasonable part of BlackRock’s executive compensation program. In approving these services, the MDCC considers their purpose and alignment to BlackRock’s compensation philosophy, as well as external market practices, and in the case of travel and security-related services for Messrs. Fink and Kapito, their direct necessity and benefit to the Company.

In 2022, at the request of the Board, BlackRock’s security team began to implement individualized personal security programs for Messrs. Fink and Kapito that were recommended in a study performed by an independent, third-party security consulting firm. Under these programs, BlackRock provides certain security-related services to Messrs. Fink and Kapito to address potential threats to their safety that have originated in connection with their roles as CEO and President of the Company, respectively. The Board believes these services are not only necessary and in the interest of the personal safety of Messrs. Fink and Kapito, but they also are in the interests of the Company and its shareholders given the critical value Messrs. Fink and Kapito provide as co-founders and leaders of the Company. BlackRock pays for the costs of home security services which, in 2022, included the cost of security personnel and the procurement and installation of certain security measures for Mr. Fink’s residences. Home security services were first provided to Mr. Kapito in early 2023. In addition, also for their personal safety, the Board requires Messrs. Fink and Kapito to utilize private airplane services for all business and personal air transportation and offers additional travel services for ground transportation. BlackRock incurs incremental expense to provide each of them with a $295,000 allowance towards such travel, and each executive must reimburse the Company for costs incurred beyond this allowance and did so in 2022. For a portion of the year, to protect the health and safety of the flight crew on account of the COVID-19 pandemic, BlackRock required private aircraft utilized in these services to return to base rather than stay at the passenger’s destination (i.e., deadhead flights). In 2022, the Company incurred expense for a pandemic-related deadhead flight required for a personal trip by Mr. Kapito.

Private aircraft services for personal travel, provided by BlackRock and/or third-party suppliers, were utilized by Mr. Shedlin during 2022 until November 2022. Mr. Shedlin reimbursed BlackRock for the incremental cost of these services in 2022, with the exception of pandemic-related deadhead flights required for Mr. Shedlin’s personal travel. After November 2022, BlackRock offered no personal air travel program to our NEOs other than the security-related air services for Messrs. Fink and Kapito.

A financial planning perquisite is offered to each of our NEOs. In addition, investment offerings may be provided to them without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements.

The aggregate incremental costs to BlackRock of providing the services described above is attributed as “All Other Compensation” in our “2022 Summary Compensation Table”, with the aggregate incremental costs further described in footnote (3) to the table.

Tax Reimbursements

BlackRock did not provide tax reimbursements for any perquisites or other compensation paid to our NEOs.

Tax Deductibility of Compensation

The MDCC considers multiple compensation objectives when designing our incentive compensation programs, including the tax-deductibility of such compensation.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to any of our executive officers who are subject to Section 162(m) (our “Covered Employees”), including our NEOs, to $1 million during any fiscal year. Since 2018, when the most commonly used exception to the $1 million deduction limit, the “performance-based compensation” exception, was eliminated, the compensation paid to our Covered Employees, including our NEOs, in excess of $1 million is generally nondeductible, whether or not it is performance-based or paid before or after any termination of employment. As in prior years, the MDCC maintains the flexibility to pay non-deductible incentive compensation if it determines that doing so is in the best interest of the Company and its shareholders.

82	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

6. Executive Compensation Tables

Tabular Disclosure for 2022

The following 2022 Summary Compensation Table contains information concerning compensation provided by BlackRock for the years indicated to the NEOs. Pursuant to SEC rules, the compensation table below includes only those equity-based awards granted in the year indicated and not any awards granted after year-end, even if awarded for services in that year. It additionally discloses any cash compensation earned in the year indicated, even if such payments are made after year-end.

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (Fair Value of Awards) ($)(2)	All Other Compensation ($)(3)	Total ($)

Laurence D. Fink Chairman and Chief Executive Officer	2022	$1,500,000	$ 7,250,000	$23,250,554	$725,555	$32,726,109
	2021	$1,500,000	$11,250,000	$18,849,371	$987,964	$32,587,335
	2020	$1,500,000	$ 9,500,000	$15,999,930	$356,502	$27,356,432

Robert S. Kapito President	2022	$1,250,000	$ 5,500,000	$17,799,659	$383,430	$24,933,089
	2021	$1,250,000	$ 9,700,000	$15,125,180	$675,600	$26,750,780
	2020	$1,250,000	$ 8,250,000	$12,449,488	$165,715	$22,115,203

Robert L. Goldstein Senior Managing Director and Chief Operating Officer	2022	$ 500,000	$ 2,550,000	$ 9,124,488	$ 54,195	$12,228,683
	2021	$ 500,000	$ 3,875,000	$ 8,074,500	$139,541	$12,589,041
	2020	$ 500,000	$ 3,175,000	$ 6,399,759	$ 47,095	$10,121,854

J. Richard Kushel Senior Managing Director and Head of the Portfolio Management Group	2022	$ 500,000	$ 2,050,000	$ 7,235,688	$ 54,195	$ 9,839,883
	2021	$ 500,000	$ 4,015,000	$ 6,185,054	$ 97,945	$10,797,999
	2020	$ 500,000	$ 3,315,000	$ 4,562,643	$ 47,095	$ 8,424,738

Gary S. Shedlin Senior Managing Director and Chief Financial Officer	2022	$ 500,000	$ 1,650,000	$ 5,915,191	$ 64,794	$ 8,129,985
	2021	$ 500,000	$ 3,335,000	$ 5,200,413	$ 84,144	$ 9,119,557
	2020	$ 500,000	$ 2,800,000	$ 4,224,887	$ 58,669	$ 7,583,556
(1)

Bonus. These amounts represent the cash portion of discretionary annual bonuses for the respective periods awarded pursuant to BlackRock’s annual incentive compensation program. The amount of incentive compensation awarded to each NEO in January 2023 (for fiscal year 2022) was based on subjective criteria, as more fully described in the “2022 NEO Compensation and Performance Summaries” on pages 67 to 78.

As described on page 59 of the “Compensation Discussion and Analysis,” in January 2023, Messrs. Fink, Kapito, Goldstein, Kushel and Shedlin were awarded RSUs as part of their discretionary annual bonuses for the 2022 fiscal year. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, these awards had targeted grant date values of $3,750,000, $2,450,000, $900,000, $1,100,000 and $550,000, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 17, 2023, which was calculated to be $743.61. Additionally, Messrs. Fink, Kapito, Goldstein, Kushel and Shedlin received discretionary BPIP Awards consisting of performance-based RSU awards with targeted grant date values of $12,700,000, $9,750,000, $5,850,000, $4,000,000 and $4,200,000, respectively. The base number of units granted pursuant to BPIP Awards was determined by dividing the individual’s award value by the average of the high and low prices per share of BlackRock common stock on January 17, 2023.

(2)

Stock Awards. Reflects the grant date fair value of awards made during each calendar year as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 18 to the consolidated financial statements in our 2022 Form 10-K filed on February 24, 2023. The amount included with respect to the BPIP Awards granted in January 2022 is based on the grant date fair value assuming target level of performance. If maximum level of performance had been assumed, the grant date fair value of the BPIP Awards would have been (i) $30,360,683 for Mr. Fink, (ii) $21,697,577 for Mr. Kapito, (iii) $9,486,855 for Mr. Goldstein, (iv) $6,022,986 for Mr. Kushel, and (v) $5,527,363 for Mr. Shedlin.

(3)

All Other Compensation. For Messrs. Fink, Kapito, Goldstein, Kushel and Shedlin, $19,500, $19,500, $19,500, $19,500 and $19,500, respectively, was attributable to contributions made by BlackRock under its tax-qualified defined contribution (401(k)) plan in 2022. For Messrs. Fink, Kapito, Goldstein, Kushel and Shedlin, $34,695, $34,695, $34,695, $34,695 and $0, respectively, was attributable to financial planning services for 2022.

For Messrs. Fink and Kapito, the value reported for 2022 also includes $295,000 and $295,000, respectively, which reflects the incremental cost associated with personal use of company-provided aircraft services that counted toward their respective personal use allowances approved by the MDCC, plus the incremental cost to BlackRock associated with additional pandemic-related empty positioning (deadhead) flights for the protection of the health and safety of the flight crew (as described below) of $0 and $34,235, respectively, which were not counted against their personal use allowances. Messrs. Fink and Kapito are required by the Board to utilize company-provided airplane services for all business and personal travel in the interest of protecting their personal security. For Mr. Shedlin, the value reported for 2022 includes $45,294, which reflects the incremental cost associated with additional pandemic-related deadhead flights.

BLACKROCK, INC. 2023 PROXY STATEMENT	83

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

Aircraft incremental cost is based on, as applicable, (i) variable operating cost per flight hour for the BlackRock corporate aircraft (including fuel and variable maintenance expenses) plus any trip-specific incremental costs (such as crew expenses, catering expenses and fees associated with landing, parking and flight planning) or (ii) actual charter cost, in each case, less reimbursement received from the NEO. These amounts relate to flights taken between December 1, 2021 and November 30, 2022, rather than flights taken during BlackRock’s fiscal year. During a portion of 2022, to protect the health and safety of the flight crew on account of the COVID-19 pandemic, BlackRock required corporate aircraft to return to base rather than stay at the passenger’s destination, which resulted in an increased number of deadhead flights associated with aircraft usage.

For the personal security of Mr. Fink, the value reported for 2022 also includes $198,410 for expenses incurred by the Company to provided security personnel to his residences and $177,950 to upgrade the home security systems at his residences, each as recommended by an independent, third-party security study and supported by the Board as necessary and in the interest of the Company and its shareholders.

For more information regarding perquisites, see “Perquisites” on page 82. No nonqualified deferred compensation earnings were determined to be above-market. None of the NEOs participate in any BlackRock-sponsored defined benefit pension plans.

2022 Grants of Plan-Based Awards

The following table sets forth information concerning equity incentive plan-based compensation provided by BlackRock in 2022 to our NEOs.

			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date(1)	Date of MDCC Action	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)

Laurence D. Fink	1/18/2022	1/12/2022(2)				5,829	$4,850,141

	1/18/2022	1/12/2022(3)	—	22,114	36,488		$18,400,414

Robert S. Kapito	1/18/2022	1/12/2022(2)				5,588	$4,649,612

	1/18/2022	1/12/2022(3)	—	15,804	26,077		$13,150,047

Robert L. Goldstein	1/18/2022	1/12/2022(2)				4,056	$3,374,879

	1/18/2022	1/12/2022(3)	—	6,910	11,402		$5,749,609

J. Richard Kushel	1/18/2022	1/12/2022(2)				4,309	$3,585,393

	1/18/2022	1/12/2022(3)	—	4,387	7,239		$3,650,295

Gary S. Shedlin	1/18/2022	1/12/2022(2)				3,083	$2,565,274

	1/18/2022	1/12/2022(3)	—	4,026	6,643		$3,349,917

(1)	Grant Date. Grant date is the date on which approved award values were converted to a number of RSUs based on the average of the high and low prices of BlackRock common stock on that date.

(2)

These January 18, 2022 awards represent grants of RSUs awarded to Messrs. Fink, Kapito, Goldstein, Kushel and Shedlin as part of their 2021 bonus awards and represent the stock portion of such annual bonuses. These awards vest one-third on each of the first three anniversaries of the grant date beginning on January 31, 2023. At the time of vesting, the NEOs are entitled to payment of accrued dividends with respect to the shares underlying the vested RSUs.

(3)

These January 18, 2022 awards represent BPIP Awards granted to Messrs. Fink, Kapito, Goldstein, Kushel and Shedlin in respect of services performed in 2021. To determine the base number of RSUs comprising each BPIP Award, the award value was divided by the grant price (i.e., $832.07). The grant price represents an average of the high and low price of BlackRock common stock on January 18, 2022 (i.e., the second trading day following the release of earnings for the fourth quarter of 2021). The BPIP Awards will be eligible to vest on January 31, 2025, subject to the Company’s attainment of the applicable financial targets during the three-year performance period commencing on January 1, 2022 and ending on December 31, 2024. The number of shares of BlackRock common stock each NEO will receive upon settlement of the award will be equal to the base number of RSUs, multiplied by a percentage determined by application of the award determination matrix set forth in the NEO’s award agreement. The percentage multiplier is determined by the Company’s average annual Organic Revenue growth and Operating Margin, as adjusted, during the performance period. If performance is below the minimum thresholds set forth on the award determination matrix for both performance metrics, the award payout will be zero. If the Company attains the maximum (or greater) level of performance for both performance metrics, the award payout will be equal to 165% of the base number. Performance at target would result in the NEO receiving 100% of the base number.

(4)

Grant Date Fair Value of Stock Awards. Reflects the grant date fair value of awards as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 18 to the consolidated financial statements in our 2022 Form 10-K. The amount included with respect to the BPIP Awards is based on the grant date fair value assuming target level of performance.

84	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

2022 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Laurence D. Fink	1/16/2020	—	—	—	—	2,655(2)	$1,881,413
	1/16/2020	—	—	—	—	24,796(3)	$17,571,189
	1/15/2021	—	—	—	—	3,562(2)	$2,524,140
	1/15/2021	—	—	—	—	17,899(3)	$12,683,768
	1/18/2022	—	—	—	—	5,829(2)	$4,130,604
	1/18/2022	—	—	—	—	9,443(3)	$6,691,593

Robert S. Kapito	1/16/2020	—	—	—	—	2,187(2)	$1,549,774
	1/16/2020	—	—	—	—	18,886(3)	$13,383,186
	1/15/2021	—	—	—	—	3,552(2)	$2,517,054
	1/15/2021	—	—	—	—	13,439(3)	$9,523,279
	1/18/2022	—	—	—	—	5,588(2)	$3,959,824
	1/18/2022	—	—	—	—	6,748(3)	$4,781,835

Robert L. Goldstein	12/4/2017	36,059	72,131	513.5	12/4/2026(4)	—	—
	1/16/2020	—	—	—	—	1,250(2)	$885,788
	1/16/2020	—	—	—	—	9,285(3)	$6,579,630
	1/15/2021	—	—	—	—	2,097(2)	$1,485,997
	1/15/2021	—	—	—	—	6,907(3)	$4,894,507
	1/18/2022	—	—	—	—	4,056(2)	$2,874,203
	1/18/2022	—	—	—	—	2,951(3)	$2,091,167

J. Richard Kushel	12/4/2017	27,044	54,098	513.5	12/4/2026(4)	—	—
	1/16/2020	—	—	—	—	1,039(2)	$736,267
	1/16/2020	—	—	—	—	6,120(3)	$4,336,816
	1/15/2021	—	—	—	—	2,286(2)	$1,619,928
	1/15/2021	—	—	—	—	4,385(3)	$3,107,343
	1/18/2022	—	—	—	—	4,309(2)	$3,053,487
	1/18/2022	—	—	—	—	1,873(3)	$1,327,264

Gary S. Shedlin	12/4/2017	27,044	54,098	513.5	12/4/2026(4)	—	—
	1/16/2020	—	—	—	—	953(2)	$675,324
	1/16/2020	—	—	—	—	5,698(3)	$4,037,774
	1/15/2021	—	—	—	—	1,669(2)	$1,182,703
	1/15/2021	—	—	—	—	4,024(3)	$2,851,527
	1/18/2022	—	—	—	—	3,083(2)	$2,184,706
	1/18/2022	—	—	—	—	1,719(3)	$1,218,135

(1)

Market Value of Shares or Units of Stock That Have Not Vested. Amounts reflect the year-end value of RSUs and BPIP Awards, based on the closing price of $708.63 per share of BlackRock common stock on December 30, 2022. With respect to the BPIP Awards, the value shown is based on the number of shares that the NEO would receive upon settlement of the award assuming actual performance through December 31, 2022 and 100% of target for the remainder of the performance period.

(2)	One-third of these RSUs vest on each of the first three anniversaries after the year in which the grant date occurs (beginning on January 31 following the year of grant).

(3)

These BPIP Awards vest subject to the Company’s attainment of certain financial targets during the three-year performance period commencing with the year of grant. The number of units shown reflects the number of shares that the NEO would receive upon settlement of the award assuming actual performance relative to the performance targets through December 31, 2022 and target-level performance pursuant to the 2022 BPIP Award Determination Matrix on page 63 for the remainder of the performance period (which equals 112.6% of target for the BPIP Awards granted January 16, 2020, 88.8% of target for the BPIP Awards granted January 15, 2021 and 42.7% of target for the BPIP Awards granted January 18, 2022). See “Potential Payments Upon Termination of Employment or a Change in Control” on page 88 for additional details regarding these awards.

(4)

In the fourth quarter of 2017, BlackRock implemented a key strategic part of our long-term management succession plans by granting long-term incentive awards in the form of performance-based stock options to a select group of senior leaders, excluding the CEO and President, who we believe will play critical roles in BlackRock’s future. These awards represent performance-based option awards granted to Messrs. Goldstein, Kushel and Shedlin in connection with such succession planning. One-third of these performance-based stock options vested on December 4, 2022, and the remaining two tranches will vest on each of the sixth and seventh anniversaries of the date of grant (2023 and 2024, respectively), provided a stock price hurdle of at least 25% growth from the strike price of $513.50 (the closing stock price on the date of grant) is met and maintained for 20 consecutive trading days within five years of grant and positive Organic Revenue growth during the performance period is achieved. The stock price hurdle was achieved on December 2, 2020, and the MDCC certified in January 2022 that positive Organic Revenue growth was achieved during the performance period. The term of the stock options is nine years. Consistent with the intent of these grants, if a participant voluntarily terminates employment for any reason, including retirement, all unvested awards are forfeited. See “Potential Payments Upon Termination of Employment or a Change in Control” on page 88 for additional details regarding these awards.

BLACKROCK, INC. 2023 PROXY STATEMENT	85

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

2022 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized by our NEOs during the fiscal year ended December 31, 2022 on the exercise of options or the vesting and/or settlement of RSUs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Laurence D. Fink	—	—	43,971	$35,534,724

Robert S. Kapito	—	—	34,296	$27,715,969

Robert L. Goldstein	—	—	12,169	$9,834,256

J. Richard Kushel	—	—	9,456	$7,641,772

Gary S. Shedlin	—	—	9,726	$7,859,970

(1)	Value realized reflects (i) the closing price per share of BlackRock common stock on the day prior to the vesting date, multiplied by (ii) the number of RSUs that vested.

2022 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)(2)
Laurence D. Fink	$10,822,778(3)	—	($1,742,619)	—	$13,306,855

Robert S. Kapito	—	—	($16,774)	—	$240,592

Robert L. Goldstein	—	—	($260,326)	$3,507,425	$2,278,381

J. Richard Kushel	$803,000(3)	—	($919,712)	$447,770	$4,923,614

Gary S. Shedlin	—	—	—	—	—

(1)	Represents earnings on balances in the VDCP (as described below), none of which were determined to be above-market.

(2)

Amounts shown include deferred portions of the cash element of annual incentive compensation payable to each NEO (other than Mr. Shedlin) as reported in the Salary and/or Bonus columns of our Summary Compensation Tables for previous years.

(3)	The amounts of Messrs. Fink and Kushel’s contributions to the VDCP are included in their respective 2021 Bonus column values of the 2022 Summary Compensation Table.

Voluntary Deferred Compensation Plan

BlackRock maintains the VDCP, which allows participants to elect to defer between 1% and 100% of the cash element of their annual incentive compensation that is not mandatorily deferred under another arrangement. The participants must specify a deferral period of up to 10 years and distributions may be in a lump sum or up to 10 installments. The benchmark investments available for the NEOs are the same as those for all other participants. Deferred amounts and any benchmark returns are vested at the time of deferral or crediting, as applicable, under the VDCP.

Potential Payments Upon Termination or Change in Control

As described previously, the NEOs do not have individual employment, severance or change in control agreements with BlackRock.

Pursuant to the terms of the applicable equity award agreements, an NEO whose employment is terminated may be entitled to accelerated vesting and payment (or continued eligibility for vesting and payment) with respect to such NEO’s outstanding awards. In addition, upon a termination of employment by the Company without cause in conjunction with a reduction in force or position elimination, an NEO may be eligible to receive severance benefits under the Severance Plan. The applicable terms and estimated payment amounts with respect to the foregoing are set forth in the tables on pages 87 and 88, in each case assuming a termination of employment of the NEO on December 31, 2022.

86	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

Treatment of Outstanding Equity Awards Upon Termination of Employment or a Change in Control

Type of Award	Voluntary Resignation	Termination For Cause	Involuntary Termination Without Cause(1)	Qualified Retirement / Disability	Death
RSUs Granted as Part of Annual Incentive Awards (“Year-End Awards”)	Unvested awards are forfeited.	Unvested awards are forfeited.

Awards will continue to vest in accordance with their schedule following termination. Any portion of the award that remains unvested on the one-year anniversary of termination will become fully vested on that date, subject to non-engagement in any competitive activity prior to the vesting date.

If termination occurs within the one-year period following a change in control of BlackRock, the awards will vest at the time of termination.

				Awards will continue to vest in accordance with their schedule following termination. Any portion of the award that remains unvested on the one-year anniversary of termination will become fully vested on that date, subject to non-engagement in any competitive activity prior to the vesting date.	Immediate vesting and settlement.

RSUs Granted as BPIP Awards	Unvested awards are forfeited.	Unvested awards are forfeited.	Awards will continue to be eligible to fully vest following the end of the performance period, subject to attainment of the applicable performance targets and non-engagement in any competitive activity prior to the vesting date. If termination occurs within the 12-month period following a change in control, awards granted will fully vest at target level.	Awards will continue to be eligible to fully vest following the end of the performance period, subject to attainment of the applicable performance targets and non-engagement in any competitive activity prior to the vesting date.	Awards will continue to be eligible to fully vest following the end of the performance period, subject to attainment of the applicable performance targets.

Performance-Based Option Awards	Unvested awards are forfeited; vested but unexercised awards remain exercisable for a 90-day period following separation subject to non- engagement in any competitive activity prior to exercise of the awards.	Unvested awards are forfeited; vested and unexercised awards are cancelled.	Awards will vest on a pro rata basis with respect to each tranche (based on length of service during the vesting period), plus a one-year service credit, and will remain exercisable through the full term, subject to achievement of the applicable performance conditions and non-engagement in any competitive activity prior to exercise of the awards. The applicable performance conditions have been achieved. If termination occurs within the 12-month period following a change in control, awards will fully vest and remain exercisable through the full term.

Qualified Retirement: Unvested awards are forfeited; vested but unexercised awards remain exercisable for a 90-day period following separation subject to non-

engagement in any competitive activity prior to exercise of the awards.

Disability: Awards will continue to be eligible to fully vest on each vesting date, subject to achievement of the applicable performance conditions and non-engagement in any competitive activity prior to exercise of the awards. The applicable performance conditions have been achieved. Any vested options will remain exercisable through the full term.

Awards will continue

to be eligible to fully
vest on each vesting
date, subject to
achievement of the
applicable
performance
conditions. The
applicable
performance
conditions have
been achieved. Any
vested options will
remain exercisable
through the full
term.

(1)

Treatment described in the event of a termination without cause following a change in control applies if outstanding awards are assumed or substituted by the acquirer. If outstanding awards are not assumed or substituted, such awards would become vested at the time of the change in control (at target level for performance-based awards).

Voluntary Deferred Compensation Plan: Upon a change in control of BlackRock, Inc. or a termination (with respect to deferrals prior to the 2016 plan year) of an NEO’s employment for any reason, such NEO’s VDCP balance would be paid out. Upon a termination of an NEO’s employment for any reason with respect to deferrals for the 2016 and subsequent plan years, such NEO’s VDCP balance would be paid in accordance with their deferral election. All outstanding VDCP balances were fully vested as of December 31, 2022. Accordingly, no amounts have been included in the table on page 88 with respect to VDCP balances. For additional information, please refer to the “2022 Nonqualified Deferred Compensation” table on page 86.

BLACKROCK, INC. 2023 PROXY STATEMENT	87

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

Leadership Retention Carry Plan: No percentage points were granted under the Leadership Retention Carry Plan to any of our NEOs in 2022. In the event of a termination of employment due to voluntary resignation, termination for cause or involuntary termination without cause, all percentage points granted are forfeited. In the event of a termination of employment due to qualified retirement, death or disability, each recipient would begin receiving cash distributions in accordance with the schedule described below, with respect to his or her percentage points granted under the BlackRock Leadership Retention Carry Plan, subject to the execution of a release of claims and compliance with restrictive covenant obligations. An initial distribution would be made on the first payroll date following June 30th of the calendar year immediately following the year in which the qualifying termination occurs, with additional distributions occurring on the first payroll dates following the dates that are 48 and 108 months, respectively, following the initial distribution date. In each case, the distributions would be based on the actual carried interest distributions to BlackRock from the participating BlackRock carry funds as of the applicable measurement date, provided that each of first two distributions will be limited to 80% of the distributions calculated as of the applicable measurement date. For purposes of each distribution, the measurement date will be December 31st preceding the year in which the distribution is made. For additional details regarding the Leadership Retention Carry Plan, see page 65 of BlackRock’s 2020 Proxy Statement.

Potential Payments Upon Termination of Employment or a Change in Control

The amounts in the table below reflect an assumed termination of employment on December 31, 2022 and are based on the closing price of BlackRock common stock on December 30, 2022, which was $708.63. Any amounts payable upon or due to an NEO’s termination by BlackRock other than for cause, due to the NEO’s disability or upon a qualified retirement (as such terms are defined in the applicable award agreements) are subject to the NEO’s (i) execution of a release of claims against BlackRock and (ii) continued compliance with covenants restricting the NEO’s solicitation of clients or employees of BlackRock for the one-year period following termination.

Name	Involuntary Termination Without Cause	Involuntary Termination Without Cause Following a Change in Control	Qualified Retirement / Disability / Death		Voluntary Resignation / Termination for Cause

Laurence D. Fink

Year-End Awards(1)	$ 8,536,157	$ 8,536,157	$ 8,536,157		—

BPIP Awards(2), (3), (4)	$36,946,551	$47,524,728	$36,946,551		—

Severance(9)	$ 1,557,692	$ 1,557,692	—		—

Total(11)	$47,040,400	$57,618,577	$45,482,708		—

Robert S. Kapito

Year-End Awards(1)	$ 8,026,652	$ 8,026,652	$ 8,026,652		—

BPIP Awards(2), (3), (4)	$27,688,300	$35,307,063	$27,688,300		—

Severance(9)	$ 1,298,077	$ 1,298,077	—		—

Total(11)	$37,013,029	$44,631,792	$35,714,952	(10)	—

Robert L. Goldstein

Year-End Awards(1)	$ 5,245,988	$ 5,245,988	$ 5,245,988		—

BPIP Awards(2), (3), (4)	$13,565,304	$16,987,984	$13,565,304		—

Option Awards(5), (6), (7), (8)	$13,069,417	$14,074,922	—		—

Severance(9)	$ 519,231	$ 519,231	—		—

Total(11)	$32,399,940	$36,828,125	$18,811,292		—

J. Richard Kushel

Year-End Awards(1)	$ 5,409,681	$ 5,409,681	$ 5,409,681		—

BPIP Awards(2), (3), (4)	$ 8,771,422	$10,944,656	$ 8,771,422		—

Option Awards(5), (6), (7), (8)	$ 9,802,021	$10,556,143	—		—

Severance(9)	$ 519,231	$ 519,231	—		—

Total(11)	$24,502,355	$27,429,711	$14,181,104		—

Gary S. Shedlin

Year-End Awards(1)	$ 4,042,734	$ 4,042,734	$ 4,042,734		—

BPIP Awards(2), (3), (4)	$ 8,107,436	$10,101,918	$ 8,107,436		—

Option Awards(5), (6), (7), (8)	$ 9,802,021	$10,556,143	—		—

Severance(9)	$ 192,308	$ 192,308	—		—

Total(11)	$22,144,499	$24,893,103	$12,150,170		—

88	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis  |  6. Executive Compensation Tables

(1)

This reflects an amount equal to (i) the number of unvested RSUs awarded as Year-End Awards outstanding as of December 31, 2022, multiplied by (ii) $708.63 (the closing price of BlackRock common stock on December 30, 2022). For additional details on the Year-End Awards, please refer to the “2022 Outstanding Equity Awards at Fiscal Year-End” table on page 85 and the “Treatment of Outstanding Equity Awards Upon Termination of Employment or a Change in Control” table on page 87.

(2)

BPIP Awards upon an involuntary termination without cause (other than following a change in control): For the January 2020 BPIP Awards, January 2021 BPIP Awards and January 2022 BPIP Awards, the value shown reflects an amount equal to (i) the number of shares that the NEO would receive upon settlement of the award, assuming actual performance relative to the performance targets through December 31, 2022, and target-level performance pursuant to the 2022 BPIP Award Determination Matrix on page 63 for the remainder of the applicable performance period, multiplied by (ii) $708.63. The actual number of shares that an NEO would receive following the end of the three-year performance period will be based on the Company’s actual performance over the duration of the performance period. For additional details on the BPIP Awards, please refer to the “2022 Grants of Plan-Based Awards” table on page 84, the “2022 Outstanding Equity Awards at Fiscal Year-End” table on page 85 and the “Treatment of Outstanding Equity Awards Upon Termination of Employment or a Change in Control” table on page 87.

(3)

BPIP Awards upon an involuntary termination without cause within 12 months following a change in control: For January 2020 BPIP Awards, the value shown reflects an amount equal to (i) the number of shares that the NEO would receive upon settlement of the award, assuming actual performance through December 31, 2022, multiplied by (ii) $708.63. For both January 2021 BPIP Awards and January 2022 BPIP Awards, the table reflects an amount equal to (i) the number of shares that the NEO would receive assuming the achievement of target-level performance pursuant to the 2022 BPIP Award Determination Matrix on page 63 during the performance period multiplied by (ii) $708.63. Under the terms of the Stock Plan, any outstanding awards that are not assumed by the acquirer in the event of a change in control would become fully vested (at target level for performance-based awards).

(4)

BPIP Awards upon a termination due to death, disability or qualified retirement: For the January 2020 BPIP Awards, January 2021 BPIP Awards and January 2022 BPIP Awards, the value shown reflects an amount equal to (i) the number of shares that the NEO would receive upon settlement of the award, assuming actual performance relative to the performance targets through December 31, 2022, and target-level performance pursuant to the 2022 BPIP Award Determination Matrix on page 63 for the remainder of the applicable performance period, multiplied by (ii) $708.63. The actual number of shares that an NEO would receive following the end of the three-year performance period will be based on the Company’s actual performance over the duration of the performance period.

(5)

In the fourth quarter of 2017, we implemented a key strategic part of our long-term management succession plans by creating equity incentive grants of performance-based stock options for a select group of senior leaders, excluding the CEO and President, who we believe will play critical roles in BlackRock’s future. These awards were part of a strategic initiative and we do not consider them to be part of our regular annual compensation.

(6)

Option Awards upon an involuntary termination without cause: The amounts shown represent the value of a pro rata portion of unvested options as of December 31, 2022, at $708.63 (i.e., the closing price on December 30, 2022). The applicable stock price hurdle was achieved on December 2, 2020, and the MDCC certified in January 2022 that positive Organic Revenue growth was achieved during the performance period. The pro rata portion (with respect to each tranche) which can be earned based on, and subject to, the achievement of the performance conditions is determined by multiplying the unvested options at termination of employment by a fraction, the numerator of which is the number of full months, rounded down, the executive was employed from the date of grant through the termination date plus 12 months, and the denominator of which is the number of full months elapsed from the grant date through the applicable vesting date. For additional details on these awards, see the “2022 Outstanding Equity Awards at Fiscal Year-End” table on page 85.

(7)

Option Awards upon a termination without cause within 12 months following a change in control or due to death or disability: The amounts shown represent the value of unvested options as of December 31, 2022. The stock price hurdle was achieved on December 2, 2020, and the MDCC certified in January 2022 that positive Organic Revenue growth was achieved during the performance period.

(8)	Option Awards upon qualified retirement: All unvested options will be forfeited.

(9)

Reflects the amount that would have been payable to the NEO in a lump sum pursuant to the Severance Plan, assuming the NEO’s termination of employment by BlackRock other than for cause on December 31, 2022.

(10)

Leadership Retention Carry Plan Award upon a termination due to qualified retirement, disability or death: Total value for Mr. Kapito includes an award of percentage points under the BlackRock Leadership Retention Carry Plan to promote his long-term retention and drive future growth and performance. The total value of the award depends on multiple factors that remain unknown, including timing of realization of the underlying investments in the participating illiquid alternative funds and the specific returns achieved with respect to the participating funds, and is not currently subject to reasonable estimation. However, had the participating funds been liquidated as of December 31, 2022 and all carried interest amounts been distributed and monetized in accordance with the respective funds’ distribution and related provisions, and had an actual qualifying termination of employment occurred on December 31, 2022, the value of the award would have been approximately $9.7 million. The value of the award following an actual qualifying termination of employment will differ from this amount depending on circumstances at the time.

(11)

Total values for Year-End Awards, BPIP Awards, Option Awards and Severance are rounded to the nearest whole number and, as a result of such rounding, the sum of such amounts may differ slightly from the amounts set forth in the line item titled “Total.”

CEO Pay Ratio for 2022

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

For 2022, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our Company (other than our CEO) was $154,312; and

•	The annual total compensation of our CEO, as reported in the 2022 Summary Compensation Table included in this Proxy Statement, was $32,726,109.

Based on this information, the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all employees was 212:1. This result is broadly consistent with our historical pay practices.

BLACKROCK, INC. 2023 PROXY STATEMENT	89

Compensation Discussion and Analysis
  |  CEO Pay Ratio for 2022

2022 CEO Pay Ratio = 212:1
Methodology

1.
Identification of Median Employee.
The median employee used for purposes of determining our 2021 CEO pay ratio left the Company during 2022. We identified a new median employee for 2022 based on our employee population as of December 31, 2022. In order to identify the median employee from our employee population as of December 31, 2022, we reviewed the 2022 total compensation of our employees. Total compensation included base salary, overtime, 2022 annual incentive award, direct incentives, commission payments and long-term equity incentive grants as reflected in the 2022 annual compensation statements provided to each employee as part of the year-end
compensation process.

We identified our median employee for 2022 using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living
adjustments in identifying the 2022 median employee.

2.
Calculation of Annual Total Compensation.
Once we identified our median employee for 2022, we combined all the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K,
resulting in annual total compensation of $154,312. The difference between such employee’s total compensation and the reported amount for the ratio calculation is the contributions made by BlackRock under its tax qualified defined contribution (401(k)) plan for 2022 to such employee, which totaled $10,312.

For our CEO’s annual total compensation, we used the amount reported in the “Total” column of our “ 2022 Summary Compensation Table ” included in this Proxy Statement on page 83.
Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain aspects of our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to include various adjustments to amounts that have been reported in the Summary Compensation Table for 2022 and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both reported in our Summary Compensation Table for 2022 and in previous years, as well as the adjusted values required in this section for the 2020, 2021 and 2022 calendar years.

					Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (2)	Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)	Net Income ($ millions) (5)	Operating Margin, as Adjusted (6)
2022	$32,726,109	($ 5,793,787 )	$13,782,910	($12,461,284)	$151.62	$128.15	$5,178	42.8%
2021	$32,587,335	$65,321,174	$14,814,344	$39,235,001	$190.47	$171.06	$5,901	46.8%
2020	$27,356,432	$56,852,871	$12,121,020	$36,172,170	$147.21	$115.88	$4,932	46.0%

(1)
Reflects compensation amounts reported in the Summary Compensation Table for Mr. Fink, who served as our CEO for the respective years shown. Reflects average compensation amounts reported in the Summary Compensation Table for the following non-CEO NEOs for the fiscal years noted below:

•	2022: Messrs. Kapito, Goldstein, Kushel and Shedlin

•	2021: Messrs. Kapito, Goldstein, Kushel and Shedlin

•	2020: Messrs. Kapito, Goldstein, Shedlin and Mark Wiedman.

(2)
Dollar amounts reflect “compensation actually paid” for our CEO and average “compensation actually paid” for our non-CEO NEOs for each of the 2022, 2021 and 2020 fiscal years. In determining the “compensation actually paid” to our NEOs, we are required by SEC rules to include various adjustments to amounts that have been reported in the Summary Compensation Table for 2022 and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. Because none of our NEOs participated in any Company-sponsored defined benefit pension program in the covered years, we have not included any adjustments with respect to service cost or prior service cost for any pension plans. These amounts do not reflect the year-end
executive pay decisions made by the MDCC as detailed in the “
NEO Total Annual Compensation Summary
” on page 59. For information regarding the decisions made by our MDCC in regard to our NEO’s compensation for each fiscal year, please see the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above, including the discussion beginning on page 55 of this Proxy Statement.

90	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis
  |  Pay Versus Performance

CEO Summary Compensation Table Total Compensation to Compensation Actually Paid Reconciliation

Year	2020	2021	2022
CEO	Mr. Fink	Mr. Fink	Mr. Fink
Summary Compensation Table Total Compensation ($)	27,356,432	32,587,335	32,726,109
Less: Equity Award Values Reported in Summary Compensation Table for the Covered Year ($)	(15,999,930)	(18,849,371)	(23,250,554)
Plus: Year-End Fair Value for Outstanding Unvested Equity Awards Granted in the Covered Year ($)	23,542,782	29,527,964	10,821,969
Plus/Less: Change in Fair Value as of Year-End of Outstanding Unvested Equity Awards from Prior Years ($)	19,210,242	20,751,886	(22,966,972)
Plus/Less: Change in Fair Value as of the Vesting Date of Equity Awards from Prior Years that Vested in the Covered Year ($)	1,149,414	(635,548)	(4,072,502)
Plus: Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Same Covered Year ($)	—	—	—
Less: Fair Value of Equity Awards Forfeited during the Covered Year ($)	—	—	—
Plus: Value of Dividends Accrued on Equity Awards in the Covered Year not Otherwise Reflected in the Summary Compensation Table Total Compensation ($)	1,593,931	1,938,907	948,163
Compensation Actually Paid to CEO ($)	56,852,871	65,321,174	(5,793,787)
Average
Non-CEO
NEO Summary Compensation Table Total Compensation to Average Compensation Actually Paid Reconciliation

Year	2020 Average	2021 Average	2022 Average
Non-CEO NEOs	See note (1) above for NEO details
Average Summary Compensation Table Total Compensation ($)	12,121,020	14,814,344	13,782,910
Less: Average Equity Award Values Reported in Summary Compensation Table for the Covered Year ($)	(7,137,300)	(8,646,287)	(10,018,757)
Plus: Average Year-End Fair Value for Outstanding Unvested Equity Awards Granted in the Covered Year ($)	10,462,842	13,191,839	5,372,696
Plus/Less: Average Change in Fair Value as of Year-End of Outstanding Unvested Equity Awards from Prior Years ($)	19,724,323	19,333,261	(16,643,676)
Plus/Less: Average Change in Fair Value as of the Vesting Date of Equity Awards from Prior Years that Vested in the Covered Year ($)	402,384	(231,411)	(5,388,671)
Plus: Average Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Same Covered Year ($)	—	—	—
Less: Average Fair Value of Equity Awards Forfeited during the Covered Year ($)	—	—	—
Plus: Average Value of Dividends Accrued on Equity Awards in the Covered Year not Otherwise Reflected in the Average Summary Compensation Table Total Compensation ($)	598,901	773,255	434,214
Average Compensation Actually Paid to Non-CEO NEOs ($)	36,172,170	39,235,001	(12,461,284)
Equity Award Valuation Assumptions: BPIP award grant date fair values are calculated using the stock price as of the grant date assuming target performance. Adjustments to these values have been made using the stock price and projected vesting assumptions as of each subsequent measurement date, assuming actual performance relative to the applicable performance targets through the applicable measurement date and target performance for years in the performance period beyond the applicable measurement date (based on the award determination matrix for the BPIP award granted in the January following the applicable measurement date). RSU values represent fair values which are calculated using the stock price as of each measurement date. Stock options represent performance-based option awards with vesting contingent on the NEOs’ continued service and BlackRock’s achievement of a stock price hurdle and positive Organic Revenue growth. Stock option fair values for measurement dates prior to when the price hurdle was achieved on December 2, 2020, are calculated by a Monte Carlo simulation model with an embedded binomial lattice model, which accounts for the risk of non-achievement. For stock option fair values occurring after the achievement of the price hurdle, the values are calculated by a binomial lattice model only. The stock option binomial lattice modelling uses a consistent set of valuation inputs (including BlackRock stock price, volatility, and dividend rates, market risk free rate, and the options’ strike price and term) which have been updated as of each measurement date, as applicable.

(3)
Represents the cumulative total shareholder return (TSR) of BlackRock for the periods ending on December 31, 2022, 2021 and 2020, respectively, based on an initial fixed investment of $100 in BlackRock common stock on December 31, 2019. For 2022, represents the three-year TSR (2020-2022), for 2021, represents the two-year TSR (2020-2021) and for 2020 represents the one-year TSR (2020).

(4)
Represents the cumulative TSR of the S&P U.S. BMI Asset Management & Custody Banks Index (as reported in BlackRock’s Annual Report on Form
10-K)
for each of the periods ending on December 31, 2022, 2021 and 2020, respectively, based on an initial fixed investment of $100 in the respective peer’s common stock on December 31, 2019. For 2022, represents the three-year TSR (2020-2022), for 2021, represents the two-year TSR (2020-2021) and for 2020 represents the one-year TSR (2020).

BLACKROCK, INC. 2023 PROXY STATEMENT	91

Compensation Discussion and Analysis
  |  Pay Versus Performance

(5)
Reflects “Net Income” in the Company’s Consolidated Income Statements included in BlackRock’s Annual Reports on Form
10-K
for each of the fiscal years ended December 31, 2022, 2021 and 2020, respectively.

(6)	BlackRock’s Company-Selected Measure is Operating Margin, as adjusted. For reconciliation with GAAP, please see Annex A.
Relationship between Compensation Actually Paid and Performance Measures Disclosed in the Pay Versus Performance Table
The following chart shows that the “compensation actually paid” to our CEO and average “compensation actually paid” to our other NEOs for each of the 2020, 2021 and 2022 fiscal years align to trends with BlackRock’s and our peer group’s (S&P U.S. BMI Asset Management & Custody Banks Index) TSR over the same period. BlackRock maintained a relatively consistent TSR premium relative to our peer group.
Compensation Actually Paid vs. TSR

The
following chart shows that the “compensation actually paid” to our CEO and average “compensation actually paid” to our other NEOs for each of the 2020, 2021 and 2022 fiscal years align to trends in BlackRock’s Net Income results over the same period.
Compensation
Actually Paid vs. Net Income

92	BLACKROCK, INC. 2023 PROXY STATEMENT

Compensation Discussion and Analysis
  |  Pay Versus Performance

The following chart shows that “compensation actually paid” to our CEO and average “compensation actually paid” to our other NEOs for each of the 2020, 2021 and 2022 fiscal
years align to trends with BlackRock’s Operating Margin, as adjusted, over the same period.
Compensation Actually Paid vs. Operating Margin, as adjusted
(1)

(1)	For reconciliation with GAAP, please see Annex A.
List of Most Important Measures
The following table presents the most important financial performance measures that we use to link “compensation actually paid” (as defined by SEC rules) to our NEOs for 2022 to our performance. Performance outcomes for each measure are generally assessed in the context of external market conditions, and may be considered relative to industry performance or over variable time horizons. These measures are not ranked.

Measure
Operating Margin, as adjusted (1)
Operating Income, as adjusted (1)
Net New Base Fee Growth
Net New Business
Organic Revenue Growth (2)
Diluted EPS, as adjusted (1)
Total Shareholder Return (3)

(1)	For reconciliation with GAAP, please see Annex A.
(2)
Organic Revenue growth is a measure of the estimated annual revenue impact of BlackRock’s total net new business in a given year, including net new technology services revenue, excluding the effect of market appreciation/(depreciation) and foreign exchange. Organic Revenue is not directly correlated with the actual revenue earned in a given year.

(3)
We assess performance based in part on BlackRock’s 1-year, 3-year and 5-year Total Shareholder Return. Total Shareholder Return is defined as the change in share price plus reinvested dividends, measured through December 31, 2022, then annualized.

BLACKROCK, INC. 2023 PROXY STATEMENT	93

Compensation Discussion and Analysis
  |  Equity Compensation Plan Information

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2022, relating to BlackRock equity compensation plans pursuant to which grants of options, RSUs or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)

Approved

BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan	4,276,159 (1)	$513.50 (2)	4,264,917

Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—	N/A	367,411 (3)

Total Approved by Shareholders	4,276,159		4,632,328

Not Approved

None	—	N/A	—

Total Not Approved by Shareholders	—	N/A	—

Total	4,276,159		4,632,328

(1)	Includes 2,540,261 shares subject to RSUs (including RSUs that are settled in cash) and BPIP Awards (assuming payout at target levels) and 1,735,898 stock options.

(2)	Represents the weighted-average exercise price of stock options only.

(3)
Includes 367,411 shares remaining available for issuance under the Employee Stock Purchase Plan, of which 10,645 were subject to purchase during the open offering period that included December 31, 2022.

94	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 3:

Approval, in a Non-Binding Advisory Vote, of the

Frequency of Future Executive Compensation Advisory Votes

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to recommend whether future non-binding shareholder votes to approve the compensation of our NEOs (that is, votes similar to the non-binding vote in Item 2 on page 53) should occur every one, two or three years.

Why we recommend that our shareholders select a frequency of one year.

After careful consideration, the Board has determined that future advisory votes on executive compensation that occur every year continue to be the most appropriate for our Company, and the Board recommends that you vote for a one-year interval for future advisory votes on executive compensation.

The Board believes that an annual advisory vote on executive compensation allows our shareholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement on a timely basis. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices every year.

The option of one year, two years or three years that receives the greatest number of votes cast by shareholders will be the frequency for future advisory votes on executive compensation recommended by shareholders. However, this vote is advisory and non-binding. While the Board intends to follow the frequency receiving the greatest number of votes, it may decide that it is in the best interests of BlackRock and its shareholders to hold future advisory votes on executive compensation more or less frequently than the option recommended by shareholders.

Board Recommendation

The Board of Directors unanimously recommends you vote for “ONE YEAR” with respect to how frequently future non-binding shareholder votes to approve the compensation of our NEOs should occur. Shareholders are not voting to approve or disapprove this recommendation.

BLACKROCK, INC. 2023 PROXY STATEMENT	95

Item 4:

Ratification of the Appointment

of the Independent Registered

Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit BlackRock’s financial statements. The Audit Committee conducts a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, and takes into account the insight provided to the Audit Committee and the quality of information provided on accounting issues, auditing issues and regulatory developments. The Audit Committee also considers whether, in order to ensure continuing auditor independence, there should be periodic rotation of the independent registered public accounting firm, taking into consideration the advisability and potential costs and impact of selecting a different firm.

At its meeting on March 20, 2023, the Audit Committee appointed Deloitte to serve as BlackRock’s independent registered public accounting firm for the 2023 fiscal year. Deloitte or its predecessors have served as BlackRock’s independent registered public accounting firm since 2002.

The Audit Committee exercises sole authority to approve all audit engagement fees and terms associated with the retention of Deloitte. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee evaluated Deloitte’s institutional knowledge and experience, quality of service, sufficiency of resources and quality of the team’s communications and interactions as well as the team’s objectivity and professionalism. As a result, the Audit Committee believes that the continued retention of Deloitte to serve as BlackRock’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Accordingly, we are asking shareholders to ratify the appointment of Deloitte.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte to our shareholders for ratification because we value our shareholders’ views on this appointment and as a matter of good corporate governance. In the event that shareholders fail to ratify the appointment, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

96	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 4: Ratification of the Appointment of the Independent Registered Public Accounting Firm  |  Fees Incurred by BlackRock for Deloitte

Fees Incurred by BlackRock for Deloitte

Aggregate fees incurred by BlackRock, including certain sponsored investment funds, for the fiscal years ended December 31, 2022 and 2021, for BlackRock’s independent registered public accounting firm, Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, are set forth below.

(in millions)	2022	2021
Audit Fees(1)	$20.5	$19.7
Audit-Related Fees(2)	$5.3	$4.6
Tax Fees(3)	$0.9	$2.9
All Other Fees(4)	$0.4	$0.3
Total	$27.1	$27.5

(1)

Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits and review of documents filed with the SEC. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting.

(2)

Audit-Related Fees consisted principally of assurance and related services pursuant to Statement on Standards for Attestation Engagements (SSAE) No. 18 and International Standard on Assurance Engagements (ISAE) 3402, attestation services for Global Investment Performance Standards (GIPS®) verification, and other regulatory/compliance assurance engagements.

(3)

Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements and consisted principally of tax compliance and other tax services.

(4)

All Other Fees consisted of fees paid to the independent registered public accounting firm other than audit, audit-related or tax services. All Other Fees included services related to regulatory reviews, technology subscriptions and translation services.

Excluded from the amounts reported above, Deloitte also provides audit, audit-related and tax services directly to certain of our affiliated investment companies, unit trusts and partnerships. Fees paid to Deloitte directly by these funds for services were $26.6 million for both fiscal years ended December 31, 2022 and 2021. Such fees do not include fees paid to Deloitte by registered investment companies.

Audit Committee Pre-Approval Policy

In accordance with BlackRock’s Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all services performed for BlackRock by Deloitte were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services. The Audit Committee reviews and pre-approves all audit, audit-related, tax and other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chair of the Audit Committee. The Chair or designee must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Deloitte as BlackRock’s independent registered public accounting firm for the fiscal year 2023.

BLACKROCK, INC. 2023 PROXY STATEMENT	97

Audit Committee Report

The Audit Committee’s primary responsibilities are to assist the Board with oversight of the integrity of BlackRock’s financial statements and public filings, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and BlackRock’s compliance with legal and regulatory requirements. For more information about our Audit Committee’s responsibilities, see “Board Committees – The Audit Committee” under “Item 1 – Election of Directors” and our Audit Committee Charter.

It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with GAAP in the United States. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing BlackRock’s financial statements and internal control over financial reporting, expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of BlackRock in conformity with GAAP in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In performing our oversight role, we have reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte, BlackRock’s independent registered public accounting firm for 2022.

We have further discussed with Deloitte the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

We have received from Deloitte the written disclosures required by applicable PCAOB rules regarding Deloitte’s independence, discussed with Deloitte its independence and considered whether the non-audit services provided by Deloitte are compatible with maintaining its independence.

Based on the review and discussions referred to above, we recommended to the Board, and the Board approved, inclusion of the audited financial statements in BlackRock’s Annual Report on Form 10-K, for the year ended December 31, 2022, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Pamela Daley, Chair

Margaret “Peggy” L. Johnson

Kristin Peck

Marco Antonio Slim Domit

Hans E. Vestberg

Susan L. Wagner

Mark Wilson

98	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 5:

Shareholder Proposal –

Civil Rights, Non-Discrimination and Returns to Merit Audit

The National Center for Public Policy Research, 2005 Massachusetts Ave. NW, Washington, DC 20036, beneficial owner of at least $2,000 worth of BlackRock common stock, has advised us that it intends to introduce the following resolution:

Civil Rights, Non-Discrimination and Returns to Merit Audit

Resolved: Shareholders of BlackRock Inc. (“the Company”) request that the Board of Directors commission an audit analyzing the impacts of the Company’s Diversity, Equity & Inclusion policies on civil rights, non-discrimination and returns to merit, and the impacts of those issues on the Company’s business. The audit may, in the Board’s discretion, be conducted by an independent and unbiased third party with input from civil rights organizations, public-interest litigation groups, employees and shareholders of a wide spectrum of viewpoints and perspectives. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on the Company’s website.

Supporting Statement

Under the guise of ESG, corporations have allocated significant resources and attention towards implementing social justice into workplace practices and hiring. Across the political spectrum, all agree that employee success should be fostered and that no employees should face discrimination, but there is much disagreement about what non-discrimination means.

Many companies – including Bank of America, American Express, Verizon, Pfizer, CVS and BlackRock itself1 — have adopted “Diversity, Equity & Inclusion” (DEI) programs, trainings and officers that seek to establish racial and social “equity.” But in practice, what “equity” really means is the distribution of pay and authority on the basis of race, sex, orientation and ethnicity rather than by merit.2

Where adopted, such programs have raised significant objections, including the concern that the programs and practices themselves are deeply racist, sexist, otherwise discriminatory and potentially in violation of the Civil Rights Act of 1964.3 And that by devaluing merit, corporations have sacrificed employee competence, moral and productivity to the altar of “diversity.”

These practices create massive reputational, legal and financial risk. If the Company is, in the name of so-called “equity,” committing illegal or unconscionable discrimination against employees deemed “non-diverse,” then the Company will suffer in myriad ways — all of them both unforgivable and avoidable.

1

https://www.city-journal.org/bank-of-america-racial-reeducation-program; https://www.city-journal.org/verizon-critical-race-theory-training; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www.foxbuiness.com/politics/cvs-inclusion-training-critical-race-theory; https://www.msn.com/en-us/money/other/pfizer-sets-race-based-hiring-goals-in-the-name-of-fighting-systemic-racism-gender-equity-challenges/ar-AAOiSwJ; https://https://www.blackrock.com/corporate/about-us/diversity-equity-and-inclusion/diversity-inclusion.html

2

https://www.sec.gov/Archives/edgar/data/1048911/000120677421002182/fdx3894361-def14a.htm#StockholderProposals88; https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/asyousownike051421-14a8-incoming.pdf; https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/nyscrfamazon012521-14a8-incoming.pdf; https://www.sec.gov/Archives/edgar/data/1666700/000119312521079533/d108785ddef14a.htm#rom108785_58

3

https://www.americanexperiment.org/survey-says-americans-oppose-critical-race-theory/; https://www.newsweek.com/majority-americans-hold-negative-view-critical-race-theory-amid-controversy-1601337; https://www.newsweek.com/coca-cola-facing-backlash-says-less-white-learning-plan-was-about-workplace-inclusion-1570875; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www.city-journal.org/verizon-critical-race-theory-training

BLACKROCK, INC. 2023 PROXY STATEMENT	99

Item 5: Shareholder Proposal – Civil Rights, Non-Discrimination and Returns to Merit Audit

In developing the audit and report, the Company should consult civil-rights and public-interest law groups, but it must not compound error with bias by relying only on left-leaning organizations. It must consult groups across the spectrum of viewpoints, including right-leaning civil-rights groups representing people of color — such as the Woodson Center4 or Project 215 — and groups that defend the rights and liberties of all Americans.

Similarly, when including employees in the audit, the Company must allow employees to speak freely and confidentially without fear of reprisal or disfavor. Too many employers have established company stances that silence employees who disagree with the company’s asserted positions, and then pretended that those who have been empowered by the companies’ partisan positioning represents the true and only voice of all employees. This creates a deeply hostile workplace for some employees, and is both immoral and likely illegal.

4	https://woodsoncenter.org/
5	https://nationalcenter.org/project-21/

100	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 5: Shareholder Proposal – Civil Rights, Non-Discrimination and Returns to Merit Audit

The Board of Directors’ Statement in Opposition

The Board has considered the proposal and believes that, for the reasons described below, the proposal is not in the best interests of BlackRock or our shareholders.

BlackRock’s multi-year, multi-faceted Global DEI Strategy is closely aligned with the Company’s business imperatives and designed to serve our clients and attract and retain talented employees from all backgrounds

BlackRock believes a diverse workforce and an equitable and inclusive work environment are key factors in achieving better outcomes across all levels of our business. BlackRock has made a long-term commitment to cultivating DEI in our workforce and leadership team through our hiring, retention, promotion and development practices. As part of this long-term commitment, BlackRock has instituted a multi-year DEI strategy that we believe is actionable, measurable and designed to apply across the many countries in which the firm operates. The Company has aligned our DEI strategy with the firm’s business priorities and long-term objectives, and the strategy focuses on the Company’s talent and culture, responding to the needs of our clients, and supporting the communities in which we operate.

An important aspect of BlackRock’s DEI strategy is to foster an inclusive, equitable work environment in which employees feel connected to BlackRock’s culture and supported in pursuit of their professional goals. At BlackRock, equity means that everyone has fair access to opportunities to advance and succeed. To this end, BlackRock has committed to setting high behavioral expectations for its employees, as well as to holding our leaders and managers accountable for continued progress toward the firm’s goals.

BlackRock is committed to transparency and accountability, both of which are critical parts of our DEI strategy

Transparency and accountability are critical parts of BlackRock’s DEI strategy, including as a means to inform, measure and improve the Company’s human capital management practices. To that end, BlackRock’s DEI strategy was recently subject to a robust third-party assessment. The results of the assessment are available on the Company’s website and provided useful external feedback in assessing the Company’s progress and identifying areas for future focus, while also serving as an effective tool to build on what we have already been doing in this area. In addition, since 2020, the firm has published annual SASB-aligned disclosure and EEO-1 reports, and in 2022, the firm published our inaugural Global DEI Annual Report, each of which include information regarding workforce diversity.

The proponent mischaracterizes BlackRock’s commitment to DEI by suggesting that our policies promoting these goals discriminate against “non-diverse” employees

Contrary to the proponent’s unfounded claims, BlackRock is committed to providing equal opportunity in all aspects of employment. Attracting and retaining talented employees from all backgrounds and ensuring that everyone has a sense of belonging and is empowered to achieve their full potential is key to our culture and to delivering for our clients. To that end, BlackRock does not tolerate illegal discrimination or harassment of any kind. In particular, it is BlackRock’s policy to afford equal opportunity to all qualified applicants and existing employees without regard to race, ethnicity, religion, color, national origin, sex, pregnancy status, pregnancy-related medical conditions, gender, gender identity or expression, sexual orientation, age, ancestry, physical or mental disability, familial or marital status, political affiliation, citizenship status, genetic information, or protected veteran or military status or any other basis that would be in violation of any applicable law. BlackRock does not tolerate harassment, bias, or other inappropriate conduct on the basis of any of the above protected categories.

Therefore, the Board recommends that our shareholders vote AGAINST this proposal.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

BLACKROCK, INC. 2023 PROXY STATEMENT	101

Item 6:

Shareholder Proposal –

Production of a Report on BlackRock’s Ability to “Engineer Decarbonization in the Real Economy”

Paul Rissman, Box 750, Monterey, MA 01245, beneficial owner of 10 shares of BlackRock common stock, has advised us that he intends to introduce the following resolution:

Resolved: Shareholders request the Board of Directors produce a report specifying whether and how BlackRock could improve its pension fund clients’ investment returns, by focusing its climate-related investment stewardship and proxy voting to “engineer decarbonization in the real economy,” mitigating BlackRock’s forecast cumulative loss in global output, due to unabated climate change, of nearly 25% in the next two decades, thereby improving financial returns to BlackRock shareholders.

Supporting Statement

Climate change poses material financial risk to BlackRock shareholders if BlackRock is perceived to act counter to pension clients’ interests.

BlackRock’s pension business comprises $3.2 trillion of $10 trillion total assets under management (AUM).1

Pension fiduciaries have long-term interests: “In a pension, the duty of impartiality…extends to participants currently receiving benefits and to participants who will receive distributions in the future. Plan administrators must be able to make current distributions while protecting the overall viability of the plan to protect the distributions that will be made many years later.”2

Unmitigated climate change will cause economic damage: BlackRock forecasts “a cumulative loss in global output of nearly 25% in the next two decades.”3 This type of economic loss will devastate long-term portfolio returns of BlackRock’s pension fund clients, jeopardizing their ability to support future retirees.

Despite this danger, BlackRock denies a duty of care to actively diminish this risk. BlackRock states that its role is “not to engineer a specific decarbonization outcome in the real economy.”4

Many of BlackRock’s largest clients feel that as the world’s largest asset manager, BlackRock does have this responsibility. The Chief Investment Officer of the Government Pension Investment Fund of Japan (GPIF), the world’s largest and a BlackRock client, said, “[w]e evaluate how you control externalities caused by your portfolio companies’ business.”5 This quote appeared in an article speculating that BlackRock had lost $50 billion of GPIF’s business to another firm with more rigorous financial risk evaluation. In 2016 the Seattle

1	https://d18rn0p25nwr6d.cloudfront.net/CIK-0001364742/3173f90f-150e-43a3-941a-fba9a7e35773.pdf
2	https://ssrn.com/abstract=4004620, at 9.
3	https://www.blackrock.com/us/individual/literature/whitepaper/climate-aware-investing.pdf
4	https://www.blackrock.com/corporate/about-us/our-2021-sustainability-update/2030-net-zero-statement
5	https://impactalpha.com/japanese-pension-fund-pushes-asset-managers-to-get-tougher-on-sustainability/

102	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 6: Shareholder Proposal – Production of a Report on BlackRock’s Ability to “Engineer Decarbonization in the Real Economy”

City Employees’ Retirement System put BlackRock on a watch list for neglecting sustainability concerns.6 In 2022 the New York City Comptroller threatened to withdraw funds from BlackRock if it did not get tougher with investee companies.7

BlackRock recognizes the danger of losing client assets as a result of climate risk. Its 2021 10-K states, “[c]limate-related…risks could impact BlackRock…indirectly through adverse impacts to its clients, including as a result of declines in asset values, [or] changes in client preferences, [which] may cause the Company’s AUM, revenue and earnings to decline.” Shareholders deserve to know whether BlackRock has a plan to diminish potential long-term pension client losses by pledging to use stewardship and proxy voting to mitigate its forecast 25% climate-related decline in global economic output over the next two decades.

We urge shareholders concerned with potential reputational and financial damage to BlackRock, due to its refusal to engineer real world decarbonization on behalf of pension client portfolios, to support this resolution.

6

https://www.pionline.com/article/20170120/ONLINE/170129998/seattle-city-employees-puts-blackrock-on-watch-over-esg-concerns; see also https://www.reuters.com/business/environment/sierra-club-warns-blackrock-it-may-pull-12-mln-over-climate-stance-letter-2022-05-24/.

7

https://twitter.com/bradlander/status/1554146470126911493?s=21&t=w7YBaGhCWRg_cE4qMGbh5g; https://www.responsible-investor.com/ny-city-funds-will-need-to-start-asking-whether-to-pull-back-from- blackrock-over-climate/?utm_source=newsletter-daily&utm_medium=email&utm_campaign=ri-daily- subscriber&utm_content=02-08-2022.

BLACKROCK, INC. 2023 PROXY STATEMENT	103

Item 6: Shareholder Proposal – Production of a Report on BlackRock’s Ability to “Engineer Decarbonization in the Real Economy”

The Board of Directors’ Statement in Opposition

The Board has considered the proposal and believes that, for the reasons described below, the proposal is not in the best interests of BlackRock or our shareholders.

BlackRock’s role is to focus on achieving the best long-term investment performance for our clients; it is not to engineer real world decarbonization

As an asset manager, BlackRock invests our clients’ assets, to help them meet their investment objectives. The firm’s clients, which include public and private pension plans and others, have a range of goals and look to invest across asset classes and investment themes to capture opportunities and mitigate risk. BlackRock’s investment approach is informed by three principles: client choice, performance, and research. BlackRock provides choice to our clients, seeks the best risk-adjusted financial returns within the mandates clients give us, and underpins our work with research, data, and analytics.

BlackRock recognizes the potential economic benefits of effectively addressing the transition to a low-carbon economy and has sought to provide our clients with industry-leading research, product choices and investment solutions to help them navigate the impact of the transition on their portfolios consistent with their goals and objectives. Examples of such research can be found on BlackRock Investment Institute’s website. As of December 31, 2022, BlackRock managed, on behalf of clients who choose them, $586 billion in dedicated sustainable investment strategies and offered over 400 sustainable funds and customizable solutions to meet clients’ objectives. In 2022, the firm continued to expand our offerings by launching over 50 iShares® sustainable ETFs and index mutual funds across the US, Europe, Asia-Pacific, and Canada. BlackRock also launched several investment offerings in diversified infrastructure globally, with a central focus on the energy transition and energy security, helping give clients the opportunity to invest in solutions that help support the transition to a low-carbon economy.

BlackRock Investment Stewardship seeks to understand how companies manage climate-related risks and opportunities, where material to their financial performance

The BlackRock Investment Stewardship (“BIS”) team engages with companies to understand, not direct, how they identify and manage the risks and opportunities of climate change and the transition towards a low-carbon economy, where material to those companies’ financial performance. In their engagements, the BIS team encourages companies to provide disclosures that help investors understand the companies’ long-term strategy and the governance and operational processes that underpin their business models and long-term financial performance. For example, in 2022, BIS continued its engagement with over 1,000 public companies representing nearly 90% of the global scope 1 and 2 GHG emissions of the aggregate public equity holdings that BlackRock manages on behalf of our clients. Between the 2020-2021 and 2021-2022 proxy years, BIS noted significant progress made by many of these companies on their management and disclosure of climate-related risks and opportunities. As a result, BIS was more supportive of management proposals in the 2021-2022 proxy year than in 2020-2021 and supported fewer climate-related shareholder proposals. BIS provides detailed information about their global voting and engagement policies and activities on their website.

We believe that the proponent mischaracterizes BlackRock’s role, as an asset manager and fiduciary to our clients, as well as the role of the BIS team in the global transition to a low-carbon economy. As detailed above, we are already committed to helping our clients navigate the investment risks and opportunities associated with the transition, where that is consistent with the mandate they have given us. As such, the Board believes that the report would not be beneficial to BlackRock or its shareholders.

Therefore, the Board recommends that our shareholders vote AGAINST the proposal.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

104	BLACKROCK, INC. 2023 PROXY STATEMENT

Item 7:

Shareholder Proposal –

Impact Report for Climate-Related Human Risks of iShares U.S. Aerospace and Defense Exchange-Traded Fund

CODEPINK – WOMEN FOR PEACE, 578 Washington Blvd., #395, Marina Del Rey, CA 90292, beneficial owner of 5 shares of BlackRock common stock, has advised us that it intends to introduce the following resolution:

Whereas: The iShares U.S. Defense and Aerospace exchange-traded fund (NYSE: “ITA”) is a popular investment vehicle that gives investors exposure to the defense and aerospace industries. However, recent developments in these industries have raised concerns about the risks of investing in ITA, particularly in light of the global human cost of the defense and aerospace industry vis à vis the climate crisis.

One area of concern is the potential impact of technological disruption on the defense and aerospace industries, with a particular focus on the development of clean energy technologies. Advances in technology are likely to change the competitive landscape in these industries, potentially affecting the companies included in ITA.

A major area of concern that shareholders should be made aware of is the wide-reaching environmental and social impact of the defense and aerospace industries on global human health and well-being. The production and use of military equipment can have negative environmental consequences, particularly via dangerously large emissions of greenhouse gasses (“GHG”). The development of ITA companies’ products enables war and conflict; conflict in turn increases fossil fuel dependence and usage, and exposes fossil fuel infrastructure to destruction and sabotage, causing leaks that may be immediately hazardous to the surrounding environment and massively lethal in their long-term contribution to climate change. The climate crisis itself fuels regional conflict, as disasters such as mass displacement, flooding, and crop failure are made more likely as a result of rising temperatures. This impact perpetuates and compounds the risk created by companies in ITA. Global temperatures will not stop rising until GHG emissions are cut drastically. This is of particular concern to shareholders themselves, whose own well-being and posterity are put at risk by the worsening climate crisis.

Therefore, it is crucial for BlackRock to assess the potential material risks to all stakeholders of ITA, with a focus on the global human cost resulting from the climate crisis, and provide a report to shareholders. This report should include an analysis of the potential impacts of the actions of defense and aerospace companies, technological disruption, and environmental and social factors on the global human cost of investing in ITA.

Resolved: Shareholders request the Board, at reasonable expense and excluding proprietary, confidential, or legally privileged information, prepare and publish a report on the potential material risks to all stakeholders of ITA, with a focus on the global human and environmental cost of investing in ITA.

Supporting Statement

The report should display both a) the immediate environmental and human impacts of weaponry developed by companies listed in ITA, as well as b) the short- and long-term effects of GHG emissions resulting from ITA-funded weaponry and aerospace development, in terms which make clear the human harm caused by these GHG emissions.

BLACKROCK, INC. 2023 PROXY STATEMENT	105

Item 7: Shareholder Proposal – Impact Report for Climate-Related Human Risks of iShares U.S. Aerospace and Defense Exchange-Traded Fund

The Board of Directors’ Statement in Opposition

The Board has considered the proposal and believes that, for the reasons described below, the proposal is not in the best interests of BlackRock or our shareholders.

ITA is a passive fund that provides institutional and retail investors with industry exposure

The iShares U.S. Aerospace & Defense ETF (“ITA”) seeks to track the investment results of the Dow Jones U.S. Select Aerospace & Defense Index (the “Underlying Index”), which measures the performance of the aerospace and defense sector of the U.S. equity market, as defined by S&P Dow Jones Indices LLC (“S&P DJI”).

Like many of BlackRock’s other sector ETFs, ITA offers investors passive exposure to a broad range of companies in specific industries.

BlackRock Fund Advisors (“BFA”), an indirect wholly-owned subsidiary of BlackRock, is the investment advisor to ITA. As disclosed in ITA’s prospectus, ITA is not actively managed. Instead, to achieve its objective of tracking the performance of the Underlying Index, BFA uses a “passive” approach and invests in a representative sample of securities that collectively have an investment profile similar to that of the Underlying Index. The composition and relative weightings of the securities in the Underlying Index are determined by S&P DJI, which is independent of ITA and BFA, and publishes information regarding the market value of the Underlying Index.

Independent third-party sustainability characteristics are already disclosed

The proponent is asking shareholders of BlackRock, Inc. to bear the cost of preparing a report on a single ETF advised by one of its subsidiaries. The proponent fails to recognize that much of the requested information is already currently available.

ITA’s publicly available prospectus includes disclosure about the material risks of investing in the fund, and its product website also includes a section on sustainability characteristics. The website provides various sustainability metrics, including implied temperature rise (“ITR”), which metric incorporates both current emissions intensity and forward-looking assessments of projected emissions to produce a temperature indication, expressed in half-degree Celsius bands, that can be helpful in assessing whether an index is progressing toward the temperature goal of the Paris Agreement. Other sustainability metrics disclosed on ITA’s product website include weighted-average carbon intensity (“WACI”), which measures a portfolio’s exposure to carbon intensive companies by representing the estimated GHG emissions per $1 million in sales across the fund’s holdings, as well as an ESG Fund Rating. All of these sustainability metrics are prepared by independent third-party firms and are intended to enable investors to evaluate the fund based on certain ESG characteristics.

ITA is an index tracking product that does not follow a sustainable investment strategy

BlackRock recognizes that different clients have different investment preferences and objectives. BlackRock continues to believe in the power of providing choice to clients, including by offering a wide range of investment products to help them meet their investment goals. To that end, for those clients who wish to invest in sustainable products, BlackRock had over 400 sustainable funds and customizable solutions globally as of December 31, 2022, covering a spectrum of sustainable solutions to meet clients’ objectives. Further, in 2022, BlackRock continued to enhance its sustainability offerings by launching over 50 iShares® sustainable ETFs and index mutual funds across the US, Europe, Asia-Pacific, and Canada, in addition to several investment offerings in diversified infrastructure globally, with a central focus on the energy transition and energy security. These offerings are meant to give clients the opportunity to invest in sustainable solutions, including those that help support the transition to a low-carbon economy, if they so choose. Alternatively, BlackRock also offers products for those clients who choose not to invest in sustainable funds. Such products include ITA, whose prospectus and product website clearly state that the fund “does not seek to follow a sustainable, impact or ESG investment strategy.”

We believe that shareholders of ITA have chosen to invest in this product to gain a specific industry exposure as described in its existing disclosure. Further, we believe that the proponent fails to recognize that much of the requested information is already currently available. As such, the report requested by the proponent would neither benefit the shareholders of ITA nor the shareholders of BlackRock, Inc., and would instead require BlackRock shareholders to bear unnecessary cost and expense to produce additional information that ITA shareholders have not requested and would be better addressed by the public companies included in the Underlying Index.

Therefore, the Board recommends that our shareholders vote AGAINST the proposal.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

106	BLACKROCK, INC. 2023 PROXY STATEMENT

Annual Meeting Information

Questions and Answers About the Annual Meeting and Voting

Who is entitled to vote?

Holders of record of BlackRock common stock at the close of business on March 30, 2023 are entitled to receive notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of March 30, 2023, 149,904,546 shares of BlackRock common stock, par value $0.01 per share, were outstanding. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 16 director nominees and one vote on each other matter.

A list of shareholders entitled to vote at the Annual Meeting will be available by writing to the Corporate Secretary of BlackRock at: c/o Corporate Secretary, BlackRock, Inc., 50 Hudson Yards, New York, New York 10001. The list will also be accessible during the Annual Meeting by visiting www.virtualshareholdermeeting.com/BLK2023 and entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

How can I attend and vote at the Annual Meeting?

The Annual Meeting will be held virtually; you will not be able to attend the Annual Meeting in person.

You are entitled to virtually participate in the Annual Meeting if you were a shareholder as of the close of business on the record date, March 30, 2023, or hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting.

Attending the Annual Meeting

To attend the Annual Meeting, visit www.virtualshareholdermeeting.

com/BLK2023. You will be asked to enter the control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Voting During the Annual

Meeting

If you were a shareholder as of the record date, or you hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Technology Support for the Annual Meeting

We encourage you to access the Annual Meeting before it begins. You may log in approximately fifteen minutes before the meeting start time. If you have difficulty accessing the Annual Meeting, please contact the technical support number that will be posted at www.virtualshareholdermeeting.com/
BLK2023. Technicians will be available to assist you.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting. For information on how to vote prior to the Annual Meeting, see “How can I vote my shares without attending the Annual Meeting and what are the voting deadlines?” on page 108.

Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person annual meeting?

We have taken steps to ensure that the format of the virtual Annual Meeting affords shareholders the same rights and opportunities to participate as they would have at an in-person meeting. We have determined to enhance shareholder access, participation and communication by providing shareholders the ability to submit questions in advance of and during the meeting.

•

Submitting questions in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

•

Submitting questions during the Annual Meeting. Questions may be submitted during the Annual Meeting by accessing the virtual meeting platform at www.virtualshareholdermeeting.com/BLK2023 with your control number and following the instructions to submit a question.

During the Q&A session of the Annual Meeting, we will address as many questions that comply with our rules of conduct and are submitted online by shareholders as time permits. Our rules of conduct will be made available on the virtual meeting platform and on our Investor Relations website. Questions that are substantially similar may be grouped and answered once to avoid repetition. To allow us to respond to as many questions as possible in the allotted time, we may limit each shareholder to one question. We will also post a transcript of the Annual Meeting to our Investor Relations website following the meeting.

BLACKROCK, INC. 2023 PROXY STATEMENT	107

Annual Meeting Information  |  Questions and Answers About the Annual Meeting and Voting

How can I vote my shares without attending the Annual Meeting and what are the voting deadlines?

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on May 23, 2023 by calling the toll-free telephone number on your proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the internet until 11:59 p.m. Eastern Time on May 23, 2023 by accessing the website listed on the Notice of Internet Availability of Proxy Materials or your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy card, date, sign and return it to Broadridge Financial Solutions in the postage-paid envelope provided (if you received your proxy materials by mail) or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Proxy cards returned by mail must be received no later than the close of business on May 23, 2023.

By casting your vote in any of the three ways listed above, you are authorizing the individuals named in the proxy to vote your shares in accordance with your instructions. All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.

If you were a shareholder as of the record date, or you hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting, you can also vote via the Internet during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/BLK2023.

How will voting on any other business be conducted?

If any other business is properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other business to be raised at the Annual Meeting.

May I revoke my vote?

Proxies may be revoked at any time before they are exercised by:

•	Sending written notice to BlackRock’s Corporate Secretary;

•	Submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Time on May 23, 2023;

•	Timely delivering a valid, later-dated proxy; or

•	Attending the Annual Meeting virtually and voting (attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request).

For shares held beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee by following the instructions it has provided, or, if you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares, by virtually attending the Annual Meeting and voting.

What is a quorum?

A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purpose of a quorum at the meeting. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If a nominee has not received instructions from the beneficial owner, the nominee may vote these shares only on matters deemed “routine” by the NYSE. The election of directors, approval of NEO compensation, approval of the frequency of future advisory votes on executive compensation, and the shareholder proposals are not deemed “routine” by the NYSE and so nominees have no discretionary voting power for these matters. The ratification of the appointment of an independent registered accounting firm is deemed a “routine” matter on which nominees have discretionary voting power.

108	BLACKROCK, INC. 2023 PROXY STATEMENT

Annual Meeting Information  |  Questions and Answers About the Annual Meeting and Voting

What vote is required in order to approve each of the proposals?

Proposal	Voting options (Board recommendation)	Vote required to adopt the proposal	Effect of abstentions	Effect of broker “non-votes”
1. Election of Directors	FOR, against or abstain on each nominee	A nominee for director will be elected if the number of votes “for” such nominee exceeds the number of votes “against” such nominee	No effect	No effect
2. Approval, in a Non- Binding Advisory Vote, of the Compensation for Named Executive Officers	FOR, against or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	No effect
3. Approval, in a Non- Binding Advisory Vote, of the Frequency of Future Executive Compensation Advisory Votes	ONE YEAR, two years, three years or abstain	The frequency (every one year, two years or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders	No effect	No effect
4. Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR, against or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	Not applicable
5-7. Shareholder Proposals	For, AGAINST or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	No effect

Who will count the votes and how can I find the results of the Annual Meeting?

Broadridge Financial Solutions, our tabulating agent, will count the votes. We will publish the voting results in a Form 8-K filed within four business days of the Annual Meeting.

Important Additional Information

Cost of Proxy Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone and electronic transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

Multiple Shareholders Sharing the Same Mailing Address or “Householding”

In order to reduce printing and postage costs, we try to deliver only one Notice of Internet Availability of Proxy Materials or, if applicable, one Annual Report and one Proxy Statement to multiple shareholders sharing a mailing address. This delivery method, called “householding,” will not be used if we receive contrary instructions from one or more of the shareholders sharing a mailing address. If your household has received only one copy, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the Annual Report and the Proxy Statement to any shareholder who sends a written request to the Corporate Secretary at the address provided in the Notice of 2023 Annual Meeting of Shareholders.

You may also notify us if you would like to receive separate copies of the Notice of Internet Availability of Proxy Materials or, if applicable, BlackRock’s Annual Report and Proxy Statement in the future by writing to the Corporate Secretary. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

BLACKROCK, INC. 2023 PROXY STATEMENT	109

Annual Meeting Information  |  Important Additional Information

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the attached proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only Broadridge Financial Solutions to examine these documents. Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to BlackRock management by Broadridge Financial Solutions.

Available Information

BlackRock makes available free of charge through its website at https://ir.blackrock.com, under the headings “Financials / SEC Filings,” its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to these reports no later than the day on which such materials are first sent to security holders or made public.

BlackRock will provide a copy of the foregoing documents without charge to any shareholder upon written request.

Written requests for copies can be made by:

Mail: Corporate Secretary of BlackRock, 50 Hudson Yards, New York, New York 10001

Telephone: (212) 810-5300

Email: invrel@blackrock.com

Copies may also be accessed electronically by means of the SEC homepage on the Internet at www.sec.gov. The Annual Report on Form 10-K for the year ended December 31, 2022 is not part of the proxy solicitation materials.

How to Sign up for Electronic Delivery

It is simple and easy to receive future annual meeting materials electronically. To sign up for electronic delivery:

•	If your shares are registered in your name, please visit www.proxyvote.com and follow the instructions.

•	If your shares are held in the name of a broker, bank or other nominee, please contact them for instructions on how to sign up for electronic delivery.

Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

Proposals to be Considered for Inclusion in BlackRock’s Proxy Materials Pursuant to Rule 14a-8

Shareholders who wish to present proposals pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2024 Annual Meeting of Shareholders must submit their proposals to BlackRock’s Corporate Secretary on or before December 16, 2023.

Director Nominations Under Our Proxy Access Bylaw

A shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements in our Bylaws may nominate and include in BlackRock’s proxy materials director nominees constituting up to 25% of our Board. Notice of a proxy access nomination for consideration at our 2024 Annual Meeting of Shareholders must be received no later than December 16, 2023 and no earlier than November 16, 2023.

110	BLACKROCK, INC. 2023 PROXY STATEMENT

Annual Meeting Information  |  Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

Other Proposals and Nominations

Apart from Exchange Act Rule 14a-8 and our proxy access bylaw, under our Bylaws certain procedures must be followed for a shareholder to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2024 Annual Meeting of Shareholders:

•	Not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of shareholders; or

•

Not later than 10 days following the day on which notice of the date of the annual meeting was mailed to shareholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 25 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2024 Annual Meeting of Shareholders is held within 25 days of the anniversary of the Annual Meeting, we must receive notice by December 16, 2023 and no earlier than November 16, 2023.

Furthermore, in addition to satisfying the deadline in our Bylaws, a shareholder who intends to solicit proxies in support of director nominees other than BlackRock’s nominees must comply with the additional requirements of Exchange Act Rule 14a-19(b).

Additional Requirements

Under our Bylaws, any notice of proposed business must include a description of and the reasons for bringing the business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice of a nomination or a proxy access nomination for director nominees must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Furthermore, any notice of a nomination submitted under the SEC’s universal proxy rules must comply with the additional requirements of Exchange Act Rule 14a-19(b).

BlackRock’s Bylaws specifying the advance notice requirements for proposing business or nominations, and for proposing proxy access nominations, are available at www.sec.gov.

Address to Submit Proposals and Nominations

Proxy proposals, proxy access nominations and notices of nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary, 50 Hudson Yards, New York, NY 10001.

Other Matters

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

R. Andrew Dickson, III

Corporate Secretary

BLACKROCK, INC. 2023 PROXY STATEMENT	111

Annex A:

Non-GAAP Reconciliation

Non-GAAP Financial Measures

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be helpful, for both management and investors, in evaluating BlackRock’s financial performance over time. Management also uses non-GAAP financial measures as a benchmark to compare its performance with other companies and to enhance the comparability of this information for the reporting periods presented. Non-GAAP measures may pose limitations because they do not include all of BlackRock’s revenue and expense. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Management uses both GAAP and non-GAAP financial measures in evaluating BlackRock’s financial performance. Adjustments to GAAP financial measures (“non-GAAP adjustments”) include certain items management deems nonrecurring or that occur infrequently, transactions that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

Beginning in the first quarter of 2022, BlackRock updated the definitions of operating income, as adjusted, operating margin, as adjusted, and net income attributable to BlackRock, Inc., as adjusted, to include adjustments related to amortization of intangible assets, other acquisition-related costs, including compensation costs for non-recurring retention-related deferred compensation awards, and contingent consideration fair value adjustments incurred in connection with certain acquisitions (the “2022 non-GAAP adjustments”). Such measures have been recast for 2021 and 2020 to reflect the inclusion of the 2022 non-GAAP adjustments.

Computations for all periods are derived from the consolidated statements of income as follows:

(1) Operating income, as adjusted, and operating margin, as adjusted:

(in millions)	2022	2021	2020

Operating income, GAAP basis	$6,385	$7,450	$5,695
Non-GAAP expense adjustments:
Restructuring charge	91	—	—
Amortization of intangible assets	151	147	106
Acquisition-related compensation costs	24	88	20
Contingent consideration fair value adjustments	3	34	23
Lease cost – Hudson Yards	57	28	—
Charitable Contribution(1)	—	—	589

Operating income, as adjusted	$6,711	7,747	6,433
Product launch costs and commissions	6	284	172

Operating income used for operating margin measurement	$6,717	$ 8,031	$6,605

Revenue, GAAP basis	$17,873	$19,374	$16,205
Non-GAAP adjustments:
Distribution fees	(1,381)	(1,521)	(1,131)
Investment advisory fees	(798)	(697)	(704)

Revenue used for operating margin measurement	$15,694	$17,174	$14,370

Operating margin, GAAP basis	35.7%	38.5%	35.1%

Operating margin, as adjusted	42.8%	46.8%	46.0%

(1)

On February 13, 2020, BlackRock announced the establishment of The BlackRock Foundation (the “Foundation”) and the contribution of its remaining 20% stake in PennyMac Financial Services, Inc. to the Foundation and the BlackRock Charitable Fund, which BlackRock established in 2013 (together, the “Charitable Contribution”). The Charitable Contribution resulted in an operating expense of $589 million, which was offset by a $122 million noncash, nonoperating pre-tax gain on the contributed shares and a tax benefit of $241 million in the consolidated statement of income for the year ended December 31, 2020. The Charitable Contribution provides long-term funding for BlackRock’s philanthropic investments and partnerships. The general and administration expense, nonoperating gain and associated tax benefit related to the Charitable Contribution have been excluded from as adjusted results.

A-1	BLACKROCK, INC. 2023 PROXY STATEMENT

Annex A: Non-GAAP Reconciliation  |  Non-GAAP Financial Measures

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors. Management believes that operating margin, as adjusted, reflects the Company’s long-term ability to manage ongoing costs in relation to its revenues. The Company uses operating margin, as adjusted, to assess the Company’s financial performance and to determine the long-term and annual compensation of the Company’s senior-level employees. Furthermore, this metric is used to evaluate the Company’s relative performance against industry peers, as it eliminates margin variability arising from the accounting of revenues and expenses related to distributing different product structures in multiple distribution channels utilized by asset managers.

•

Operating income, as adjusted, includes non-GAAP expense adjustments. Beginning in the first quarter of 2022, the Company updated its definition of operating income, as adjusted, to include adjustments related to amortization of intangible assets, other acquisition-related costs, including compensation costs for nonrecurring retention-related deferred compensation, and contingent consideration fair value adjustments incurred in connection with certain acquisitions. Management believes excluding the impact of these expenses when calculating operating income, as adjusted, provides a helpful indication of the Company’s financial performance over time, thereby providing helpful information for both management and investors while also increasing comparability with other companies. In 2022, the Company recorded a restructuring charge primarily comprised of severance and accelerated amortization expense of previously granted deferred compensation awards in connection with an initiative to modify the size and shape of the workforce to align more closely with strategic priorities. In addition, the Company recorded an expense related to the lease of office space for its new headquarters located at 50 Hudson Yards in New York (“Lease cost – Hudson Yards”) from August 2021, when it obtained access to the building to begin its tenant improvements. The Company will begin cash lease payments related to the new headquarters in May 2023. As a result, the Company is recognizing lease expense for both its current and new headquarters until its current headquarters lease expires in April 2023. Management believes excluding the impact of the restructuring charge and Lease cost – Hudson Yards when calculating operating income, as adjusted, is useful to assess the Company’s financial performance and ongoing operations, and enhances comparability among periods presented. In 2020, the Charitable Contribution expense of $589 million has been excluded from operating income, as adjusted, due to its nonrecurring nature.

•

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of product launch costs (e.g., closed-end fund launch costs) and related commissions. Management believes the exclusion of such costs and related commissions is useful because these costs can fluctuate considerably, and revenue associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

•

Revenue used for calculating operating margin, as adjusted, is reduced to exclude all of the Company’s distribution fees, which are recorded as a separate line item on the consolidated statements of income, as well as a portion of investment advisory fees received that is used to pay distribution and servicing costs. For certain products, based on distinct arrangements, distribution fees are collected by the Company and then passed through to third-party client intermediaries. For other products, investment advisory fees are collected by the Company and a portion is passed through to third-party client intermediaries. However, in both structures, the third-party client intermediary similarly owns the relationship with the retail client and is responsible for distributing the product and servicing the client. The amount of distribution and investment advisory fees fluctuates each period primarily based on a predetermined percentage of the value of AUM during the period. These fees also vary based on the type of investment product sold and the geographic location where it is sold. In addition, the Company may waive fees on certain products that could result in the reduction of payments to the third-party intermediaries.

BLACKROCK, INC. 2023 PROXY STATEMENT	A-2

Annex A: Non-GAAP Reconciliation  |  Non-GAAP Financial Measures

(2) Net income attributable to BlackRock, Inc., as adjusted:

(in millions, except per share data)	2022	2021	2020

Net income attributable to BlackRock, Inc., GAAP basis	$5,178	$5,901	$4,932
Non-GAAP adjustments:
Restructuring charge	69	—	—
Amortization of intangible assets	114	112	82
Acquisition-related compensation costs	19	67	16
Contingent consideration fair value adjustments	3	26	17
Lease cost - Hudson Yards, net of tax	43	22	—
Charitable Contribution, net of tax	—	—	226
Income tax matters	(35)	126	79

Net income attributable to BlackRock, Inc., as adjusted	$5,391	$6,254	$5,352

Diluted weighted-average common shares outstanding	152.4	154.4	154.8
Diluted earnings per common share, GAAP basis	$33.97	$38.22	$31.85
Diluted earnings per common share, as adjusted	$35.36	$40.51	$34.57

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc. on a GAAP basis, adjusted for significant nonrecurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

See note (1) above regarding operating income, as adjusted, and operating margin, as adjusted, for information on the updated presentation of non-GAAP expense adjustments.

In 2020, a discrete tax benefit of $241 million was recognized in connection with the Charitable Contribution. The discrete tax benefit has been excluded from as adjusted results due to the nonrecurring nature of the Charitable Contribution. The amounts for 2021 and 2020 income tax matters included $126 million and $79 million, respectively, of net noncash expense related to the impact of legislation enacted in the United Kingdom increasing its corporate tax rate and state and local income tax changes. These amounts have been excluded from the as adjusted results as these items will not have a cash flow impact and to ensure comparability among periods presented.

Per share amounts reflect net income attributable to BlackRock, Inc., as adjusted divided by diluted weighted-average common shares outstanding.

A-3	BLACKROCK, INC. 2023 PROXY STATEMENT

Our Principles

We are a fiduciary to our clients.

We are One BlackRock.

We are passionate about performance.

We take emotional ownership.

We are committed to a better future.

BlackRock's purpose is to help more and more people experience financial well-being.

These principles represent our core values, our aspirations, and our cultural language – lived and embraced by every employee at our firm.

Design by addison.com

BLACKROCK, INC. 50 HUDSON YARDS NEW YORK, NEW YORK 10001
VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BLK2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided (if you received your proxy materials by mail) or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V08455-P87863                     KEEP THIS PORTION FOR YOUR RECORDS

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLACKROCK, INC.
A. The Board of Directors recommends a vote FOR all nominees listed in Item 1, FOR Items 2 and 4, and 1 Year on Item 3.

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Bader M. Alsaad	☐	☐	☐

	1b. Pamela Daley	☐	☐	☐

	1c. Laurence D. Fink	☐	☐	☐

	1d. William E. Ford	☐	☐	☐

	1e. Fabrizio Freda	☐	☐	☐

	1f. Murry S. Gerber	☐	☐	☐

	1g. Margaret “Peggy” L. Johnson	☐	☐	☐

	1h. Robert S. Kapito	☐	☐	☐

	1i. Cheryl D. Mills	☐	☐	☐

	1j. Gordon M. Nixon	☐	☐	☐

	1k. Kristin C. Peck	☐	☐	☐

	1l. Charles H. Robbins	☐	☐	☐

	1m. Marco Antonio Slim Domit	☐	☐	☐

	1n. Hans E. Vestberg	☐	☐	☐

	1o. Susan L. Wagner	☐	☐	☐

	1p. Mark Wilson	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

2.	Approval, in a non-binding advisory vote, of the compensation for named executive officers.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain

3.	Approval, in a non-binding advisory vote, of the frequency of future executive compensation advisory votes. ☐	☐	☐	☐

		For	Against	Abstain

4.	Ratification of the appointment of Deloitte LLP as BlackRock’s independent registered public accounting firm for the fiscal year 2023.	☐	☐	☐

B.	Shareholder Proposal - The Board of Directors recommends a vote AGAINST Items 5, 6 and 7.	For	Against	Abstain

5.	Shareholder Proposal - Civil rights, non-discrimination and returns to merit audit.	☐	☐	☐

6.	Shareholder Proposal - Production of a report on BlackRock’s ability to “engineer decarbonization in the real economy”.	☐	☐	☐

7.	Shareholder Proposal - Impact report for climate-related human risks of iShares U.S. Aerospace and Defense Exchange-Traded Fund.	☐	☐	☐

NOTE: We may also act upon such other business as may properly come before the meeting or any adjournment thereof.

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered shareholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Items 2 and 4, 1 Year on Item 3, and AGAINST Items 5, 6 and 7 and with respect to participants in the BlackRock, Inc. Retirement Savings Plan, in the manner required or permitted by the governing plan documents.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BLACKROCK, INC.

2023 ANNUAL MEETING OF SHAREHOLDERS

May 24, 2023

8:00 AM, EDT

www.virtualshareholdermeeting.com/BLK2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V08456-P87863

PROXY

FOR ANNUAL MEETING OF SHAREHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Martin Small and R. Andrew Dickson, III, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of March 30, 2023, at the 2023 Annual Meeting of Shareholders to be held on May 24, 2023, beginning at 8:00 AM, EDT, at www.virtualshareholdermeeting.com/BLK2023, and in their discretion, upon any business that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Items 2 and 4, 1 Year on Item 3 and AGAINST Items 5, 6 and 7.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the BlackRock, Inc. Retirement Savings Plan (the “RSP”), then the undersigned hereby directs Bank of America, N.A., FSB, as Trustee of the RSP to vote all the shares of BlackRock common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

Continued and to be signed on reverse side